EXPLANATORY NOTE
Prior to January 1, 2016, our results of operations were reported in two business segments: (i) Exploration and Production and (ii) Midstream. As a result of changes to our operations and organizational structure in 2016 resulting, in part, from a third-party investment in our subsidiary Rice Midstream Holdings LLC, we now manage our business in three operating segments: (i) the Exploration and Production segment, (ii) the Rice Midstream Holdings segment and (iii) the Rice Midstream Partners segment. Consequently, our financial information by business segment and segment results of operations have been retrospectively recast for all periods presented in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2016 (the “Annual Report”) to reflect this change in operating segments.
As used in this report, unless the context indicates or otherwise requires, the following terms have the following meanings:

•	“Rice Energy,” the “Company,” “we,” “our,” “us” or like terms refer collectively to Rice Energy Inc. and its consolidated subsidiaries, including Rice Drilling B;

•	“Rice Drilling B” refers to Rice Drilling B LLC, a wholly-owned subsidiary of Rice Energy;

•	“RMP” or the “Partnership” refer to Rice Midstream Partners LP (NYSE: RMP);

•	“Rice Midstream OpCo” refers to Rice Midstream OpCo LLC, a wholly-owned subsidiary of RMP;

•	“RMH” or “Midstream Holdings” refers to Rice Midstream Holdings LLC, a subsidiary of Rice Energy;

•	“GP Holdings” refers to Rice Midstream GP Holdings LP, a subsidiary of Rice Energy;

•	“PA Water” refers to Rice Water Services (PA) LLC, a subsidiary of RMP; and

•	“OH Water” refers to Rice Water Services (OH) LLC, a subsidiary of RMP.
PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in our Annual Report. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. See “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report. Also, see the risk factors and other cautionary statements described in “Item 1A. Risk Factors” included in our Annual Report. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. Additionally, our combined financial statements have been retrospectively recast for all periods presented to reflect a change in reportable segments during the quarter ended March 31, 2016.
Overview of Our Business
Rice Energy is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. As a result of changes to our operations and organizational structure in 2016, we now manage our business in three operating segments, which are managed separately due to their distinct operational differences - the Exploration and Production segment, the Rice Midstream Holdings segment (the “RMH segment”) and the RMP segment. The Exploration and Production segment is responsible for the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. The RMH segment is engaged in the gathering and compression of natural gas, oil and NGL production for us and third parties in Belmont and Monroe counties, Ohio. The RMP segment is engaged in the gathering and compression of natural gas, oil and NGL production in Washington and Greene counties, Pennsylvania, and in the provision of water services to support the well completion services of us and third parties in Washington and Greene counties, Pennsylvania and Belmont County, Ohio.

On January 29, 2014, we completed our IPO and related transactions, including our reorganization and concurrent acquisition of Alpha Holdings’ 50% interest in our Marcellus joint venture. On December 22, 2014, RMP completed its IPO and related transactions, including our contribution to it of certain gas gathering and compression assets. On November 4, 2015, we sold all of our outstanding limited liability company interests of PA Water and OH Water to RMP.
As a result of the reorganizations that occurred during 2014 and 2015, our historical financial condition and results of operations for the periods presented in this Annual Report may not be comparable, either from period to period or going forward. For example, information for the period from January 1, 2014 until January 29, 2014, as contained within the year ended December 31, 2014, and for the year ended December 31, 2013, pertain to the historical financial statements and results of operations of our accounting predecessor. Whereas our accounting predecessor, Rice Drilling B LLC, was not subject to federal income tax during these periods, we are a corporation subject to federal income tax at a statutory rate of 35% of pretax earnings. In addition, such periods reflect only our 50% equity investment in our Marcellus joint venture. From and after our acquisition of the remaining 50% interest from Alpha Holdings on January 29, 2014, the results of operations of our Marcellus joint venture are consolidated into our results of operations.
In connection with the RMP IPO in December 2014, we contributed to RMP all of our gas gathering and compression assets in Washington and Greene Counties, Pennsylvania in exchange for, among other things, common and subordinated units representing a 50% limited partner interest and all of the incentive distribution rights in RMP. In addition to these interests, RMP distributed approximately $414.4 million of the net proceeds of the RMP IPO raised from the sale of common units representing the remaining 50% limited partner interest in RMP. Indirectly through Midstream Holdings, we own and control the general partner of RMP. As such, the results of operations of RMP and the assets we contributed to it remain consolidated into our results of operations following the RMP IPO and concurrent contribution. However, for the period from December 22, 2014 until December 31, 2014, as contained within the year ended December 31, 2014, and for the twelve months ended December 31, 2015, our results of operations give effect to the noncontrolling interest in RMP attributable to the 50% limited partner interest of its public unitholders from December 22, 2014 through November 18, 2015 and effect to the noncontrolling interest in RMP attributable to the 59% limited partner interest of its public unitholders from November 19, 2015 through December 31, 2015.
Also in connection with the RMP IPO, we entered into various gas gathering and compression agreements and water distribution services agreements, both intercompany and, in the case of certain gas gathering and compression services in Pennsylvania, with RMP. Prior to December 22, 2014, with certain limited exceptions, the RMH segment and RMP segment did not charge fees for providing such services to our Exploration and Production segment. From December 22, 2014 through October 31, 2015, the RMP segment charged for water services fees according to the water services agreements entered into in connection with the RMP IPO.
In connection with the closing of the acquisition of the Water Assets by RMP on November 4, 2015, we entered the Water Services Agreements with PA and OH Water, respectively, whereby PA Water and OH Water, as applicable, have agreed to provide certain fluid handling services to us, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback, produced water and other fluids for us within areas of dedication in defined service areas in Pennsylvania and Ohio. In consideration for the acquisition of the Water Assets, RMP paid us $200.0 million in cash plus an additional amount, if certain of the conveyed systems’ capacities increase by 5.0 MMgal/d on or prior to December 31, 2017, equal to $25.0 million less the capital expenditures expended by RMP to achieve such increase, in accordance with the terms of the Purchase Agreement. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, we will pay (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by PA Water and OH Water, plus a 2% margin. Beginning on November 1, 2015, RMP charges water services fees according to the Water Services Agreements. These fees eliminate in consolidation.
Sources of Revenues
We derive a substantial majority of our revenues from the sale of natural gas and do not include the effects of derivatives. Our revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in realized prices. Our gathering, compression and water services revenues are primarily derived from our gathering and compression contracts in addition to fees charged to outside working interest owners.
The following table provides detail of our operating revenues from the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013.

	Years Ended December 31,
(in thousands)	2015	2014	2013
Natural gas sales	$441,082	$354,860	$87,847
Oil and NGL sales	5,433	4,341	—
Firm transportation sales, net	3,450	26,237	—
Gathering, compression and water services	49,179	5,504	83
Other revenue	2,997	—	757
Total operating revenues	$502,141	$390,942	$88,687
NYMEX Henry Hub prompt month contract prices are widely-used benchmarks in the pricing of natural gas. The following table provides the high and low prices for NYMEX Henry Hub prompt month contract prices and our differential to the average of those benchmark prices for the periods indicated.

	Years Ended December 31,
	2015	2014	2013
NYMEX Henry Hub High ($/MMBtu)	$3.30	$7.94	$4.52
NYMEX Henry Hub Low ($/MMBtu)	$1.76	$2.75	$3.08

NYMEX Henry Hub Price ($/MMBtu)	$2.64	$4.32	$3.73
Less: Average Basis Impact ($/MMBtu) (1)	(0.54)	(0.84)	(0.09)
Plus: Btu Uplift (MMBtu/Mcf)	0.11	0.17	0.18
Pre-Hedge Realized Price ($/Mcf)	$2.21	$3.65	$3.82

(1)
Differential is calculated by comparing the average NYMEX Henry Hub price to our volume weighted average realized price per MMBtu before hedges, including 50% of the volumes sold by our Marcellus joint venture for the period from January 1, 2014 through January 28, 2014, contained within the year ended December 31, 2014. The remainder of the year ended December 31, 2014 reflects 100% of the volumes sold by our Marcellus joint venture.

We sell a substantial majority of our production to three natural gas marketers, Sequent, BP and NextEra. For the year ended December 31, 2015, sales to Sequent, BP and NextEra represented 35%, 21% and 14% of our total sales, respectively. If our natural gas marketers decided to stop purchasing natural gas from us, our revenues could decline and our operating results and financial condition could be harmed. Although a substantial portion of production is purchased by these customers, we do not believe the loss of these customers would have a material adverse effect on our business, as other customers or markets would be accessible to us.
For the year ended December 31, 2015, our Exploration and Production segment accounted for 90% of our operating revenues. While we anticipate that the RMH segment and RMP segment will represent an increasing portion of our operating revenues in future periods, we expect that a substantial majority of our operating revenues will remain attributable to our Exploration and Production segment.
Principal Components of Our Cost Structure

•
Lease operating expense. These are the day to day operating costs incurred to maintain production of our natural gas producing wells. Such costs include produced water disposal, maintenance and repairs. Cost levels for these expenses can vary based on supply and demand for oilfield services.

•
Gathering, compression and transportation. These are costs incurred to bring natural gas to the market. Such costs include fees paid to third parties who operate low- and high-pressure gathering systems that transport our natural gas. We often enter into firm transportation contracts that secure takeaway capacity that includes minimum volume commitments, the cost for which is included in these expenses.

•
Midstream operation and maintenance. These are costs incurred to operate and maintain our low- and high-pressure natural gas gathering and compression systems and our water services assets used to support well completion activities and to collect and recycle or dispose of flowback and produced water.

•
Incentive unit expense. These costs represent non-cash compensation expense for incentive units awarded to certain of our employees by NGP Holdings and Rice Holdings. In connection with our IPO and related corporate reorganization, the holders of incentive units in Rice Energy Appalachia LLC (“Rice Appalachia”) contributed a portion of their incentive units to Rice Holdings and NGP Holdings in return for substantially similar incentive units in such entities. This resulted in the incentive units being deemed to have been modified, and the performance conditions were considered to be probable of occurring. Therefore, their fair values were measured and compensation expense from the date of initial grant through December 31, 2015 has been recognized in the year ended December 31, 2015. The payment obligation as it relates to the incentive units resides with NGP Holdings and Rice Holdings and has not been, and will not be borne by us.

•
General and administrative expense. These costs include overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our exploration and production operations, midstream operations, franchise taxes, audit and other professional fees and legal compliance expenses.

•
Depreciation, depletion and amortization. Depreciation, depletion and amortization (“DD&A”) includes the systematic expensing of the capitalized costs incurred to acquire, explore and develop natural gas. As a “successful efforts” company, we capitalize all costs associated with our acquisition and development efforts and all successful exploration efforts and allocate these costs to each unit of production using the units of production method.

•
Interest expense. We have financed a portion of our working capital requirements and property acquisitions with borrowings under our revolving credit facilities and our Notes. As a result, we incur interest expense that is affected by the level of drilling, completion and acquisition activities, as well as fluctuations in interest rates and our financing decisions. We will likely continue to incur significant interest expense as we continue to grow. To date, we have not entered into any interest rate hedging arrangements to mitigate the effects of interest rate changes. Additionally, we capitalized $0.2 million, $0.9 million and $8.0 million of interest expense for the years ended December 31, 2015, 2014 and 2013, respectively.

•
Gain on derivative instruments. We utilize commodity derivative contracts to reduce our exposure to fluctuations in the price of natural gas. We recognize gains and losses associated with our open commodity derivative contracts as commodity prices and the associated fair value of our commodity derivative contracts change. The commodity derivative contracts we have in place are not designated as hedges for accounting purposes. Consequently, these commodity derivative contracts are recorded at fair value at each balance sheet date with changes in fair value recognized as a gain or loss in our results of operations. Cash flow is only impacted to the extent the actual settlements under the contracts result in making a payment to or receiving a payment from the counterparty.

•
Income tax expense. We are a corporation under the Internal Revenue Code, subject to federal income taxes at a statutory rate of 35% of pretax earnings. The reorganization of our business in connection with the closing of our IPO, such that it is now held by a corporation subject to federal income tax, required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of our IPO. The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of our IPO. Based on our deductions primarily related to intangible drilling costs (“IDCs”) that are expected to exceed 2016 earnings, we expect to generate significant net operating loss assets and deferred tax liabilities. We may report and pay state income or franchise taxes in periods where our IDC deductions do not exceed our taxable income or where state income or franchise taxes are determined on another basis.

How We Evaluate Our Operations
In evaluating our financial results, we focus on production, revenues, per unit cash production costs and general and administrative (“G&A”) expenses. We also evaluate our rates of return on invested capital in our wells, and we measure the expected return of our wells based on EUR and the related costs of acquisition, development and production.
We believe the quality of our assets combined with our technical and managerial expertise can generate attractive rates of return as we develop our core acreage position in the Marcellus and Utica Shales. Additionally, by focusing on concentrated acreage positions, we can build and own centralized midstream infrastructure, including low- and high-pressure gathering lines, compression facilities and water pipeline systems, which enable us to reduce reliance on third-party operators, minimize costs and increase our returns.

Results of Operations
Below are some highlights of our consolidated financial and operating results for the years ended December 31, 2015, 2014 and 2013:

•	Our natural gas, oil and NGL sales were $446.5 million, $359.2 million and $87.8 million in the years ended December 31, 2015, 2014 and 2013, respectively.

•	Our production volumes were 201.3 Bcfe, 97.7 Bcfe and 23.0 Bcfe in the years ended December 31, 2015, 2014 and 2013, respectively.

•	Our gathering, compression and water services revenues were $49.2 million, $5.5 million and $0.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

•	Our per unit cash production costs were $0.68 per Mcfe, $0.67 per Mcfe and $0.79 per Mcfe in the years ended December 31, 2015, 2014 and 2013, respectively.

The following tables set forth selected operating and financial data for the year ended December 31, 2015 compared to the year ended December 31, 2014 and the year ended December 31, 2014 compared to the year ended December 31, 2013:

	Year Ended December 31,			Year Ended December 31,
	2015	2014	Change	2014	2013	Change
Natural gas sales (in thousands)	$441,082	$354,860	$86,222	$354,860	$87,847	$267,013
Oil and NGL sales (in thousands)	5,433	4,341	1,092	4,341	—	4,341
Natural gas, oil and NGL sales (in thousands)	$446,515	$359,201	$87,314	$359,201	$87,847	$271,354

Firm transportation sales, net (in thousands)	$3,450	$26,237	$(22,787)	$26,237	$—	$26,237

Natural gas production (MMcf)	199,831	97,172	102,659	97,172	22,995	74,177
Oil and NGL production (MBbls)	249	94	155	94	—	94
Total production (MMcfe)	201,328	97,737	103,591	97,737	22,995	74,742

Average natural gas prices before effects of hedges per Mcf	$2.21	$3.65	$(1.44)	$3.65	$3.82	$(0.17)
Average realized natural gas prices after effects of hedges per Mcf (1)	3.18	3.46	(0.28)	3.46	3.85	(0.39)
Average oil and NGL prices per Bbl	21.79	46.07	(24.28)	46.07	—	46.07

Average costs per Mcfe
Lease operating	$0.22	$0.26	$(0.04)	$0.26	$0.36	$(0.10)
Gathering, compression and transportation	0.42	0.36	0.06	0.36	0.36	—
Production taxes and impact fees	0.04	0.05	(0.01)	0.05	0.07	(0.02)
General and administrative	0.51	0.63	(0.12)	0.63	0.74	(0.11)
Depreciation, depletion and amortization	1.60	1.60	—	1.60	1.43	0.17

Total gathering, compression and water service revenues (in thousands):	$49,179	$5,504	$43,675	$5,504	$83	$5,421
(1) The effect of hedges includes realized gains and losses on commodity derivative transactions.

	Year Ended December 31,			Year Ended December 31,
(in thousands, except per share data)	2015	2014	Change	2014	2013	Change
Operating revenues:
Natural gas, oil and NGL sales	$446,515	$359,201	$87,314	$359,201	$87,847	$271,354
Firm transportation sales, net	3,450	26,237	(22,787)	26,237	—	26,237
Gathering, compression and water services	49,179	5,504	43,675	5,504	83	5,421
Other revenue	2,997	—	2,997	—	757	(757)
Total operating revenues	502,141	390,942	111,199	390,942	88,687	302,255

Operating expenses:
Lease operating	44,356	24,971	19,385	24,971	8,309	16,662
Gathering, compression and transportation	84,707	35,618	49,089	35,618	8,362	27,256
Production taxes and impact fees	7,609	4,647	2,962	4,647	1,629	3,018
Exploration	3,137	4,018	(881)	4,018	9,951	(5,933)
Midstream operation and maintenance	16,988	4,607	12,381	4,607	1,412	3,195
Incentive unit expense	36,097	105,961	(69,864)	105,961	—	105,961
Restricted unit expense	—	—	—	—	32,906	(32,906)
Impairment of gas properties	18,250	—	18,250	—	—	—
Impairment of goodwill	294,908	—	294,908	—	—	—
General and administrative	103,038	61,570	41,468	61,570	16,953	44,617
Depreciation, depletion and amortization	322,784	156,270	166,514	156,270	32,815	123,455
Acquisition expense	1,235	2,339	(1,104)	2,339	—	2,339
Amortization of intangible assets	1,632	1,156	476	1,156	—	1,156
(Gain) loss from sale of interest in gas properties	(953)	—	(953)	—	4,230	(4,230)
Other expense	6,520	207	6,313	207	—	207
Total operating expenses	940,308	401,364	538,944	401,364	116,567	284,797

Operating loss	(438,167)	(10,422)	(427,745)	(10,422)	(27,880)	17,458
Interest expense	(87,446)	(50,191)	(37,255)	(50,191)	(17,915)	(32,276)
Gain on purchase of Marcellus joint venture	—	203,579	(203,579)	203,579	—	203,579
Other income (loss)	1,108	893	215	893	(440)	1,333
Gain on derivative instruments	273,748	186,477	87,271	186,477	6,891	179,586
Amortization of deferred financing costs	(5,124)	(2,495)	(2,629)	(2,495)	(5,230)	2,735
Loss on extinguishment of debt	—	(7,654)	7,654	(7,654)	(10,622)	2,968
Write-off of deferred financing costs	—	(6,896)	6,896	(6,896)	—	(6,896)
Equity in income (loss) of joint ventures	—	(2,656)	2,656	(2,656)	19,420	(22,076)
(Loss) income before income taxes	(255,881)	310,635	(566,516)	310,635	(35,776)	346,411
Income tax expense	(12,118)	(91,600)	79,482	(91,600)	—	(91,600)
Net (loss) income	(267,999)	219,035	(487,034)	219,035	(35,776)	254,811
Less: Net income attributable to noncontrolling interests	(23,337)	(581)	(22,756)	(581)	—	(581)
Net (loss) income attributable to Rice Energy Inc.	$(291,336)	$218,454	$(509,790)	$218,454	$(35,776)	$254,230
Weighted average number of shares of common stock - basic	136,344	128,151	8,193	128,151	80,442	47,709
Weighted average number of shares of common stock - diluted	136,344	128,225	8,119	128,225	80,442	47,783
(Loss) earnings per share—basic	$(2.14)	$1.70	$(3.84)	$1.70	$(0.44)	$2.14
(Loss) earnings per share—diluted	$(2.14)	$1.70	$(3.84)	$1.70	$(0.44)	$2.14

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Total operating revenues. The $111.2 million increase in total operating revenues was mainly a result of an increase in natural gas, oil and NGL production in 2015 compared to 2014. The increase in production was a result of increased drilling and completion activity in 2015, mainly in Washington County, Pennsylvania and Belmont County, Ohio. The impact of increased production volumes on operating revenues was offset by a decrease in realized prices. Our realized price in 2015 was $2.21 per Mcf compared to $3.65 per Mcf in 2014, in each case before the effect of hedges. Additionally, operating revenues were positively impacted by a $43.7 million increase in gathering, compression and water service revenues year-over-year. This increase primarily relates to increased third-party volumes and revenues on new gathering contracts. The increase in operating revenues for 2015 were offset by a $22.8 million decrease year-over-year in firm transportation sales, net, from the sale of unutilized capacity as we further utilize our existing contracts for our own operated production.
Lease operating expenses. The $19.4 million increase in lease operating expenses is attributable to an increase in the number of producing wells in 2015 as compared to the prior year. However, lease operating expenses per unit of production decreased year-over-year due to improved efficiencies, primarily relating to production water recycling.
Gathering, compression and transportation. Gathering, compression and transportation expense for 2015 of $84.7 million is mainly comprised of $68.2 million of transportation contracts with third parties, $8.3 million of gathering charges from third parties and $4.2 million of charges from our working interest partners on our non-operated wells. The $49.1 million increase in expense was primarily attributable to increased firm transportation contracts in 2015 compared to 2014, which is consistent with increased production.
Midstream operation and maintenance. The $12.4 million increase in midstream operation and maintenance expense in 2015 compared to the prior year was primarily due to additional contract labor costs, additional leases and on compression equipment and utility costs incurred as a result of our continued midstream build-out.
Incentive unit expense. Incentive unit expense decreased $69.9 million in 2015 compared to 2014. In 2014, the $106.0 million expense primarily consisted of $44.5 million and $41.7 million of non-cash compensation expense related to the Rice Holdings and NGP Holdings incentive units, respectively, $3.4 million of non-cash compensation expense related to extinguishment of the legacy incentive unit burden of Mr. Daniel J. Rice III and $16.4 million related to payments made to certain holders of NGP Holdings incentive units. In 2015, the $36.1 million expense consisted of $33.7 million of non-cash compensation expense related to the Rice Holdings incentive units and $26.7 million related to payments made to certain holders of NGP Holdings incentive units, offset by $24.3 million of non-cash income related to the fair market value adjustment for the NGP Holdings incentive units which was largely driven by the decline in the Company’s stock price at December 31, 2015. See “Item 8. Financial Statements and Supplementary Date—Notes to Consolidated Financial Statements—14. Incentive Units” for additional information.
Impairment of goodwill. The $294.9 million impairment of goodwill in 2015 related to a full impairment of goodwill associated with our Exploration and Production segment. In performing the annual goodwill impairment analysis, management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and ourselves, to be the primary reasons of impairment.
General and administrative expenses. The $41.5 million increase in general and administrative expense was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. At December 31, 2015, we had 371 employees as compared to 290 employees at December 31, 2014. Additionally, general and administrative expenses increased year-over-year as a result of the costs associated with our accounting system implementation and information technology projects to support our growth activities. Included in general and administrative expense is stock compensation expense of $16.5 million and $5.6 million for the years ended December 31, 2015 and December 31, 2014, respectively.
DD&A. The $166.5 million increase in DD&A expense was a result of an increase in production driven by a greater number of producing wells in 2015 compared to 2014, which is consistent with our expanded drilling program and increased production during the year. In addition, the increase was the result of an increase in midstream assets placed in service in 2015 as compared to the prior year and the related depreciation of those assets.
Interest expense. The $37.3 million increase in interest expense was a result of our issuance of $400.0 million of Senior Notes and borrowings under our revolving credit facilities to fund midstream capital expenditures in 2015.
Gain on purchase of Marcellus joint venture. The $203.6 million gain on acquisition in the first quarter of 2014 was attributable to the Marcellus JV Buy-In. As a result of our acquisition of the remaining 50% ownership in our Marcellus joint venture, we were required to remeasure our equity investment at fair value, which resulted in the non-recurring gain.

Gain on derivative instruments. The $273.7 million gain on derivative contracts in 2015 was due to net cash receipts of $193.9 million on the settlement of maturing contracts and a $79.8 million unrealized gain. The $186.5 million gain on derivative contracts in 2014 was due to net cash payments of $18.8 million and a $205.3 million unrealized gain.
Equity in income (loss) of joint ventures. The $2.7 million decrease in equity income of joint ventures is the result of our acquisition of the remaining 50% interest in our Marcellus joint venture in January 2014, as we consolidate the operations of our Marcellus joint venture subsequent to the acquisition.
Income tax expense. The $79.5 million decrease in income tax expense year-over-year was attributable to a decrease in taxable income and a lower estimated annual effective tax rate.
Noncontrolling interest. The $22.8 million increase in net income attributable to noncontrolling interest was primarily attributable to us recognizing a full year of noncontrolling interest related to our investment in RMP as compared to the 10 day period in 2014.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Natural gas, oil and NGL sales. The $271.4 million increase in natural gas, oil and NGL sales was mainly a result of an increase in production in 2014 compared to 2013. The increase in production was a result of increased drilling and completion activity in 2014, mainly in Washington County, Pennsylvania and Belmont County, Ohio, production from the acquisition of Alpha Holdings’ 50% interest in our Marcellus joint venture and production from seven wells acquired in our Greene County, Pennsylvania acreage acquisition on August 1, 2014.
Firm transportation sales, net. Operating revenues for 2014 were positively impacted by approximately $26.2 million in firm transportation sales, net, from the sale of unutilized pipeline capacity to third parties in the third and fourth quarters of 2014.
Lease operating expenses. The $16.7 million increase in lease operating expenses is attributable to an increase in the number of producing wells in 2014 as compared to the prior year. However, lease operating expenses per unit of production decreased due to improved efficiencies, primarily due to more producing wells per pad and lower fixed costs per well.
Gathering, compression and transportation. The $27.3 million increase in gathering, compression and transportation expenses is primarily attributable to increased firm transportation contracts in 2014 compared to 2013.
Incentive unit expense. The $106.0 million incentive unit expense was due to $86.2 million of non-cash compensation expense recognized in relation to the incentive unit awards based on fair market value assumptions in 2014. Additionally, NGP Holdings paid approximately $12.0 million to holders of certain NGP Holdings incentive units as a result of our August 2014 equity offering (“August 2014 Equity Offering”) and $4.4 million at our IPO; Daniel J. Rice III also made a payment at IPO of approximately $3.4 million related to his incentive unit burden concurrent with our IPO. For additional information, see Note 14 in the notes to the consolidated financial statements under Item 8 of this Annual Report.
General and administrative expenses. The $44.6 million increase in general and administrative expenses was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. At December 31, 2014, we had 290 employees as compared to 139 employees at December 31, 2013. Additionally, we also incurred increased costs as a result of being a public company. Included in general and administrative expense is stock compensation expense of $5.6 million for the year ended December 31, 2014.
DD&A. The $123.5 million increase was a result of an increase in production and greater number of producing wells in 2014 compared to 2013. This is consistent with our expanded drilling program and increased production during the year.
Interest expense. The $32.3 million increase in interest expense was a result of our issuance of $900.0 million of Senior Notes and higher levels of average borrowings outstanding during 2014 in order to fund our capital programs.
Gain on purchase of Marcellus joint venture. The $203.6 million gain on acquisition in the first quarter of 2014 was attributable to our acquisition of Alpha Holdings’ 50% interest in our Marcellus joint venture in connection with the closing of our IPO (the “Marcellus JV Buy-In”). As a result of our acquisition of the remaining 50% ownership in our Marcellus joint venture, we were required to remeasure our equity investment at fair value, which resulted in the non-recurring gain.
Gain on derivative instruments. The $186.5 million gain on derivative contracts in 2014 was comprised of $205.3 million in unrealized gains and $18.8 million of net cash payments on the settlement of maturing contracts. In 2013, the $6.9 million gain was comprised of $6.2 million in unrealized gains and $0.7 million of net cash receipts on the settlement of maturing contracts.

Equity in income (loss) of joint ventures. The $22.1 million decrease in equity income of joint ventures is the result of our acquisition of the remaining 50% interest in our Marcellus joint venture in January 2014, as we consolidate the operations of our Marcellus joint venture subsequent to the acquisition.
Income tax expense. The $91.6 million income tax expense in 2014 is a result of our status as a corporation subject to federal and state income tax subsequent to our IPO. We did not report any income tax benefit or expense for periods prior to the consummation of our IPO in January 2014 because Rice Drilling B, our accounting predecessor, is a limited liability company that was not subject to federal income tax.
Noncontrolling interest. The net income attributable to noncontrolling interest was $0.6 million in 2014. The noncontrolling interest represents limited partner interests in RMP for the period subsequent to the RMP IPO on December 22, 2014.

Business Segment Results of Operations
As a result of changes to our operations in 2016, we now manage our business in three operating segments: Exploration and Production, Rice Midstream Holdings and Rice Midstream Partners. We evaluate our business segments based on their contribution to our consolidated results based on operating income. Please see “Item 8. Financial Statements and Supplementary Date—Notes to Consolidated Financial Statements—9. Financial Information by Business Segment” for a reconciliation of each segment’s operating income to our consolidated operating income. All prior period results have been revised to reflect the new reporting segment structure.
The following tables set forth selected operating and financial data for each business segment for the year ended December 31, 2015 compared to the year ended December 31, 2014 and the year ended December 31, 2014 compared to the year ended December 31, 2013:
Exploration and Production Segment

	Year ended December 31,			Year ended December 31,
(in thousands, except volumes)	2015	2014	Change	2014	2013	Change
Operating revenues:
Natural gas, oil and NGL sales	$446,515	$359,201	$87,314	$359,201	$87,847	$271,354
Firm transportation sales, net	3,450	26,237	(22,787)	26,237	—	26,237
Other revenue	2,997	—	2,997	—	757	(757)
Total operating revenues	452,962	385,438	67,524	385,438	88,604	296,834

Operating expenses:
Lease operating	44,356	24,971	19,385	24,971	8,309	16,662
Gathering, compression and transportation	150,015	37,414	112,601	37,414	8,777	28,637
Production taxes and impact fees	7,609	4,647	2,962	4,647	1,629	3,018
Exploration	3,137	4,018	(881)	4,018	9,951	(5,933)
Incentive unit expense	33,873	86,020	(52,147)	86,020	—	86,020
Restricted unit expense	—	—	—	—	32,906	(32,906)
Impairment of gas properties	18,250	—	18,250	—	—	—
Impairment of goodwill	294,908	—	294,908	—	—	—
General and administrative	78,592	46,229	32,363	46,229	13,778	32,451
Depreciation, depletion and amortization	308,194	151,900	156,294	151,900	31,467	120,433
Other expense	6,028	—	6,028	—	—	—
Acquisition expense	108	820	(712)	820	—	820
(Gain) loss from sale of interest in gas properties	(953)	—	(953)	—	4,230	(4,230)
Total operating expenses	944,117	356,019	588,098	356,019	111,047	244,972

Operating (loss) income	$(491,155)	$29,419	$(520,574)	$29,419	$(22,443)	$51,862

Operating volumes:
Natural gas production (MMcf):	199,831	97,172	102,659	97,172	22,995	74,177
Oil and NGL production (MBbls):	249	94	155	94	—	94
Total production (MMcfe)	201,328	97,737	103,591	97,737	22,995	74,742

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Total operating revenues. The $87.3 million increase in natural gas, oil and NGL sales was mainly a result of an increase in production in 2015 compared to 2014 as discussed above. The impact of increased production volumes on operating revenues was offset by a decrease in realized prices. Our realized price in 2015 was $2.21 per Mcf compared to $3.65 per Mcf in 2014, in each case before the effect of hedges. The increase in operating revenues for 2015 were offset by a $22.8 million decrease year-over-year in firm transportation sales, net, from the sale of unutilized capacity as we further utilize our existing contracts for our own operated production.
Lease operating expenses. The $19.4 million increase in lease operating expenses year-over-year was attributable to an increase in the number of producing wells in 2015. However, lease operating expenses per unit of production decreased year-over-year due to improved efficiencies, primarily relating to production water recycling.
Gathering, compression and transportation. Gathering, compression and transportation expense for 2015 of $150.0 million includes $73.6 million of affiliate and third party gathering fees, $68.2 million of transportation contracts with third parties and $4.2 million of charges from our working interest partners on our non-operated wells. The $112.6 million increase in gathering, compression and transportation expenses was mainly due to the gathering agreements with the RMP segment and the RMH segment as well as increased firm transportation expense in 2015 compared to 2014, which is consistent with increased production.
Impairment of goodwill. The $294.9 million impairment of goodwill in 2015 related to a full impairment of goodwill associated with our Exploration and Production segment. In performing the annual goodwill impairment analysis, management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of our peers and ourselves, to be the primary reasons of impairment.
General and administrative expenses. The $32.4 million increase in segment general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. Included in general and administrative expense is stock compensation expense of $11.0 million and $4.5 million for the years ended December 31, 2015 and December 31, 2014, respectively.
DD&A. The $156.3 million increase was a result of an increase in production and greater number of producing wells in 2015 compared to 2014.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Total operating revenues. The $271.4 million increase in natural gas, oil and NGL sales was mainly a result of an increase in production in 2014 compared to 2013 as discussed above. The impact of increased production volumes on operating revenues was offset by a decrease in realized prices. Our realized price in 2014 was $3.65 per Mcf compared to $3.82 per Mcf in 2013, in each case before the effect of hedges. In addition, operating revenues for 2014 were positively impacted by an increase year-over-year of $26.2 million in firm transportation sales, net, from the sale of unutilized capacity.
Lease operating expenses. The $16.7 million increase in lease operating expenses was attributable to an increase in the number of producing wells in 2014 as compared to the prior year. However, lease operating expenses per unit of production decreased due to improved operating efficiencies, primarily due to more producing wells per pad and lower rental and service costs.
Gathering, compression and transportation. The $28.6 million increase in gathering, compression and transportation expenses year-over-year was mainly due to the gathering agreements with the RMP segment and RMH segment as well as increased firm transportation expense in 2014 compared to 2013.
General and administrative expenses. The $32.5 million increase in segment general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. Included in general and administrative expense is stock compensation expense of $4.5 million for the year ended December 31, 2014.
DD&A. The $120.4 million increase was a result of an increase in production and greater number of producing wells in 2014 compared to 2013, which was consistent with our expanded drilling program.

RMH Segment

	Year Ended December 31,			Year Ended December 31,
(in thousands, except volumes)	2015	2014	Change	2014	2013	Change
Operating revenues:
Gathering revenues	$26,108	$852	$25,256	$852	$—	$852
Compression revenues	1,256	—	1,256	—	—	—
Total operating revenues	27,364	852	26,511	852	—	852

Operating expenses:
Midstream operation and maintenance	2,026	41	1,985	41	—	41
Incentive unit expense	1,180	6,461	(5,281)	6,461	—	6,461
General and administrative	6,568	3,419	3,149	3,419	71	3,348
Depreciation, depletion and amortization	2,786	205	2,581	205	158	47
Acquisition costs	1,111	—	1,111	—	—	—
Total operating expenses	13,671	10,126	3,545	10,126	229	9,897

Operating income (loss)	$13,693	$(9,274)	$22,966	$(9,274)	$(229)	$(9,045)

Operating volumes:
Gathering volumes (MDth/d):	247	24	223	24	—	24
Compression volumes (MDth/d):	51	—	51	—	—	—
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Total operating revenues. The $26.5 million increase in total operating revenues year-over-year was mainly the result of an increase in volumes associated with the gathering contracts between the Exploration and Production segment and RMH segment (that were not in place for substantially all of 2014).
Midstream operation and maintenance. Midstream operation and maintenance expense increased $2.0 million year-over-year which primarily related to contract labor and maintenance costs.
Incentive unit expense. Incentive unit expense is allocated to the RMH segment based on the Company’s estimate of the expense attributable to the RMH segment’s operations. The $5.3 million decrease in incentive unit expense year-over-year is consistent with the decrease in incentive unit expense to the Company.
General and administrative expenses. The $3.1 million increase in segment general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. Included in general and administrative expense is stock compensation expense of $1.0 million and $0.2 million for the years ended December 31, 2015 and December 31, 2014, respectively.
DD&A. The $2.6 million increase in DD&A year-over-year was primarily the result of an increase in midstream assets placed in service in 2015 as compared to 2014 and the related depreciation on those assets.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Total operating revenues. The $0.9 million increase in total operating revenues year-over-year was mainly the result of the gathering contracts between the Exploration and Production segment and the RMH segment that began in December 2014.
General and administrative expenses. The $3.3 million increase in general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. Included in general and administrative expense is stock compensation expense of $0.2 million for the year ended December 31, 2014.

RMP Segment

	Year Ended December 31,			Year Ended December 31,
(in thousands, except volumes)	2015	2014	Change	2014	2013	Change
Operating revenues:
Gathering revenues	$75,714	$6,448	$69,266	$6,448	$498	$5,950
Compression revenues	1,497	—	1,497	—	—	—
Water services revenues	37,248	—	37,248	—	—	—
Total operating revenues	114,459	6,448	108,011	6,448	498	5,950

Operating expenses:
Midstream operation and maintenance	14,961	4,566	10,395	4,566	1,412	3,154
Incentive unit expense	1,044	13,480	(12,436)	13,480	—	13,480
General and administrative	17,878	11,922	5,956	11,922	3,104	8,818
Depreciation, depletion and amortization	16,399	4,165	12,234	4,165	1,190	2,975
Amortization of intangible assets	1,632	1,156	476	1,156	—	1,156
Acquisition costs	17	1,519	(1,502)	1,519	—	1,519
Other expense	492	207	285	207	—	207
Total operating expenses	52,423	37,015	15,408	37,015	5,706	31,309

Operating income (loss)	$62,036	$(30,567)	$92,603	$(30,567)	$(5,208)	$(25,359)

Operating volumes:
Gathering volumes (MDth/d):	647	378	269	378	95	283
Compression volumes (MDth/d):	64	—	64	—	—	—
Water services volumes (MMgal):	777	—	777	—	—	—
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Total operating revenues. The $108.0 million increase in total operating revenues year-over-year was mainly the result of the gathering and water service contracts between the Exploration and Production segment and the RMP segment (that were not in place for substantially all of 2014) as well as an increase in volumes associated with existing third-party gathering contracts.
Midstream operation and maintenance. Midstream operation and maintenance expense for 2015 includes $9.0 million of expense relative to our fresh water services assets and $6.0 million of expense relative to our gathering assets. The $10.4 million increase in expense year-over-year was primarily due to contract labor and maintenance costs as well additional leases and utilities on compression equipment.
Incentive unit expense. Incentive unit expense of $1.0 million for the year ended December 31, 2015 was allocated to the Water Assets prior to their acquisition by RMP. Incentive unit expense of $13.5 million for the year ended December 31, 2014 was allocated to RMP’s gathering and compression assets prior to the RMP IPO and to the Water Assets.
General and administrative expenses. The $6.0 million increase in segment general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. Included in general and administrative expense is stock compensation expense of $4.5 million and $0.8 million for the years ended December 31, 2015 and December 31, 2014, respectively.
DD&A. The $12.2 million increase in DD&A year-over-year was primarily the result of an increase in midstream assets placed in service in 2015 as compared to 2014 and the related depreciation on those assets.
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Total operating revenues. The $6.0 million increase in total operating revenues year-over-year was mainly the result of an increase in third-party gathering revenue related to the acquisition of certain gas gathering assets in eastern Washington and

Greene Counties, Pennsylvania in 2014 and the gathering and water service contracts between the Exploration and Production segment and the RMP segment.
Midstream operation and maintenance. Midstream operation and maintenance expense for 2014 includes $3.8 million of expense relative to our gathering assets and $0.8 million of expense relative to our fresh water services assets. The $3.2 million increase in expense year-over-year was primarily due to contract labor and maintenance costs, as well as additional leases on compression equipment.
General and administrative expenses. The $8.8 million increase in general and administrative expense year-over-year was primarily attributable to the additions of personnel to support our growth activities and related salary and employee benefits. Included in general and administrative expense is stock compensation expense of $0.8 million for the year ended December 31, 2014.
DD&A. The $3.0 million increase was mainly the result of an increase in midstream assets placed in service in 2014 as compared to 2013 and the related depreciation on those assets.
Outlook
During 2015, the oil and natural gas industry experienced a significant decrease in commodity prices driven by a global supply/demand imbalance for oil and an oversupply of natural gas in the United States as a result of increased productivity and an unseasonably warm winter. The decline in commodity prices and the global economic conditions have continued into 2016 and low commodity prices may exist for an extended period. Our revenues, operating results, cash flows from operations, capital spending and future growth rates are highly dependent on the global commodity-price markets, which affect the value we receive from sales of our natural gas. Following the significant decrease in commodity prices in the second half of 2015, our strategy focused on driving efficiencies throughout our Exploration and Production segment while targeting development and production levels in a manner that supported two of our key financial goals - increasing Adjusted EBITDA to reduce our leverage ratio and reasonably maximizing the value of the RMH segment and RMP segment to afford opportunities to reduce leverage over the long-term. Our proactive approach to hedging and securing firm transportation allowed us to economically develop our assets in a manner that contributed to a 75% increase in Adjusted EBITDA as compared to 2014. We believe that our corporate structure and relationship with RMP will provide us with the opportunities to delever in a manner that is not available to many of our peers. While the capital markets for master limited partnerships such as RMP have been adversely impacted in 2015, we have continued to see high demand for investments in our midstream assets in this environment, as demonstrated by both the private placement of common units in RMP in November 2015, which resulted in net proceeds of $171.9 million, and the Midstream Holdings Investment in February 2016, which resulted in gross proceeds of $375.0 million.
Our 2016 capital budget reflects a continuation of the strategy we employed in 2015. We believe that we will be able to fully fund the capital expenditures of our Exploration and Production segment with cash on hand, including approximately $300.0 million of proceeds distributed to us as a result of the Midstream Holdings Investment, and cash flows from operations.  Furthermore, we believe that we will be able to fully fund the capital expenditures of the RMH segment and RMP segment with borrowings under our revolving credit facilities, cash flows from operations and cash on hand.
We will continue to evaluate the natural gas price environments and may adjust our capital spending plans to maintain appropriate levels of liquidity and financial flexibility.
Our revenues, cash flow from operations and future growth depend substantially on factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy.
Natural gas prices have historically been volatile and may fluctuate widely in the future due to a variety of factors, including but not limited to, prevailing economic conditions, supply and demand of hydrocarbons in the marketplace and geopolitical events such as wars or natural disasters. For example, the Henry Hub spot market price had declined from a high of $3.30 per MMBtu on January 16, 2015 to a low of $1.76 per MMBtu on December 17, 2015. In the future, we expect to be increasingly subject to fluctuations in oil and NGL prices. Sustained periods of low commodity prices could materially and adversely affect our financial condition, our results of operations, the quantities of natural gas that we can economically produce and our ability to access capital.
We use commodity derivative instruments, such as swaps, puts and collars, to manage and reduce price volatility and other market risks associated with our natural gas production. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Please see “—Commodity Hedging Activities.” In addition, we have entered into long-term firm transportation arrangements pursuant to which our production is shipped to markets that we expect to be less impacted by basis differentials. In recent years, the cost of new firm transportation projects has risen significantly concurrent with the increasing basis differentials experienced in the Appalachian Basin. While entering into these firm transportation arrangements provides flow assurance for our natural gas production, there can be no assurance that the net impact of entering into such arrangements, after giving effect to their costs, will result in more favorable sales prices for our production in the future than local pricing. As such, our net sales prices may be materially less than NYMEX Henry Hub prices as a result of basis differentials and/or firm transportation costs.
Our future success in growing proved reserves and production will be highly dependent on the capital resources available to us. In 2016, we plan to invest $945.0 million in our operations, including $285.0 million for drilling and completion in the Marcellus Shale, $275.0 million for drilling and completion in the Utica Shale, $80.0 million for leasehold acquisitions and $305.0 million for midstream infrastructure development, including $150.0 million expected to be invested by RMP. We expect to fund our 2016 capital expenditures with cash on hand, cash generated by operations and borrowings under our revolving credit facilities. Our 2016 capital budget may be further adjusted as business conditions warrant. The amount, timing and allocation of capital expenditures is largely discretionary and within our control. If natural gas prices decline to levels below our acceptable levels, or costs increase to levels above our acceptable levels, we could choose to defer a significant portion of our budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe will have the highest expected rates of return and potential to generate near-term cash flow. We routinely monitor and adjust our capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control.
We believe that cash on hand, operating cash flows, proceeds from the Rice Midstream Holdings Investment and available borrowings under our revolving credit facilities will be sufficient to meet our current cash requirements, including normal operating needs, debt service obligations, capital expenditures, and commitments and contingencies. However, to the extent that we consider market conditions favorable, we may access the capital markets to raise capital from time to time to fund acquisitions or future capital expenditures, pay down our Senior Secured Revolving Credit Facility and for general working capital purposes. See “—Debt Agreements” below for additional details on our outstanding borrowings and available liquidity under our various financing arrangements.
Capital Resources and Liquidity
Our primary sources of liquidity have been the proceeds from equity and debt financings and borrowings under our credit facilities. Our primary use of capital has been the acquisition and development of natural gas properties and associated midstream infrastructure. As we pursue reserve and production growth, we monitor which capital resources, including equity and debt financings, are available to us to meet our future financial obligations, planned capital expenditure activities and liquidity requirements. We also expect to fund a portion of these requirements with cash flow from operations as we continue to bring additional production online.
Our and RMP’s credit ratings are subject to revision or withdrawal at any time. We and RMP cannot ensure that a rating will remain in effect for or will not be lowered for any given period of time. If our credit ratings are downgraded, we and RMP may be required to provide additional credit assurances in support of certain commercial agreements, such as pipeline capacity and construction contracts, the amount of which may be significant, and the potential pool of investors and funding sources may decrease.
Cash Flow Provided by Operating Activities
Net cash provided by operating activities was $413.0 million for the year ended December 31, 2015, compared to $85.1 million of net cash provided by operating activities for the year ended December 31, 2014. The increase in operating cash flow was primarily due to an increase in production in 2015 and cash receipts on settled derivatives, offset by an increase in cash operating expenses and interest expense.
Net cash provided by operating activities was $85.1 million for the year ended December 31, 2014 compared to $33.7 million of net cash used in operating activities for the year ended December 31, 2013. The increase in operating cash flow was primarily the result of higher production in 2014.

Cash Flow Used in Investing Activities
During the year ended December 31, 2015 cash flows used in investing activities was $1,217.0 million, which primarily included capital expenditures for property and equipment compared to $1,481.5 million for the year ended December 31, 2014 related to $970.3 million of capital expenditures for property and equipment and $524.1 million related to acquisition activity.
Capital expenditures for the Exploration and Production segment were $869.1 million and $693.1 million for the years ended December 31, 2015 and 2014, respectively. The increase of $176.0 million was primarily attributable to the acquisition and development of our natural gas properties.
Capital expenditures for the RMH segment totaled $156.0 million and $107.3 million for the years ended December 31, 2015 and 2014, respectively. The increase of $48.7 million was due to the expansion of our midstream infrastructure year-over-year.
Capital expenditures for the RMP segment totaled $248.5 million and $169.8 million for the years ended December 31, 2015 and 2014, respectively. The decrease of $78.7 million was due to a midstream acquisition in 2014 with no comparable acquisition in 2015.
During the year ended December 31, 2014 cash flows used in investing activities increased to $1,481.5 million from $458.6 million for the year ended December 31, 2013. This was primarily related to increased capital expenditures for drilling, development and acquisition costs. Additionally, our August 2014 acquisition of approximately 19,000 net acres and 12 developed Marcellus wells in southwestern Greene County, Pennsylvania, our April 2014 acquisition of certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania and our January 2014 acquisition of the remaining 50% of our Marcellus Shale joint venture, resulted in a net cash outflow of $524.1 million.
Capital expenditures for the Exploration and Production segment were $693.1 million and $406.2 million for the years ended December 31, 2014 and 2013, respectively. The increase of $286.9 million was primarily attributable to the acquisition and development of our natural gas properties.
Capital expenditures for the RMH segment totaled $107.3 million and $15.0 million for the years ended December 31, 2014 and 2013, respectively. The increase of $92.3 million was attributable to the expansion of our midstream infrastructure year-over-year.
Capital expenditures for the RMP segment totaled $169.8 million and $44.2 million for the years ended December 31, 2014 and 2013, respectively. The increase of $125.6 million was attributable to the expansion of our midstream infrastructure year-over-year.
Cash Flow Provided by Financing Activities
Net cash provided by financing activities of $699.8 million during the year ended December 31, 2015 was primarily the result of the proceeds from our 2023 Notes offering, borrowings on the Midstream Holdings Revolving Credit Facility (defined below) and the RMP Revolving Credit Facility (defined below), as well as proceeds from the Private Placement offset by distributions to the Partnership’s public unitholders. Net cash provided by financing activities of $1,620.9 million during the year ended December 31, 2014 was primarily the result of the proceeds from our IPO, the 2022 Notes offering, the RMP IPO and the August 2014 Equity Offering, which was partially offset by repayments of debt. Net cash provided by financing activities of $448.0 million during the year ended December 31, 2013 was primarily related to borrowings under our Second Lien Term Loan Facility.
Debt Agreements
Senior Notes
On April 25, 2014, we issued $900.0 million in aggregate principal amount of the 2022 Notes in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act, which resulted in net proceeds to us of $882.7 million after deducting estimated expenses and underwriting discounts and commissions of approximately $17.3 million. We used $301.8 million of the net proceeds to repay and retire the Second Lien Term Loan Facility with Barclays Bank PLC, as administrative agent, and a syndicate of lenders in an aggregate principal amount of $300.0 million, and used the remainder to fund our capital expenditure plan.
The 2022 Notes will mature on May 1, 2022, and interest is payable on the 2022 Notes on each May 1 and November 1. At any time prior to May 1, 2017, we may redeem up to 35% of the 2022 Notes at a redemption price of 106.25% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2022 Notes remains outstanding after such redemption. Prior to May 1, 2017, we may redeem some or all of the 2022 Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined in the indenture governing the 2022 Notes), unless we have given notice to redeem the 2022 Notes, the holders of the 2022 Notes will have the right to require us to repurchase all or a portion of the 2022 Notes at a price equal to 101% of the aggregate principal amount of the 2022 Notes, plus any accrued and unpaid interest to the date of purchase. On and after May 1, 2017, we may redeem some or all of the 2022 Notes at redemption prices (expressed as percentages of principal amount) equal to 104.688% for the twelve-month period beginning on May 1, 2017, 103.125% for the twelve-month period beginning May 1, 2018, 101.563% for the twelve-month period beginning on May 1, 2019 and 100.000% beginning on May 1, 2020, plus accrued and unpaid interest to the redemption date.
On March 26, 2015, we issued $400.0 million in aggregate principal amount of the 2023 Notes in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act, which resulted in net proceeds to us of $389.3 million, after deducting estimated expenses and underwriting discounts and commissions of approximately $10.7 million. We used the net proceeds for general corporate purposes, including capital expenditures. The original issuance discount of $3.1 million related to the 2023 Notes is recorded as a reduction of the principal amount. For the year ended December 31, 2015, the Company recorded $0.3 million of amortization of the debt discount as interest expense using the effective interest method and a rate of 7.345%.
The 2023 Notes will mature on May 1, 2023, and interest is payable on the 2023 Notes on each May 1 and November 1. At any time prior to May 1, 2018, we may redeem up to 35% of the 2023 Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2023 Notes remains outstanding after such redemption. Prior to May 1, 2018, we may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined in the indenture governing the 2023 Notes), unless we have given notice to redeem the 2023 Notes, the holders of the 2023 Notes will have the right to require us to repurchase all or a portion of the 2023 Notes at a price equal to 101% of the aggregate principal amount of the 2023 Notes, plus any accrued and unpaid interest to the date of purchase. On or after May 1, 2018, we may redeem some or all of the 2023 Notes at redemption prices (expressed as percentages of principal amount) equal to 105.438% for the twelve-month period beginning on May 1, 2018, 103.625% for the twelve-month period beginning May 1, 2019, 101.813% for the twelve-month period beginning on May 1, 2020 and 100.000% beginning on May 1, 2021, plus accrued and unpaid interest to the redemption date.
The indentures governing the Notes restrict our ability and the ability of certain of our subsidiaries to: (i) incur or guarantee additional debt or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated debt; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; (vii) transfer and sell assets; and (viii) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default (as defined in the indentures governing the Notes) has occurred and is continuing, many of such covenants will terminate and we and our subsidiaries will cease to be subject to such covenants.
Senior Secured Revolving Credit Facility
In April 2013, we entered into a Senior Secured Revolving Credit Facility. In April 2014, we, as borrower, and Rice Drilling B, as predecessor borrower, amended and restated the credit agreement governing the Senior Secured Revolving Credit Facility (the “Amended Credit Agreement”) to, among other things, assign all of Rice Drilling B’s rights and obligations under the Senior Secured Revolving Credit Facility to us, and we assumed all such rights and obligations as borrower under the Amended Credit Agreement.

On January 13, 2016, we entered into a Seventh Amendment to the Amended Credit Agreement, which increased the aggregate notional volume limitations for our hedging arrangements contained in the Amended Credit Agreement for the first eighteen months after any commodity swap agreement or secured firm transportation reimbursement agreement is entered into.
As of December 31, 2015, the borrowing base under the Amended Credit Agreement $750.0 million and the sublimit for letters of credit was $250.0 million. We had no borrowings outstanding and $99.3 million in letters of credit outstanding under the Amended Credit Agreement as of December 31, 2015, resulting in availability of $650.7 million. The next redetermination of the borrowing base is scheduled for April 2016. The maturity date of the Senior Secured Revolving Credit Facility is January 29, 2019.
Eurodollar loans under the Senior Secured Revolving Credit Facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 150 to 250 basis points, depending on the percentage of borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 150 basis points, depending on the percentage of borrowing base utilized.
The Amended Credit Agreement is secured by liens on at least 80% of the proved oil and gas reserves of us and our subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary including Midstream Holdings and its subsidiaries), as well as significant unproved acreage and substantially all of the personal property of us and such restricted subsidiaries, and the Amended Credit Agreement is guaranteed by such restricted subsidiaries. The Amended Credit Agreement contains restrictive covenants that limit the ability of us and our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	make or declare dividends;

•	hedge future production or interest rates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.
The Amended Credit Agreement also requires us to maintain certain financial ratios, which are measured at the end of each calendar quarter:

•
a current ratio, which is the ratio of consolidated current assets (including unused commitments under the Amended Credit Agreement and excluding non-cash derivative assets) to consolidated current liabilities (excluding current maturities under the Amended Credit Agreement and non-cash derivative liabilities), of not less than 1.0 to 1.0; and

•
a minimum interest coverage ratio, which is the ratio of consolidated EBITDAX (as such term is defined in the Amended Credit Agreement) based on the trailing twelve month period to consolidated interest expense, of not less than 2.5 to 1.0.

We were in compliance with such covenants and ratios as of December 31, 2015.
Midstream Holdings Revolving Credit Facility
On December 22, 2014, Midstream Holdings entered into a revolving credit facility (“Midstream Holdings Revolving Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”), as administrative agent, and a syndicate of lenders with a maximum credit amount of $300.0 million and a sublimit for letters of credit of $25.0 million. As of December 31, 2015, Midstream Holdings had $17.0 million of borrowings outstanding and no letters of credit under this facility. The average daily outstanding balance of the Midstream Holdings Revolving Credit Facility was approximately $62.0 million and interest was incurred on the facility at a weighted average annual interest rate of 2.5% during 2015. The Midstream Holdings Revolving Credit Facility is available to fund working capital requirements and capital expenditures and to purchase assets and matures on December 22, 2019. Rice Olympus Midstream LLC, Rice West Virginia Midstream LLC and Strike Force Holdings are the guarantors of the obligations under the credit facility.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Under the Midstream Holdings Revolving Credit Facility, Midstream Holdings may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect. Midstream Holdings also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.
The Midstream Holdings Revolving Credit Facility is secured by mortgages and other security interests on substantially all of the properties of, and guarantees from, Midstream Holdings and its restricted subsidiaries (which do not include RMP or Rice Midstream Management LLC, a Delaware limited liability company and general partner of RMP or Rice Energy and its subsidiaries other than Midstream Holdings).
The Midstream Holdings Revolving Credit Facility limits Midstream Holdings’ and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

The Midstream Holdings Revolving Credit Facility will also require Midstream Holdings’ to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of Midstream Holdings’ consolidated EBITDA (as defined within the Midstream Holdings Revolving Credit Facility) to our consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter; and

•	a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.25 to 1.0.
We were in compliance with such covenants and ratios as of December 31, 2015.
RMP Revolving Credit Facility
On December 22, 2014, Rice Midstream OpCo entered into a revolving credit facility (“RMP Revolving Credit Facility”) with Wells Fargo, as administrative agent, and a syndicate of lenders with a maximum credit amount of $450.0 million with an additional $200.0 million of commitments available under an accordion feature, subject to lender approval. The RMP Revolving Credit Facility provides for a letter of credit sublimit of $50.0 million. As of December 31, 2015, Rice Midstream OpCo had $143.0 million in borrowings outstanding and no letters of credit under this facility. The average daily outstanding balance of the RMP Revolving Credit Facility was approximately $46.9 million and interest was incurred on the facility at a weighted average annual interest rate of 2.0% during 2015. The RMP Revolving Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. The RMP Revolving Credit Facility matures on December 22, 2019. RMP and its restricted subsidiaries are the guarantors of the obligations under the credit facility.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Under the RMP Revolving Credit Facility, Rice Midstream OpCo may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. Rice Midstream OpCo also pays a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.
The RMP Revolving Credit Facility is secured by mortgages and other security interests on substantially all of RMP’s properties and guarantees from RMP and its restricted subsidiaries.

The RMP Revolving Credit Facility limits the ability of RMP and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

The RMP Revolving Credit Facility also requires RMP to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of the RMP’s consolidated EBITDA (as defined within the revolving credit facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•
a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•
if RMP elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

RMP was in compliance with such covenants and ratios as of as of December 31, 2015.
Midstream Holdings Investment
On February 22, 2016, we completed a $375.0 million equity investment by EIG Global Energy Partners (“EIG”), on behalf of EIG managed funds, into Midstream Holdings, our wholly-owned subsidiary prior to the investment, in exchange for $375.0 million of Series B Units (“Series B Units”) in Midstream Holdings and common units representing an 8.25% limited partner interest in Rice Midstream GP Holdings LP, a subsidiary of Midstream Holdings that holds all of the common units, subordinated units and incentive distribution rights in RMP previously held by Midstream Holdings (the “Midstream Holdings Investment”). The Series B Units have an 8.0% preferential distribution rate; however, Midstream Holdings has an option to pay distributions in kind for the first two years. Midstream Holdings used approximately $75.0 million of the proceeds to repay borrowings under its revolving credit facility and to pay transaction fees and expenses, and the remaining $300.0 million was distributed to us to fund a portion of our 2016 development program in the cores of the Marcellus and Utica Shales. In addition, Midstream Holdings may require EIG to make an additional $125.0 million commitment (subject to designated drawing conditions precedent) for a period of 18 months.
Commodity Hedging Activities
Our primary market risk exposure is in the prices we receive for our natural gas production. Realized pricing is primarily driven by the spot regional market prices applicable to our U.S. natural gas production. Pricing for natural gas production has been volatile and unpredictable for several years, and we expect this volatility to continue in the future. The prices we receive for production depend on many factors outside of our control, including volatility in the differences between product prices at sales points and the applicable index price.

To mitigate the potential negative impact on our cash flow caused by changes in oil and natural gas prices, we have entered into financial commodity derivative contracts in the form of swaps, zero cost collars, calls, puts and basis swaps to ensure that we receive minimum prices for a portion of our future oil and natural gas production when management believes that favorable future prices can be secured. We typically hedge the NYMEX Henry Hub price for natural gas. Pursuant to our Amended Credit Agreement, we are now permitted to hedge the greater of (i) the percentage of proved reserve volumes (Column A) or (ii) the percentage of internally forecasted production (Column B).

Months next succeeding the time as of which compliance is measured	Column A	Column B
Months 1 through 18	85%	90%
Months 19 through 36	85%	75%
Months 37 through 60	85%	50%
Our hedging activities are intended to support natural gas prices at targeted levels and to manage our exposure to natural gas price fluctuations. The counterparty is required to make a payment to us for the difference between the floor price specified in the contract and the settlement price, which is based on market prices on the settlement date, if the settlement price is below the floor price. We are required to make a payment to the counterparty for the difference between the ceiling price and the settlement price if the ceiling price is below the settlement price. These contracts may include price swaps whereby we will receive a fixed price for our production and pay a variable market price to the contract counterparty and zero cost collars that set a floor and ceiling price for the hedged production. For a description of our commodity derivative contracts, please see Notes 5 and 6 under Item 8 in the notes to consolidated financial statements. During the fourth quarter of 2013, we began hedging basis differentials associated with our natural gas production. We elected not to designate our current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are recognized in earnings. Please read “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” for additional discussion of our commodity derivative contracts.
By using derivative instruments to hedge exposures to changes in commodity prices, we expose ourselves to the credit risk of our counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty is expected to owe us, which creates credit risk. To minimize the credit risk in derivative instruments, it is our policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. The creditworthiness of our counterparties is subject to periodic review. We have derivative instruments in place with six different counterparties. As of December 31, 2015, our contracts with Wells Fargo and Bank of Montreal accounted for 29% and 27% of the net fair market value of our derivative assets, respectively. We are not required to provide credit support or collateral to Wells Fargo under current contracts, nor are they required to provide credit support or collateral to us. As of December 31, 2015 we did not have any past due receivables from counterparties.
Contractual Obligations. A summary of our contractual obligations as of December 31, 2015 is provided in the following table.

	Payments due by period For the Year Ended December 31,
(in thousands)	2016	2017	2018	2019	2020	Thereafter	Total
Senior Notes Due 2022	$56,250	$56,250	$56,250	$56,250	$56,250	$975,000	$1,256,250
Senior Notes Due 2023	29,000	29,000	29,000	29,000	29,000	467,667	612,667
Midstream Holdings Revolving Credit Facility	—	—	—	17,000	—	—	17,000
RMP Revolving Credit Facility	—	—	—	143,000	—	—	143,000
Drilling rig commitments (1)	29,319	12,150	1,967	—	—	—	43,436
Gathering and firm transportation	117,179	151,410	226,862	222,531	222,282	3,856,881	4,797,145
Lease obligations	17,288	5,286	566	438	—	—	23,578
Asset retirement obligations (2)	1,116	—	—	—	—	183,307	184,423
Other	4,974	6,034	5,840	5,038	3,701	39,999	65,586
Total	$255,126	$260,130	$320,485	$473,257	$311,233	$5,522,854	$7,143,085

(1)
As of December 31, 2015, we had three horizontal drilling rigs under contract, one of which expires in 2016 and two expire in 2017. We also have two tophole drilling rigs under contract, of which one expires in 2016 and one expires in 2018. Any other rig performing work for us is done on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that we are committed to pay as operator. However, we will record in our consolidated financial statements our proportionate share of the amounts shown based on our working interest.

(2)	Represents gross retirement costs with no discounting impact.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. See Note 1 of the notes to the consolidated financial statements for an expanded discussion of our significant accounting policies and estimates made by management.
Revenue Recognition
Sales of natural gas, NGLs and oil are recognized when the products have been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. Natural gas is sold by us under contracts with our natural gas marketers. Pricing provisions are generally tied to the Platts Gas Daily market prices. Revenue from the gathering and compression of natural gas and water services is recognized in the month in which the service is provided.
Natural Gas Properties
We use the successful efforts method of accounting for natural gas-producing activities. Costs to acquire mineral interests in natural gas properties are capitalized as unproved properties whereas costs and to drill and equip exploratory wells that result in proved reserves are capitalized as proved properties. Costs to drill exploratory wells that do not identify proved reserves as well as geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.
Capitalized costs of unproved properties are evaluated at least annually for recoverability on a prospective basis. This evaluation includes consideration of current economic conditions, changes in development plans or business strategy, expected lease expirations and historical experience. If it is determined that it is unlikely for an unproved property to yield proved reserves prior to lease expiration, an impairment of the respective unproved property is recognized in the period in which that determination is made. For the year ended December 31, 2015, we recognized $7.3 million of impairment expense in the consolidated statement of operations, primarily the result of changes in our development plans and lease expirations. Upon the sale of an entire interest in an unproved property for cash, a gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained unless the proceeds received are in excess of the cost basis which would result in gain on sale.
Management’s estimates of proved reserves are based on quantities of natural gas that engineering and geological analysis demonstrates, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic conditions. External engineers prepare the annual reserve and economic evaluation of all properties on a well-by-well basis. Additionally, we adjust natural gas reserves for major well rework or abandonment during the year as needed. The process of estimating and evaluating natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering, and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates represent our most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates over time. Because estimates of reserves significantly affect our DD&A expense, a change in our estimated reserves could have a material effect on our net income or loss.

The carrying values of our proved properties are reviewed periodically when events or circumstances indicate that the remaining carrying amount may not be recoverable. Generally, this evaluation is performed on a formation-level basis by comparing estimated undiscounted future cash flows to the carrying value, and including risk-adjusted probable and possible reserves if deemed reasonable. Key assumptions utilized in determining the estimated undiscounted future cash flows include future development plans, estimated production from reserves, future natural gas market prices adjusted for firm transportation and basis differentials, and future operating and capital costs. If the carrying value of proved properties exceeds the estimated undiscounted future cash flows, they are written down to fair value. Fair value of proved properties is estimated by discounting the estimated future cash flows using discount rates and consideration of expected assumptions that would be used by a market participant. Due to the significant decline in commodity prices in 2015 and 2014, there were indications that the carrying values of certain proved properties may not be fully recoverable when compared to their fair value. We determined that the carrying value of Upper Devonian proved properties was not fully recoverable utilizing a discount rate of 12%. As a result, we recognized $10.9 million of impairment expense in the consolidated statement of operations to write-down such proved properties to fair value of $7.3 million. The estimated undiscounted future cash flows of Marcellus and Utica proved properties exceeded their carrying values in excess of 50% and were not sensitive to significant assumptions. However, actual future results could differ from our current estimates and assumptions as future natural gas market prices are often volatile and other significant assumptions are highly judgmental and difficult to predict. Due to this uncertainty, we are unable to predict if impairment charges will be recognized in any future period.
Derivative Financial Instruments
We enter into derivative transactions in order to manage our exposure to gas price volatility, including commodity swap agreements, basis swap agreements, collar agreements and other similar agreements relating to the price risk associated with a portion of our production. To the extent legal right of offset with a counterparty exists, we report derivative assets and liabilities on a net basis. We have exposure to credit risk to the extent the counterparty is unable to satisfy its settlement obligation, however, we actively monitor the creditworthiness of counterparties and assess the impact, if any, on our derivative position. We record derivative instruments on the consolidated balance sheets as either an asset or a liability measured at fair value and records changes in the fair value of derivatives in the consolidated statements of operations as they occur.
Asset Retirement Obligations
We record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. For gas properties, this is the period in which a gas well is acquired or drilled. Our retirement obligations relate to the abandonment of gas-producing facilities and include costs to reclaim drilling sites and dismantle and relocate or dispose of gathering systems, wells, and related structures. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.
When a new liability is recorded, we capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. To the extent future revisions to assumptions impact the present value of the existing asset retirement obligation a corresponding adjustment is made to the natural gas and oil property balance. For example, as we analyze actual plugging and abandonment information, we may revise our estimate of current costs, the assumed annual inflation of the costs and/or the assumed productive lives of our wells. The liability is accreted to its present value each period and the capitalized cost is depreciated over the units of production basis.
Goodwill
Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. We evaluate goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We may first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount. To the extent that such indicators exist, we would complete the two-step goodwill impairment test. We may also perform the two-step goodwill impairment test at our discretion without performing the qualitative assessment. The first step compares the fair value of a reporting unit to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step is required which compares the implied fair value of the goodwill of a reporting unit to its carrying value. If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge.
We identify our operations within three reporting units: (i) Exploration and Production, (ii) Midstream - Gathering and (iii) Midstream - Water (which had not been ascribed goodwill as of December 31, 2015 and 2014). As discussed in Note 9 of the notes to the consolidated financial statements, and effective with our change in operating segments, our reporting units for purposes of our annual goodwill impairment evaluation will be (i) Exploration and Production; (ii) Ohio Gathering and Compression; (iii) Pennsylvania Gathering and Compression; and (iv) Water Services for future periods. In estimating the fair value of our reporting units as part of step one of the annual goodwill impairment test, we used the income approach and the market approach. We employed the discounted cash flow method within the income approach which uses significant inputs not observable in the public market (Level 3). For purposes of the income approach, fair value was determined based on the present value of estimated future cash flows, discounted at a risk-adjusted rate. A discount rate of 13.5% and 15.0% was used for the Exploration and Production and Midstream - Gathering reporting units, respectively. The income approach includes our estimates and assumptions related to future production and throughput volumes, commodity prices, operating costs, capital spending and changes in working capital. We employed the guideline public company method within the market approach which considers market multiples derived from market prices of publicly traded stocks of companies engaged in similar lines of business as our reporting units. Estimating the fair value of the reporting units requires considerable judgment and determining fair value is sensitive to changes in assumptions impacting management’s estimates of the future financial results of the reporting units. Although we believe the estimates and assumptions used in estimating the fair value of our reporting units are reasonable and appropriate, different assumptions and estimates could materially impact the calculated fair value of the reporting units. Additionally, actual future results could differ from our current estimates and assumptions.
As described in Note 3 in the notes to the consolidated financial statements under Item 8 of this Annual Report, we recorded an impairment charge of $294.9 million to eliminate the carrying value of goodwill of the Exploration and Production reporting unit at December 31, 2015. The Midstream - Gathering reporting unit is not at risk of impairment as the fair value exceeded the carrying value by approximately 60% based on the annual goodwill impairment test and is not sensitive to changes in assumptions such as the discount rate.
Depletion
Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves. Depletion of the costs of wells and related equipment and facilities, including capitalized asset retirement costs, is computed using proved developed reserves. The reserve base used to calculate DD&A for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves.
Incentive Units
We recognize non-cash compensation expense for incentive units awarded to certain of our employees by NGP Holdings and Rice Holdings. In connection with our IPO and related corporate reorganization, Rice Appalachia incentive unit holders contributed a portion of their incentive units to Rice Holdings and NGP Holdings in return for (i) incentive units in such entities that, in the aggregate, were substantially similar to the Rice Appalachia incentive units they previously held and (ii) shares of common stock in the amount of $3.4 million related to the extinguishment of the incentive burden attributable to Mr. Daniel J. Rice III. No payments were made in respect of incentive units prior to the completion of our IPO. As a result of the IPO, the payment likelihood related to the NGP Holdings and Rice Holdings incentive units was deemed probable, requiring us to recognize compensation expense.
The NGP Holdings incentive units will be satisfied in cash and the Rice Holdings incentive units are satisfied in shares of our common stock held by Rice Holdings. As a result of these different manners of payment satisfaction, the incentive units are accounted for differently, with the NGP Holdings incentive units being accounted for as liability-based awards and the Rice Holdings incentive units being accounted for as equity-based awards. For the NGP Holdings incentive units, for the year ended December 31, 2015 and for future reporting periods, the fair value used to determine the applicable compensation expense will be re-measured at each reporting period. For the Rice Holdings incentive units, the fair value of the incentive units was measured as of January 29, 2014, the date of modification. This fair value will underlie compensation expense charges for future reporting periods over the remaining service period.
Determination of the fair value of the awards requires judgments and estimates regarding, among other things, the appropriate methodologies to follow in valuing the incentive units and the related inputs required by those valuation methodologies. The fair values underlying the compensation expense for both types of incentive units were estimated using a Monte Carlo simulation. The Monte Carlo simulation projected the fair value per incentive unit using the expected volatility, the risk free rate and other variables. The service period, which began on the date of grant and continues through final distribution, has been estimated primarily based upon our assumptions regarding the timing and size of secondary offerings of shares of our common stock by NGP Holdings and/or other liquidity events.
Future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions. Any change in inputs or number of inputs to this calculation could impact the valuation and thus the non-cash compensation expense recognized. For additional information see Note 14 in the notes to the consolidated financial statements under Item 8 of this Annual Report. Non-cash compensation expenses related to the incentive units is included in incentive unit expense within the consolidated statement of operations.

Income Taxes
We are a corporation under the Internal Revenue Code subject to federal income tax at a statutory rate of 35% of pretax earnings and, as such, our future income taxes will be dependent upon our future taxable income. We did not report any income tax benefit or expense for periods prior to the consummation of our IPO in January 2014 because Rice Drilling B, our accounting predecessor, is a limited liability company that was not and currently is not subject to federal income tax. The reorganization of our business in connection with the closing of the IPO, such that it is now held by a corporation subject to federal income tax, required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the IPO. The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of the completion of the IPO as it represents a transaction among shareholders. Additionally, we have presented pro forma earnings per share for the year ended December 31, 2014 assuming a statutory rate as disclosed in the Consolidated Statements of Operations was applied for the full year ended December 31, 2014.
We follow ASC 740-10-25, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. We did not have any uncertain tax positions as of December 31, 2015.
Income taxes are accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be recovered or settled pursuant to the provisions of ASC 740-Income Taxes. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We will record a valuation allowance if it is deemed more likely than not that all or a portion of its deferred income tax assets will not be realized. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by us and may be challenged by the taxation authorities.
Business Combinations
For acquisitions of working interests that are accounted for as business combinations, the results of operations are included in the consolidated statement of operations from the date of acquisition. Purchase prices are allocated to assets acquired based on their estimated fair values at the time of acquisition. Fair value is the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the assumptions of market participants and not those of the reporting entity. Therefore, entity-specific intentions do not impact the measurement of fair value. The fair value of natural gas properties is determined using a risk-adjusted after-tax discounted cash flow analysis based upon significant inputs including gas prices; projections of estimated quantities of natural gas reserves, including those classified as proved, probable and possible; projections of future rates of production; timing and amount of future development and operating costs; projected reserve recovery factors; and weighted average cost of capital.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”), No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. ASU 2014-09 explains that the core principle of the standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and defines a five step process to achieve this core principle. The five step process is to (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as the entity satisfies a performance obligation. More judgement and estimates may be required within the new revenue recognition process than are required under existing U.S. GAAP. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year. ASU 2014-09 will now be effective for annual reporting periods beginning after December 15, 2017 and should be applied retrospectively using either a full retrospective approach reflecting the application of the standard in each prior reporting period or a retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption. Early application is permitted only for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. We have not yet selected a transition method and are currently evaluating the standard and the impact on its consolidated financial statements and footnote disclosures.
In February 2015, the FASB issued ASU, 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for periods beginning after December 15, 2015 with early adoption permitted. We will adopt ASU 2015-02 in the first quarter of 2016. We do not anticipate adoption of the standard to impact prior conclusions as to whether or not our subsidiaries are consolidated in our consolidated financial statements.
In April 2015, the FASB issued ASU, 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplification of Debt Issuance Costs.” ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. ASU 2015-03 is effective for periods beginning after December 15, 2015 with early adoption permitted. In August 2015, FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The SEC Staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We will adopt ASU 2015-03 in the first quarter of 2016. The adoption of ASU 2015-03 will be applied retrospectively and will result in debt issuance costs being presented as a direct deduction from the carrying amount of the related debt liability in the consolidated balance sheets. We will also adopt ASU 2015-15 and present debt issuance costs associated with our revolving credit facilities as assets named deferred financing costs, net in our consolidated balance sheets.
In September 2015, the FASB issued ASU, 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 is effective for periods beginning after December 15, 2015 with prospective application and early adoption permitted. We will adopt ASU 2015-16 in the first quarter of 2016 and will apply the provisions of the standard on an as-needed basis to the extent that a business combination occurs.
In November 2015, the FASB issued ASU, 2015-17, “Income Taxes (Topic 740): Balance Sheet Classifications of Deferred Taxes,” to simplify the presentation of deferred income taxes and aligns the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS). Under the new standard, both deferred tax liabilities and assets are required to be classified as noncurrent in a classified balance sheet. ASU 2015-17 is effective for fiscal years, and the interim periods within those years, beginning after December 15, 2016. This update may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We have prospectively adopted ASU 2015-017 in the fourth quarter of 2015.
Off-Balance Sheet Arrangements
As of December 31, 2015, we did not have any off-balance sheet arrangements as defined by the SEC. In the ordinary course of business, we enter into various commitment agreements and other contractual obligations, some of which are not recognized in our consolidated financial statements in accordance with GAAP. See Note 10 to our consolidated financial statements for a description of our commitments and contingencies.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Rice Energy Inc.

We have audited the accompanying consolidated balance sheets of Rice Energy Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rice Energy Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Rice Energy Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework and our reported dated February 25, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 25, 2016, except for Notes 1, 9 and 20,
as to which the date is May 4, 2016

Rice Energy Inc.
Consolidated Balance Sheets

	December 31,
(in thousands)	2015	2014
Assets
Current assets:
Cash	$151,901	$256,130
Accounts receivable	154,814	199,900
Receivable from affiliate	—	88
Prepaid expenses, deposits and other	5,488	3,339
Derivative instruments	186,960	133,034
Total current assets	499,163	592,491

Gas collateral account	4,077	3,995
Property, plant and equipment, net	3,243,131	2,461,331
Deferred financing costs, net	30,244	25,103
Goodwill	39,142	334,050
Intangible assets, net	46,159	47,791
Other non-current assets	2,670	—
Derivative instruments	105,945	63,188
Total assets	$3,970,531	$3,527,949

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$680
Accounts payable	83,553	152,329
Royalties payable	40,572	37,172
Accrued capital expenditures	79,747	108,290
Leasehold payable	17,338	30,702
Deferred tax liabilities	—	54,688
Other accrued liabilities	79,132	52,814
Total current liabilities	300,342	436,675

Long-term liabilities:
Long-term debt	1,457,222	900,000
Leasehold payable	6,289	4,279
Deferred tax liabilities	271,988	209,218
Derivative instruments	16,344	—
Other long-term liabilities	13,878	12,609
Total liabilities	2,066,063	1,562,781

Stockholders’ equity:
Common stock, $0.01 par value; authorized - 650,000,000 shares; issued and outstanding 136,387,194 shares and 136,280,766 shares, respectively	1,364	1,363
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Additional paid in capital	1,416,523	1,368,001
Accumulated earnings	(137,990)	153,346
Stockholders’ equity before noncontrolling interest	1,279,897	1,522,710
Noncontrolling interests in consolidated subsidiaries	624,571	442,458
Total liabilities and stockholders’ equity	$3,970,531	$3,527,949
The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except share data)	2015	2014	2013
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$446,515	$359,201	$87,847
Firm transportation sales, net	3,450	26,237	—
Gathering, compression and water services	49,179	5,504	83
Other revenue	2,997	—	757
Total operating revenues	502,141	390,942	88,687

Operating expenses:
Lease operating	44,356	24,971	8,309
Gathering, compression and transportation	84,707	35,618	8,362
Production taxes and impact fees	7,609	4,647	1,629
Exploration	3,137	4,018	9,951
Midstream operation and maintenance	16,988	4,607	1,412
Incentive unit expense	36,097	105,961	—
Restricted unit expense	—	—	32,906
Impairment of gas properties	18,250	—	—
Impairment of goodwill	294,908	—	—
General and administrative (including stock-based compensation expense of $16,528 and $5,553, respectively)	103,038	61,570	16,953
Depreciation, depletion and amortization	322,784	156,270	32,815
Acquisition expense	1,235	2,339	—
Amortization of intangible assets	1,632	1,156	—
(Gain) loss from sale of interest in gas properties	(953)	—	4,230
Other expense	6,520	207	—
Total operating expenses	940,308	401,364	116,567

Operating loss	(438,167)	(10,422)	(27,880)
Interest expense	(87,446)	(50,191)	(17,915)
Gain on purchase of Marcellus joint venture	—	203,579	—
Other income (loss)	1,108	893	(440)
Gain on derivative instruments	273,748	186,477	6,891
Amortization of deferred financing costs	(5,124)	(2,495)	(5,230)
Loss on extinguishment of debt	—	(7,654)	(10,622)
Write-off of deferred financing costs	—	(6,896)	—
Equity in (loss) income of joint ventures	—	(2,656)	19,420
(Loss) income before income taxes	(255,881)	310,635	(35,776)
Income tax expense	(12,118)	(91,600)	—
Net (loss) income	(267,999)	219,035	(35,776)
Less: Net income attributable to noncontrolling interests	(23,337)	(581)	—
Net (loss) income attributable to Rice Energy Inc.	$(291,336)	$218,454	$(35,776)
Weighted average number of shares of common stock - basic	136,344,076	128,151,171	80,441,905
Weighted average number of shares of common stock - diluted	136,344,076	128,225,155	80,441,905
(Loss) earnings per share—basic	$(2.14)	$1.70	$(0.44)
(Loss) earnings per share—diluted	$(2.14)	$1.70	$(0.44)
Pro forma income tax benefit (unaudited)		$5,560
Pro forma net income (unaudited)		$224,596
Pro forma earnings per share—basic (unaudited)		$1.75
Pro forma earnings per share—diluted (unaudited)		$1.75
The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2015	2014	2013
Cash flows from operating activities:
Net (loss) income	$(267,999)	$219,035	$(35,776)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	322,784	156,270	32,815
Impairment of gas properties	18,250	—	—
Impairment of goodwill	294,908	—	—
Amortization of deferred finance costs and loss on extinguishment of debt	5,124	10,149	5,230
Amortization of intangibles	1,632	1,156	—
Exploration	3,137	2,211	8,143
Incentive unit expense	36,097	105,961	—
Write-off of deferred financing costs	—	6,896	—
(Gain) loss from sale of interest in gas properties	(953)	—	4,230
Restricted unit expense	—	—	32,906
Stock compensation expense	16,528	5,553	—
Derivative instruments fair value gain	(273,748)	(186,477)	(6,891)
Cash receipts (payments) for settled derivatives	193,908	(18,784)	676
Deferred income tax expense	8,079	87,639	—
Fair value gain on purchase of Marcellus joint venture	—	(203,579)	—
Equity in (income) loss of joint ventures	—	2,656	(19,420)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable and receivable from affiliate	45,175	(151,427)	(7,573)
(Increase) decrease in prepaid expenses and other assets	(5,384)	(1,996)	102
(Decrease) increase in accounts payable	(18,439)	4,661	2,273
Increase in accrued liabilities and other	30,488	25,280	9,525
Increase in royalties payable	3,400	19,871	7,432
Net cash provided by operating activities	412,987	85,075	33,672

Cash flows from investing activities:
Capital expenditures for property and equipment	(1,246,274)	(970,274)	(465,387)
Acquisition of Marcellus joint venture, net of cash acquired	—	(82,766)	—
Acquisition of Momentum assets	—	(111,847)	—
Acquisition of Greene County assets	19,054	(329,469)	—
Proceeds from sale of interest in gas properties	10,201	12,891	6,792
Net cash used in investing activities	(1,217,019)	(1,481,465)	(458,595)

Cash flows from financing activities:
Proceeds from borrowings	913,932	1,090,000	435,500
Repayments of debt obligations	(358,619)	(689,873)	(160,760)
Restricted cash for convertible debt	—	8,268	(8,268)
Distributions to the Partnership’s public unitholders	(17,017)	—	—
Debt issuance costs	(10,266)	(24,543)	(12,194)
Common stock issuance	—	—	195,977
Repurchase of common stock	—	—	(2,267)
Proceeds from conversion of warrants	—	1,975	—
Proceeds from issuance of common stock sold in our IPO, net of offering costs	(129)	597,088	—
Proceeds from issuance of common stock sold in August 2014 Equity Offering, net of offering costs	—	196,254	—
Proceeds from issuance of common units sold by RMP, net of offering costs	171,902	441,739	—
Net cash provided by financing activities	699,803	1,620,908	447,988

Net (decrease) increase in cash	(104,229)	224,518	23,065
Cash at the beginning of the year	256,130	31,612	8,547
Cash at the end of the year	$151,901	$256,130	$31,612

Rice Energy Inc.
Consolidated Statements of Cash Flows - (Continued)

	Years Ended December 31,
(in thousands)	2015	2014	2013
Supplemental disclosure of noncash investing and financing activities
Capital expenditures for natural gas properties financed by accounts payable	$77,882	$144,053	$48,615
Capital expenditures for natural gas properties financed by other accrued liabilities	79,747	108,290	16,753
Natural gas properties financed through deferred payment obligations	23,628	34,984	20,281
Application of advances from joint interest owners	(6,994)	(7,304)	(10,415)
The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.
Statements of Consolidated Equity

(in thousands)	Common Stock ($0.01 par)	Additional Paid-In Capital	Accumulated (Deficit) Earnings	Stockholders Equity before Non-controlling Interest	Non-Controlling Interest	Total Equity
Balance, January 1, 2013	$622	$166,901	$(29,332)	$138,191	$—	$138,191
Capital contributions, net	258	195,974	—	196,232	—	196,232
Consolidated net loss	—	—	(35,776)	(35,776)	—	(35,776)
Balance, December 31, 2013	$880	$362,875	$(65,108)	$298,647	$—	$298,647
Shares of common stock issued in initial public offering, net of offering costs	300	593,113	—	593,413	—	593,413
Shares of common stock issued in purchase of Marcellus joint venture	95	221,905	—	222,000	—	222,000
Conversion of restricted units into shares of common stock at our IPO	—	36,306	—	36,306	—	36,306
Conversion of convertible debentures into shares of common stock after our IPO	6	6,599	—	6,605	—	6,605
Conversion of warrants into shares of common stock after our IPO	7	1,968	—	1,975	—	1,975
Shares of common stock issued in August 2014 Equity Offering, net of offering costs	75	196,179	—	196,254	—	196,254
Shares of common units issued in RMP IPO, net of offering costs	—	—	—	—	441,739	441,739
Incentive unit compensation	—	105,961	—	105,961	—	105,961
Stock compensation	—	5,415	—	5,415	138	5,553
Tax impact of our IPO and corporate reorganization	—	(162,320)	—	(162,320)	—	(162,320)
Consolidated net income	—	—	218,454	218,454	581	219,035
Balance, December 31, 2014	$1,363	$1,368,001	$153,346	$1,522,710	$442,458	$1,965,168
Incentive unit compensation	—	36,097	—	36,097	—	36,097
Stock compensation	1	12,425	—	12,426	4,020	16,446
Distributions to the Partnership’s public unitholders	—	—	—	—	(17,017)	(17,017)
Offering costs related to the Partnership’s IPO	—	—	—	—	(129)	(129)
Shares of common units issued by RMP, net of offering costs	—	—	—	—	171,902	171,902
Consolidated net income (loss)	—	—	(291,336)	(291,336)	23,337	(267,999)
Balance, December 31, 2015	$1,364	$1,416,523	$(137,990)	$1,279,897	$624,571	$1,904,468
The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Energy Inc.
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies and Related Matters
Organization, Operations and Principles of Consolidation
The accompanying consolidated financial statements of Rice Energy Inc. (the “Company,” “we,” “our,” and “us”) have been prepared by the Company’s management in accordance with generally accepted accounting principles in the United States (“GAAP”) for financial information and applicable rules and regulations promulgated under the Exchange Act. The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries. Rice Midstream Holdings LLC, a subsidiary of the Company (“Midstream Holdings”) owns a 41% interest in Rice Midstream Partners LP, a subsidiary of the Company, (“the Partnership”). The financial results of the Partnership are consolidated and the remaining 59% interest in the Partnership is reflected as noncontrolling interest in the consolidated financial statements. All intercompany transactions have been eliminated in consolidation.
Corporate Reorganization and Initial Public Offering
On January 29, 2014, the Company completed its initial public offering (“IPO”) of 50,000,000 shares of $0.01 par value common stock, which included 30,000,000 shares sold by us, 14,000,000 shares sold by NGP Rice Holdings, LLC (“NGP Holdings”), the selling stockholder in the IPO, and 6,000,000 shares sold subject to an option granted to the underwriters by the selling stockholder.
The net proceeds of the IPO, based on the public offering price of $21.00 per share, were approximately $992.6 million, which resulted in net proceeds to the Company of $593.6 million after deducting expenses and underwriting discounts and commissions of approximately $36.4 million and the net proceeds to the selling stockholder of approximately $399.0 million after deducting expenses and underwriting discounts of approximately $21.0 million. The Company did not receive any proceeds from the sale of the shares by the selling stockholder. A portion of the net proceeds from the IPO were used to repay all outstanding borrowings under the revolving credit facility of Alpha Shale Resources, LP and its general partner, Alpha Shale Holdings, LLC (collectively, the “Marcellus joint venture”), to make a $100.0 million payment to Foundation PA Coal Company, LLC (“PA Coal”), a wholly-owned indirect subsidiary of Alpha Natural Resources, Inc. (“Alpha Holdings”) in partial consideration for the acquisition of Alpha Holdings’ 50% interest in the Marcellus joint venture (the “Marcellus JV Buy-In”) and to repay all outstanding borrowings under the Senior Secured Revolving Credit Facility (as defined below). The Company used the remainder of the net proceeds from the IPO to fund a portion of its capital expenditure plan.
A corporate reorganization occurred concurrently with the completion of the IPO on January 29, 2014. As a part of this corporate reorganization, the Company acquired all of the outstanding membership interests in Rice Energy Appalachia LLC (“Rice Appalachia”) and Rice Drilling B LLC (“Rice Drilling B”) (other than those already held by Rice Appalachia) in exchange for shares of our common stock. The Exploration and Production segment continues to be conducted through Rice Drilling B, now a wholly-owned subsidiary. This reorganization constituted a common control transaction and the accompanying consolidated financial statements are presented as though this reorganization had occurred for the earliest period presented.
As of January 29, 2014, upon (a) the completion of the IPO, (b) the issuance of (i) 43,452,550 shares of common stock to NGP Holdings, (ii) 20,300,923 shares of common stock to Rice Energy Holdings LLC (“Rice Holdings”), (iii) 2,356,844 shares of common stock to Daniel J. Rice III, (iv) 20,000,000 shares of common stock to Rice Energy Family Holdings, LP (“Rice Partners”), (v) 160,831 shares of common stock to the persons holding incentive units representing interests in Rice Appalachia and (vi) 1,728,852 shares of common stock to the members of Rice Drilling B (other than Rice Appalachia), each of which were issued by the Company in connection with the closing of the IPO, and (c) the issuance of 9,523,810 shares of common stock to Alpha Holdings in connection with the completion of the Marcellus JV Buy-In, it had 127,523,810 shares of common stock outstanding.
Rice Midstream Partners Initial Public Offering
On December 22, 2014, the Partnership completed its initial public offering (the “RMP IPO”) of 28,750,000 common units representing limited partner interests (the “Common Units”), which included 3,750,000 Common Units sold subject to an option granted to the underwriters. The net proceeds of the RMP IPO, based on the public offering price of $16.50 per Common Unit, were approximately $441.7 million, after deducting underwriting discounts, commissions, structuring fees and expenses. See Note 7 for further discussion of the RMP IPO.

Rice Midstream Partners Water Assets Acquisition
In November 2015, the Partnership entered into a Purchase and Sale Agreement (the “Water Purchase Agreement”) by and between the Partnership and the Company. Pursuant to the terms of the Water Purchase Agreement, the Partnership acquired all of the outstanding limited liability company interests of two wholly-owned indirect subsidiaries of the Company that own and operate our water services business with an effective date as of November 1, 2015. The acquired business includes the Company’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provide access to fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio (the “Water Assets”). The Company has also granted the Partnership, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the Water Services Agreements and (ii) an option to purchase any water treatment facilities acquired by the Company in such areas at our acquisition cost (collectively, the “Option”). The acquisition of the Water Assets by the Partnership is accounted for as a common control transaction.
Nature of Business
The Company is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. The Company operates in three business segments, which are managed separately due to their distinct operational differences. The Company’s three reporting segments are as follows:
Exploration and Production. This segment is engaged in the acquisition, exploration and development of natural gas, oil and NGLs in the Appalachian Basin. The Exploration and Production segment operates in what the Company believes to be the core of the Marcellus and Utica Shales.
Rice Midstream Holdings. This segment is engaged in the gathering and compression of natural gas, oil and NGL production of Rice Energy and third parties in Belmont and Monroe counties, Ohio.
Rice Midstream Partners. This segment is engaged in the gathering and compression of natural gas, oil and NGL production of Rice Energy and third parties in Washington and Greene counties, Pennsylvania, and in the provision of water services of Rice Energy and third parties in Washington and Greene counties, Pennsylvania and Belmont County, Ohio to support well completion activities.
Risks and Uncertainties
The prices the Company receives for its natural gas production heavily influences its revenue, operating results profitability, access to capital, future rate of growth and carrying value of our properties. Natural gas is a commodity and, therefore, its prices is subject to wide fluctuation in response to relatively minor changes in supply and demand. Historically, the commodities market has been volatile. The prices the Company receives for its production, and the levels of its production, depend on numerous factors beyond its control. See “Item 1A. Risk Factors” for a further discussion on risks and uncertainties relevant to the Company.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and changes in these estimates are recorded when known.
Revenue Recognition
Sales of natural gas, NGLs and oil are recognized when the products have been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. Natural gas is sold by the Company under contracts with the Company’s natural gas marketers. Pricing provisions are generally tied to the Platts Gas Daily market prices. Some transportation costs incurred by the Company are marketed for resale and are not incurred to transport gas produced by the Company’s Exploration and Production segment. These transportation costs are reflected as a deduction from the related firm transportation sales revenue at the time the transportation is provided to the customer. Revenue from the gathering and compression of natural gas and water services is recognized in the month in which the service is provided.

Cash
The Company maintains cash at financial institutions which may at times exceed federally insured amounts. The Company has no other accounts that are considered cash equivalents.
Accounts Receivable
Accounts receivable are primarily from the Company’s joint interest partners and natural gas marketers. The Company extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. An allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the periods presented in the consolidated financial statements. Accounts receivable as of December 31, 2015 and 2014 are detailed below.

	December 31,
(in thousands)	2015	2014
Joint interest	$76,985	$125,300
Natural gas sales	71,512	72,206
Other	6,317	2,394
Total accounts receivable	$154,814	$199,900
Noncontrolling Interest
Noncontrolling interests represent third-party equity ownership of the Partnership and are presented as a component of equity in the consolidated balance sheets. In the consolidated statements of operations, noncontrolling interest reflects the allocation of earnings to the third-party investors. The Company owns a 41% equity interest in the Partnership and controls the Partnership through its ownership of the general partner. See Note 7 for further discussion of noncontrolling interests related to the Partnership.
Property, Plant and Equipment
The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties are capitalized as unproved properties, whereas costs to drill and equip exploratory wells that result in proved reserves, are capitalized as proved properties. Costs to drill exploratory wells that do not identify proved reserves as well as geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.
Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amount or fair value less selling costs.
Capitalized costs of producing oil and gas properties and support equipment directly related to such properties, after considering estimated residual salvage values, are depreciated and depleted by the units of production method. Midstream property and equipment is recorded at cost and is being depreciated over estimated useful lives on a straight-line basis. Gathering pipelines and compressor stations are depreciated over a useful life of 60 years. Water pipelines, pumping stations and impoundment facilities are depreciated over a useful life of 10 to 15 years.
Capitalized costs of unproved properties are evaluated at least annually for recoverability on a prospective basis. This evaluation includes consideration of current economic conditions, changes in development plans or business strategy, expected lease expirations and historical experience. If it is determined that it is unlikely for an unproved property to yield proved reserves prior to lease expiration, an impairment of the respective unproved property is recognized in the period in which that determination is made. For the year ended December 31, 2015, the Company recognized $7.3 million of impairment expense in the consolidated statement of operations, primarily the result of changes in the Company’s development plans and lease expirations. Upon the sale of an entire interest in an unproved property for cash, a gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained unless the proceeds received are in excess of the cost basis which would result in gain on sale. For the years ended December 31, 2015 and 2013, the Company recorded (gain) loss on sale of unproved properties of $(1.0) million and $4.2 million, respectively. Unproved oil and gas properties had a net book value of $1,050.0 million and $1,015.4 million at December 31, 2015 and 2014, respectively.
The carrying values of the Company’s proved properties are reviewed periodically when events or circumstances indicate that the remaining carrying amount may not be recoverable. Generally, this evaluation is performed on a formation-level basis by comparing estimated undiscounted future cash flows to the carrying value, and including risk-adjusted probable and possible reserves if deemed reasonable. Key assumptions utilized in determining the estimated undiscounted future cash flows are generally consistent with assumptions used in the Company’s budgeting and forecasting processes. If the carrying value of proved properties exceeds the estimated undiscounted future cash flows, they are written down to fair value. Fair value of proved properties is estimated by discounting the estimated future cash flows using discount rates and consideration of expected assumptions that would be used by a market participant.
Due to the significant decline in commodity prices in 2015 and 2014, there were indications that the carrying values of certain proved properties may not be fully recoverable when compared to their fair value. The fair value was determined using an income approach based on estimated future production, future commodity prices adjusted for firm transportation and basis differentials, future operating and capital costs, and an assumed discount rate of 13.5%. As the assumptions used to calculate the estimated fair value were significant unobservable inputs, the valuation of the proved properties was considered to be a Level 3 fair value measurement. The Company determined that the carrying value of Upper Devonian proved properties was not fully recoverable and as a result, for the year ended December 31, 2015, the Company recognized $10.9 million of impairment expense in the consolidated statement of operations to write-down such proved properties to fair value of $7.3 million. For the years ended December 31, 2014 and 2013, the Company did not recognize impairment charges for proved or unproved properties.
Interest
The Company capitalizes interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. Upon completion of construction of the asset, the associated capitalized interest costs are included within our asset base and depleted accordingly. The following table summarizes the components of the Company’s interest incurred for the years ended December 31, 2015, 2014 and 2013:

(in thousands)	2015	2014	2013
Interest incurred:
Interest expensed	$87,446	$50,191	$17,915
Interest capitalized	195	905	8,034
Total incurred	$87,641	$51,096	$25,949
Goodwill
Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. The Company evaluates goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company may first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount. To the extent that such indicators exist, the Company would complete the two-step goodwill impairment test. The Company may also perform the two-step goodwill impairment test at its discretion without performing the qualitative assessment. The first step compares the fair value of a reporting unit to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step is required which compares the implied fair value of the goodwill of a reporting unit to its carrying value. If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge. See Note 3 for additional information which includes the results of the Company’s annual goodwill impairment test as of December 31, 2015. As discussed in Note 9, and effective with the Company’s change in operating segments, the Company’s reporting units for purposes of our annual goodwill impairment evaluation will be (i) Exploration and Production; (ii) Ohio Gathering and Compression; (iii) Pennsylvania Gathering and Compression; and (iv) Water Services for future periods.
Intangible Assets
Intangible assets are recorded under the acquisition method of accounting at their estimated fair values at the acquisition date. The customer contracts acquired had an initial contract terms of 10 years with five and one year renewal options. Fair value is calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. The Company’s intangible assets are comprised of customer contracts acquired in our April 2014 acquisition of certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania (the “Momentum Acquisition”). The Company calculates amortization of intangible assets using the straight-line method over the estimated useful life of the intangible assets, or 30 years. Amortization expense recorded in the consolidated statements of operations for the year ended December 31, 2015 was $1.6 million. The estimated annual amortization expense over the next five years is as follows: 2016 - $1.6 million, 2017 - $1.6 million, 2018 - $1.6 million, 2019 - $1.6 million and 2020 - $1.6 million.
Intangible assets as of December 31, 2015 and 2014 are detailed below.

(in thousands)	Intangible Assets
Balance, December 31, 2013	$—
Additions	48,947
Accumulated amortization	(1,156)
Balance, December 31, 2014	47,791
Accumulated amortization	(1,632)
Balance, December 31, 2015	$46,159
Deferred Financing Costs
Deferred financing costs are amortized on a straight-line basis, which approximates the interest method, over the term of the related agreement. Accumulated amortization was $8.6 million and $3.5 million at December 31, 2015 and 2014 respectively. Amortization expense was $5.1 million, $2.5 million, and $5.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Asset Retirement Obligations
The Company records the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. For oil and gas properties, this is the period in which an oil or gas well is acquired or drilled. The Company’s retirement obligations relate to the abandonment of oil and gas producing facilities and include costs to reclaim drilling sites and dismantle and relocate or dispose of gathering systems, wells and related structures. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.
When a new liability is recorded, the Company capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the units of production basis.
Income Taxes
The Company is a corporation under the Internal Revenue Code subject to federal income tax at a statutory rate of 35% of pretax earnings. The Company did not report any income tax benefit or expense for periods prior to the consummation of its IPO in January 2014 because Rice Drilling B, the Company’s accounting predecessor, is a limited liability company that was not and currently is not subject to federal income tax. The reorganization of the Company’s business in connection with the closing of its IPO, such that it is now held by a corporation subject to federal income tax, required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the IPO. The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of the completion of the IPO as it represents a transaction among shareholders. Additionally, the Company has presented pro forma earnings per share (“EPS”) for the year ended December 31, 2014 assuming a statutory rate as disclosed in the accompanying consolidated statements of operations was applied for the full year ended December 31, 2014.
The Company follows ASC 740-10-25, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. Based on management’s analysis, the Company did not have any uncertain tax positions as of December 31, 2015.
Income taxes are accounted for under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to be recovered or settled pursuant to the provisions of ASC 740-Income Taxes. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company will record a valuation allowance if it is deemed more likely than not that all or a portion of its deferred income tax assets will not be realized. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations requires judgment by us and may be challenged by the taxation authorities.
Segment Reporting
Business segments are components of the Company for which separate financial information is produced internally and are subject to evaluation by the Company’s chief operating decision maker in deciding how to allocate resources. The Company reports its operations in three segments: (i) the Exploration and Production segment (ii) the RMH segment and (iii) the RMP segment. Operating segments are evaluated for their contribution to the Company’s combined results based on operating income. All of the Company’s operating revenues, income from operations and assets are located in the United States. See Note 9 for additional information regarding segment reporting.
Reclassifications
Certain reclassifications have been made to prior periods’ financial information related to the presentation of gathering, compression and water service revenues and midstream operation and maintenance expenses to conform to the 2015 presentation.

2.	Property, Plant and Equipment
The Company’s property, plant and equipment are as follows as of December 31, 2015 and 2014.

	December 31,
(in thousands)	2015	2014
Oil and gas producing properties	$2,870,691	$2,181,880
Impairment of gas properties	(18,250)	—
Accumulated depreciation	(498,467)	(201,608)
Oil and gas producing properties, net	2,353,974	1,980,272
Midstream property and equipment	889,776	467,956
Accumulated depreciation	(25,662)	(4,038)
Midstream property and equipment, net	864,114	463,918
Other property and equipment	34,425	21,376
Accumulated depreciation	(9,382)	(4,235)
Other property and equipment, net	25,043	17,141
Property, plant and equipment, net	$3,243,131	$2,461,331

3.	Goodwill
The Company evaluates goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Impairment testing for goodwill is performed at the reporting unit level. The Company identifies its operations within three reporting units: 1) Exploration and Production; 2) Midstream - Gathering; and 3) Midstream - Water (which had not been ascribed goodwill as of December 31, 2015 and 2014). As a result of the acquisition of the remaining 50% interest in Alpha Holdings in our Marcellus joint venture, the Company allocated $294.9 million and $39.1 million of goodwill to the Exploration and Production and Midstream - Gathering reporting units, respectively.
In estimating the fair value of the Company’s reporting units as part of step one of the annual goodwill impairment test, the Company used the income approach and the market approach. The Company employed the discounted cash flow method within the income approach which uses significant inputs not observable in the public market (Level 3). Key inputs within the income approach include estimates and assumptions related to future production and throughput volumes, commodity prices, operating costs, capital spending and changes in working capital. The Company employed the guideline public company method within the market approach which considers market multiples derived from market prices of publicly traded stocks of companies engaged in similar lines of business as our reporting units. Estimating the fair value of the reporting units requires considerable judgment and determining fair value is sensitive to changes in assumptions impacting management’s estimates of the future financial results of the reporting units. Although the Company believes the estimates and assumptions used in estimating the fair value of our reporting units are reasonable and appropriate, different assumptions and estimates could materially impact the calculated fair value of the reporting units. Additionally, actual future results could differ from our current estimates and assumptions.
The Company elected the option to default immediately to the first step of the annual goodwill impairment test. The results of the first step indicated that the carrying value of the Exploration and Production reporting unit exceeded its fair value. Due to the result of step one of the annual goodwill impairment test for the Exploration and Production reporting unit, the Company performed the second step of the goodwill impairment analysis comparing the implied fair value of the reporting unit’s goodwill to its carrying amount and determined that such goodwill was fully impaired. As a result, the Company recorded an impairment charge of $294.9 million to eliminate the carrying value of goodwill of the Exploration and Production reporting unit at December 31, 2015. Management considered the negative industry and market trends, including the decline in commodity prices and overall market performance of the Company’s peers and the Company, to be the primary reasons of impairment. There were no impairments recorded related to the Midstream - Gathering reporting unit as a result of the annual goodwill impairment test.
Goodwill as of December 31, 2015 and 2014 is detailed below.

(in thousands)	Exploration and Production	Midstream - Gathering
Balance, December 31, 2013	$—	$—
Additions	294,908	39,142
Balance, December 31, 2014	294,908	39,142
Impairment	(294,908)	—
Balance, December 31, 2015	$—	$39,142

4.	Long-Term Debt
Long-term debt consists of the following as of December 31, 2015 and 2014:

	December 31,
(in thousands)	2015	2014
Long-term Debt
Senior Notes Due 2022(a)	$900,000	$900,000
Senior Notes Due 2023(b)	397,222	—
Senior Secured Revolving Credit Facility(c)	—	—
Midstream Holdings Revolving Credit Facility(d)	17,000	—
RMP Revolving Credit Facility(e)	143,000	—
Other	—	680
Total debt	$1,457,222	$900,680
Less current portion	—	680
Long-term debt	$1,457,222	$900,000
6.25% Senior Notes Due 2022 (a)
On April 25, 2014, the Company issued $900.0 million in aggregate principal amount of 6.25% senior notes due 2022 (the “2022 Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), which resulted in net proceeds of $882.7 million, after deducting expenses and the initial purchasers’ discounts of approximately $17.3 million. The Company used $301.8 million of the net proceeds to repay and retire the Second Lien Term Loan Facility (defined below) and used the remainder to fund a portion of the Company’s 2014 capital expenditure program.
The 2022 Notes will mature on May 1, 2022, and interest is payable on the 2022 Notes on each May 1 and November 1. At any time prior to May 1, 2017, the Company may redeem up to 35% of the 2022 Notes at a redemption price of 106.25% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2022 Notes remains outstanding after such redemption. Prior to May 1, 2017, the Company may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined in the indenture governing the 2022 Notes), unless the Company has given notice to redeem the 2022 Notes, the holders of the 2022 Notes will have the right to require the Company to repurchase all or a portion of the 2022 Notes at a price equal to 101% of the aggregate principal amount of the 2022 Notes, plus any accrued and unpaid interest to the date of purchase. On or after May 1, 2017, the Company may redeem some or all of the 2022 Notes at redemption prices (expressed as percentages of principal amount) equal to 104.688% for the twelve-month period beginning on May 1, 2017, 103.125% for the twelve-month period beginning May 1, 2018, 101.563% for the twelve-month period beginning on May 1, 2019 and 100.000% beginning on May 1, 2020, plus accrued and unpaid interest to the redemption date.
7.25% Senior Notes Due 2023 (b)
On March 26, 2015, the Company issued $400.0 million in aggregate principal amount of 7.25% senior notes due 2023 (the “2023 Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act, which resulted in net proceeds of $389.3 million, after deducting expenses and the initial purchasers’ discounts of approximately $10.7 million. The Company used the net proceeds for general corporate purposes, including capital expenditures. The original issuance discount of $3.1 million related to the 2023 Notes is recorded as a reduction of the principal amount. For the year ended December 31, 2015, the Company recorded $0.3 million of amortization of the debt discount as interest expense using the effective interest method and a rate of 7.345%.
The 2023 Notes will mature on May 1, 2023, and interest is payable on the 2023 Notes on each May 1 and November 1, commencing on November 1, 2015. At any time prior to May 1, 2018, the Company may redeem up to 35% of the 2023 Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the 2023 Notes remains outstanding after such redemption. Prior to May 1, 2018, the Company may redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined in the indenture governing the 2023 Notes), unless the Company has given notice to redeem the 2023 Notes, the holders of the 2023 Notes will have the right to require the Company to repurchase all or a portion of the 2023 Notes at a price equal to 101% of the aggregate principal amount of the 2023 Notes, plus any accrued and unpaid interest to the date of purchase. On or after May 1, 2018, the Company may redeem some or all of the 2023 Notes at redemption prices (expressed as percentages of principal amount) equal to 105.438% for the twelve-month period beginning on May 1, 2017, 103.625% for the twelve-month period beginning May 1, 2019, 101.813% for the twelve-month period beginning on May 1, 2020 and 100.000% beginning on May 1, 2021, plus accrued and unpaid interest to the redemption date.
In connection with the issuance and sale of the 2023 Notes, the Company and the Company’s restricted subsidiaries (the “Guarantors”) entered into a registration rights agreement with the initial purchasers, dated March 26, 2015. Pursuant to the registration rights agreement, the Company completed an exchange of the 2023 Notes for registered notes that have substantially identical terms at the 2023 Notes.
The 2022 Notes and the 2023 Notes (collectively, the “Notes”) are the Company’s senior unsecured obligations, rank equally in right of payment with all of the Company’s existing and future senior debt, and will rank senior in right of payment to all of the Company’s future subordinated debt. The Notes will be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the collateral securing such indebtedness.
The Notes are jointly and severally, fully and unconditionally, guaranteed by the Guarantors. The indentures governing the Notes provide that the guarantees of the Notes will be released under certain circumstances, including:

•
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary (as defined in the indentures governing the Notes) of the Company;

•
in connection with any sale or other disposition of the capital stock of that Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a subsidiary of the Company;

•	if the Company designates any Restricted Subsidiary that is a Guarantor to be an unrestricted subsidiary in accordance with the indentures governing the Notes;

•	upon legal defeasance or satisfaction and discharge of the indentures governing the Notes; or

•
if such Guarantor ceases to guarantee any other indebtedness of the Company or a Guarantor under a credit facility, provided no Event of Default (as defined in the indentures governing the Notes) has occurred and is continuing.

The indentures governing the Notes restrict the Company’s ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire the Company’s capital stock or subordinated debt; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; (vii) transfer and sell assets; and (viii) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default (as defined in the indentures governing the Notes) has occurred and is continuing, many of such covenants will terminate and the Company and its restricted subsidiaries will cease to be subject to such covenants.
The indentures governing the Notes contain customary events of default, including:

•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its other obligations under the indentures governing the Notes, in certain cases subject to notice and grace periods;

•
payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the indentures governing the Notes) in the aggregate principal amount of $25.0 million or more;

•
certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in the indentures governing the Notes) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by the Company or Restricted Subsidiary to pay certain final judgments aggregating in excess of $25.0 million within 60 days; and

•	any guarantee of the Notes by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.
Senior Secured Revolving Credit Facility (c)
In April 2013, the Company entered into a Senior Secured Revolving Credit Facility (the “Senior Secured Revolving Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”), as administrative agent, and a syndicate of lenders. In April 2014, the Company, as borrower, and Rice Drilling B, as predecessor borrower, amended and restated the credit agreement governing the Senior Secured Revolving Credit Facility (the “Amended Credit Agreement”) to, among other things, assign all of the rights and obligations of Rice Drilling B as borrower under the Senior Secured Revolving Credit Facility to the Company.

On January 13, 2016, the Company entered into a Seventh Amendment (the “Seventh Amendment”) to the Amended Credit Agreement, which increased the aggregate notional volume limitations for our hedging arrangements contained in the Amended Credit Agreement for the first eighteen months after any commodity swap agreement or secured firm transportation reimbursement agreement is entered into.
As of December 31, 2015, the borrowing base was $750.0 million and the sublimit for letters of credit was $250.0 million. The Company had zero borrowings outstanding and $99.3 million in letters of credit outstanding under the Amended Credit Agreement as of December 31, 2015, resulting in availability of $650.7 million. The next redetermination of the borrowing base is scheduled for April 2016. The maturity date of the Senior Secured Revolving Credit Facility is January 29, 2019.
Eurodollar loans under the Senior Secured Revolving Credit Facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 150 to 250 basis points, depending on the percentage of borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 150 basis points, depending on the percentage of borrowing base utilized.
The Amended Credit Agreement is secured by liens on at least 80% of the proved oil and gas reserves of the Company and its subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary, including Midstream Holdings and its subsidiaries), as well as significant unproved acreage and substantially all of the personal property of the Company and such restricted subsidiaries, and the Company’s obligations under the Amended Credit Agreement are guaranteed by such restricted subsidiaries. The Amended Credit Agreement contains restrictive covenants that limit the ability of the Company and its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	make or declare dividends;

•	hedge future production or interest rates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.
The Amended Credit Agreement also requires the Company to maintain certain financial ratios, which are measured at the end of each calendar quarter:

•
a current ratio, which is the ratio of consolidated current assets (including unused commitments under the Amended Credit Agreement and excluding non-cash derivative assets) to consolidated current liabilities (excluding current maturities under the Amended Credit Agreement and non-cash derivative liabilities), of not less than 1.0 to 1.0; and

•
a minimum interest coverage ratio, which is the ratio of consolidated EBITDAX (as such term is defined in the Amended Credit Agreement) based on the trailing 12 month period to consolidated interest expense, of not less than 2.5 to 1.0.

The Company was in compliance with such covenants and ratios effective as of December 31, 2015.
Midstream Holdings Revolving Credit Facility (d)
On December 22, 2014, Midstream Holdings entered into a revolving credit facility (the “Midstream Holdings Revolving Credit Facility”) with Wells Fargo, as administrative agent, and a syndicate of lenders with a maximum credit amount of $300.0 million and a sublimit for letters of credit of $25.0 million. As of December 31, 2015, Midstream Holdings had $17.0 million of borrowings outstanding and no letters of credit under this facility. The average daily outstanding balance of the credit facility was approximately $62.0 million and interest was incurred on the facility at a weighted average annual interest rate of 2.5% during 2015. The credit facility is available to fund working capital requirements and capital expenditures and to purchase assets and matures on December 22, 2019. Rice Olympus Midstream LLC, Rice West Virginia Midstream LLC and Strike Force Midstream Holdings LLC (“Strike Force Holdings”) are the guarantors of the obligations under the credit facility.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Under the Midstream Holdings Revolving Credit Facility, Midstream Holdings may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 225 to 300 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 125 to 200 basis points, depending on the leverage ratio then in effect. Midstream Holdings also pays a commitment fee based on the undrawn commitment amount ranging from 37.5 to 50 basis points.
The Midstream Holdings Revolving Credit Facility is secured by mortgages and other security interests on substantially all of the properties of, and guarantees from, Midstream Holdings and its restricted subsidiaries (which do not include the Partnership, Rice Midstream Management LLC, a Delaware limited liability company and general partner of the Partnership, or the Company and its subsidiaries other than Midstream Holdings).
The Midstream Holdings Revolving Credit Facility limits the ability of Midstream Holdings and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

The Midstream Holdings Revolving Credit Facility also requires Midstream Holdings to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of Rice Midstream Holding’s consolidated EBITDA (as defined within the Midstream Holdings Revolving Credit Facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter; and

•	a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.25 to 1.0.
Midstream Holdings was in compliance with such covenants and ratios effective as of December 31, 2015.
RMP Revolving Credit Facility (e)
On December 22, 2014, Rice Midstream OpCo LLC, a wholly-owned subsidiary of the Partnership (“Rice Midstream OpCo”), entered into a revolving credit facility (the “RMP Revolving Credit Facility”) with Wells Fargo, as administrative agent, and a syndicate of lenders with a maximum credit amount of $450.0 million with an additional $200.0 million of commitments available under an accordion feature, subject to lender approval. The RMP Revolving Credit Facility provides for a letter of credit sublimit of $50.0 million. As of December 31, 2015, Rice Midstream OpCo had $143.0 million borrowings outstanding and no letters of credit under this facility. The average daily outstanding balance of the credit facility was approximately $46.9 million and interest was incurred on the facility at a weighted average annual interest rate of 2.0% during 2015. The RMP Revolving Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes and matures on December 22, 2019. The Partnership is the guarantor of the obligations under the credit facility.
Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. Under the RMP Revolving Credit Facility, the Partnership may elect to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the applicable LIBOR Rate plus an applicable margin ranging from 175 to 275 basis points, depending on the leverage ratio then in effect. Base rate loans bears interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the leverage ratio then in effect. The Partnership also pays a commitment fee based on the undrawn commitment amount ranging from 35 to 50 basis points.

The RMP Revolving Credit Facility is secured by mortgages and other security interests on substantially all of the properties of, and guarantees from, the Partnership and its restricted subsidiaries.
The RMP Revolving Credit Facility limits the ability of the Partnership and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

The RMP Revolving Credit Facility also requires the Partnership to maintain the following financial ratios:

•
an interest coverage ratio, which is the ratio of the Partnership’s consolidated EBITDA (as defined within the RMP Revolving Credit Facility) to its consolidated current interest expense of at least 2.50 to 1.0 at the end of each fiscal quarter;

•
a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA, of not more than 4.75 to 1.0, and after electing to issue senior unsecured notes, a consolidated total leverage ratio of not more than 5.25 to 1.0, and, in each case, with certain increases in the permitted total leverage ratio following the completion of a material acquisition; and

•
if the Partnership elects to issue senior unsecured notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than 3.50 to 1.0.

The Partnership was in compliance with such covenants and ratios effective as of December 31, 2015.
Expected Aggregate Maturities
Expected aggregate maturities of the notes payable as of December 31, 2015 are as follows (in thousands):

Remainder of Year Ending December 31, 2015	$—
Year Ending December 31, 2016	—
Year Ending December 31, 2017	—
Year Ending December 31, 2018	—
Year Ending December 31, 2019 and Beyond	1,457,222
Total	$1,457,222
Interest paid in cash was $82.1 million, $36.7 million and $27.7 million for the years ended December 31, 2015, 2014 and 2013, respectively. See Note 1 for information on capitalized interest.

5.	Derivative Instruments
The Company uses derivative commodity instruments that are placed with major financial institutions whose creditworthiness is regularly monitored. Our derivative counterparties share in the Amended Credit Agreement collateral. The Company has entered into various derivative contracts to manage price risk and to achieve more predictable cash flows. As a result of the Company’s hedging activities, the Company may realize prices that are greater or less than the market prices that it would have received otherwise.
As of December 31, 2015, the Company has entered into derivative instruments with various financial institutions, fixing the price it receives for a portion of its natural gas. The Company’s fixed price derivatives primarily include swap and collar contracts that are tied to the commodity prices on NYMEX. As of December 31, 2015, the Company has entered into NYMEX hedging contracts through December 31, 2019 covering a total of approximately 525 Bcf of our projected natural gas production at a weighted average price of $3.27 per MMBtu. Additionally, the Company has entered into basis swap contracts to hedge the difference between the NYMEX index price and various local index prices. The fixed price and basis hedging contracts the Company has entered into through December 31, 2020 at other various sales points cover a total of approximately 408 Bcf.
The Company recognizes all derivative instruments as either assets or liabilities at fair value per the Financial Accounting Standards Board (“FASB”) ASC 815. The Company’s derivative commodity instruments have not been designated as hedges for accounting purposes; therefore, all gains and losses are recognized currently in earnings. The following tables present the gross amounts of recognized derivative assets and liabilities, the amounts offset under netting arrangements with counterparties, and the resulting net amounts presented in the consolidated balance sheets for the periods presented, all at fair value:

	As of December 31, 2015
(in thousands)	Derivative instruments, recorded in the Consolidated Balance Sheet, gross	Derivative instruments subject to master netting arrangements	Derivative Instruments, net
Derivative assets	$372,414	$(79,509)	$292,905
Derivative liabilities	$21,043	$(4,200)	$16,843

	As of December 31, 2014
(in thousands)	Derivative instruments, recorded in the Consolidated Balance Sheet, gross	Derivative instruments subject to master netting arrangements	Derivative Instruments, net
Derivative assets	$201,775	$(5,553)	$196,222

6.	Fair Value of Financial Instruments
The Company determines fair value on a recurring basis for its liability related to restricted units and recorded amounts for derivative instruments as these instruments are required to be recorded at fair value for each reporting amount. Certain amounts in the Company’s financial statements were measured at fair value on a nonrecurring basis including discounts associated with long-term debt. Fair value is based on quoted market prices, where available. If quoted market prices are not available, fair value is based upon models that use as inputs market-based parameters, including but not limited to forward curves, discount rates, broker quotes, volatilities, and nonperformance risk.
The Company has categorized its fair value measurements into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The Company’s fair value measurements relating to restricted units are included in Level 3. The Company’s fair value measurements relating to derivative instruments are included in Level 2. Since the adoption of fair value accounting, the Company has not made any changes to its classification of financial instruments in each category.
Items included in Level 3 are valued using internal models that use significant unobservable inputs. Items included in Level 2 are valued using management’s best estimate of fair value corroborated by third-party quotes.

The following assets and liabilities were measured at fair value on a recurring basis during the period (refer to Note 5 for details relating to derivative instruments):

	As of December 31, 2015
(in thousands)		Fair Value Measurements at Reporting Date Using
(in thousands)	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative instruments, at fair value	$292,905	$292,905	$—	$292,905	$—
Total assets	$292,905	$292,905	$—	$292,905	$—

Liabilities:
Derivative instruments, at fair value	$16,843	$16,843	$—	$16,843	$—
Total liabilities	$16,843	$16,843	$—	$16,843	$—

	As of December 31, 2014
		Fair Value Measurements at Reporting Date Using
(in thousands)	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative instruments, at fair value	$196,222	$196,222	$—	$196,222	$—
Total assets	$196,222	$196,222	$—	$196,222	$—

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(in thousands)	2015	2014
Balance as of January 1	$—	$36,306
Converted to shares of common stock	—	(36,306)
Balance as of December 31	$—	$—
The carrying value of cash equivalents approximates fair value due to the short maturity of the instruments. The Company’s non-financial assets, such as property, plant and equipment, goodwill and intangible assets are recorded at fair value upon business combination and are remeasured at fair value only if an impairment charge is recognized. To the extent necessary, the Company applies unobservable inputs and management judgment due to the absence of quoted market prices (Level 3) to the valuation methodologies for these non-financial assets.

The estimated fair value and carrying amount of long-term debt as reported on the consolidated balance sheets as of December 31, 2015 and 2014 is shown in the table below (refer to Note 4 for details relating to the debt instruments). The fair value was estimated using Level 2 inputs based on rates reflective of the remaining maturity as well as the Company’s financial position. The carrying value of the revolving credit facilities approximates fair value as of December 31, 2015.

	As of December 31, 2015		As of December 31, 2014
Long-Term Debt (in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior Notes Due 2022	$900,000	$650,250	$900,000	$839,250
Senior Notes Due 2023	397,222	294,000	—	—
Midstream Holdings Revolving Credit Facility	17,000	17,000	—	—
RMP Revolving Credit Facility	143,000	143,000	—	—
Other	—	—	680	680
Total	$1,457,222	$1,104,250	$900,680	$839,930

7.	Rice Midstream Partners LP
On December 22, 2014, the Partnership, a subsidiary of the Company, completed the RMP IPO of 28,750,000 common units representing limited partner interests in the Partnership, which represented 50% of the Partnership’s outstanding equity. The Company retained a 50% limited partner interest in the Partnership, consisting of 3,623 common units and 28,753,623 subordinated units. In connection with the RMP IPO, the Company contributed to the Partnership 100% of Rice Poseidon Midstream, LLC (“Rice Poseidon”). A wholly-owned subsidiary of the Company serves as the general partner of the Partnership. The Company continues to consolidate the results of the Partnership and records an income tax provision only as to its ownership percentage. The Company records the noncontrolling interest of the public limited partners in its consolidated financial statements for net income of the Partnership attributed to third party unitholders for periods subsequent to the Partnership’s IPO. Net income attributable to noncontrolling interests was $23.3 million and $0.6 million for the years ended December 31, 2015 and 2014, respectively.
The Partnership received cash proceeds, net of issuance costs, of approximately $441.7 million upon the closing of the RMP IPO, which increased the noncontrolling interest component of total equity. Approximately $414.4 million of the proceeds were distributed to the Company, $25.0 million was retained by the Partnership to fund certain expansion capital expenditures, approximately $2.0 million was used to pay expenses from the RMP IPO and $2.7 million was used by the Partnership to pay credit facility origination fees associated with the RMP Revolving Credit Facility.
On November 4, 2015, the Partnership entered into a Common Unit Purchase Agreement with certain institutional investors to sell 13,409,961 common units in a private placement for gross proceeds of approximately $175.0 million (the “Private Placement”). After deducting underwriting discounts and commissions of $3.1 million, the Partnership received net proceeds of $171.9 million. The Private Placement closed on November 10, 2015. The Partnership used the proceeds of the Private Placement to repay a portion of the borrowings under the Partnership’s revolving credit facility. Following the Private Placement, the Company owned approximately 41% of the outstanding limited partnership interest in the Partnership.
On November 12, 2015, a cash distribution of $0.1935 per common and subordinated unit was paid to the Partnership’s unitholders related to the third quarter of 2015.
On January 22, 2016, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the fourth quarter of 2015 of $0.1965 per common and subordinated unit. The cash distribution was paid on February 11, 2016 to unitholders of record at the close of business on February 2, 2016.

8.	Acquisitions
Greene County Acquisition
In the second quarter of 2015, the Company received $15.8 million from Chesapeake Appalachia, L.L.C. and its partners as a result of the finalization of the purchase price related to our acquisition of 19,000 net acres and 12 developed Marcellus wells in southwestern Greene County, Pennsylvania for approximately $329.5 million. The accounting for this business combination was final in the third quarter of 2015.

9.	Financial Information by Business Segment
As a result of changes to the Company’s operations and organizational structure in 2016, the Company now manages its business in three operating segments: Exploration and Production, Rice Midstream Holdings and Rice Midstream Partners. Operating segments are evaluated on their contribution to the Company’s consolidated results based on operating income. Other income and expenses, interest and income taxes are managed on a consolidated basis. The segment accounting policies are the same as those described in Note 1 of these consolidated financial statements.
The operating results and assets of the Company’s reportable segments were as follows as of and for the year ended December 31, 2015:

(in thousands)	Exploration and Production	Rice Midstream Holdings	Rice Midstream Partners	Elimination of Intersegment Transactions	Consolidated Total
Operating revenues	$452,962	$27,364	$114,459	$(92,644)	$502,141
Operating expenses	944,117	13,671	52,423	(69,903)	940,308
Operating (loss) income	$(491,155)	$13,693	$62,036	$(22,741)	$(438,167)

Segment assets	$3,004,226	$300,148	$689,790	$(23,633)	$3,970,531
Goodwill	$—	$—	$39,142	$—	$39,142
Depreciation, depletion and amortization	$308,194	$2,786	$16,399	$(4,595)	$322,784
Capital expenditures for segment assets	$869,134	$156,013	$248,463	$(27,336)	$1,246,274

The operating results and assets of the Company’s reportable segments were as follows as of and for the year ended December 31, 2014:

(in thousands)	Exploration and Production	Rice Midstream Holdings	Rice Midstream Partners	Elimination of Intersegment Transactions	Consolidated Total
Operating revenues	$385,438	$852	$6,448	$(1,796)	$390,942
Operating expenses	356,019	10,126	37,015	(1,796)	401,364
Operating income (loss)	$29,419	$(9,274)	$(30,567)	$—	$(10,422)

Segment assets	$2,935,814	$149,044	$443,091	$—	$3,527,949
Goodwill	$294,908	$—	$39,142	$—	$334,050
Depreciation, depletion and amortization	$151,900	$205	$4,165	$—	$156,270
Capital expenditures for segment assets	$693,129	$107,319	$169,826	$—	$970,274

The operating results and assets of the Company’s reportable segments were as follows for the year ended December 31, 2013:

(in thousands)	Exploration and Production	Rice Midstream Holdings	Rice Midstream Partners	Elimination of Intersegment Transactions	Consolidated Total
Operating revenues	$88,604	$—	$498	$(415)	$88,687
Operating expenses	111,047	229	5,706	(415)	116,567
Operating loss	$(22,443)	$(229)	$(5,208)	$—	$(27,880)

Depreciation, depletion and amortization	$31,467	$158	$1,190	$—	$32,815
Capital expenditures for segment assets	$406,179	$14,964	$44,244	$—	$465,387

10.	Commitments and Contingencies
On October 14, 2013, the Company entered into a Development Agreement and Area of Mutual Interest Agreement (collectively, the “Utica Development Agreements”) with Gulfport Energy Corporation (“Gulfport”) covering approximately 50,000 aggregate net acres in the Utica Shale in Belmont County, Ohio. Pursuant to the Utica Development Agreements, the Company had approximately 68.7% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Goshen and Smith Townships (the “Northern Contract Area”) and an approximately 48.2% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Wayne and Washington Townships (the “Southern Contract Area”), each within Belmont County, Ohio. The remaining participating interests are held by Gulfport. The participating interests of the Company and Gulfport in each of the Northern and Southern Contract Areas approximated the Company’s then-current relative acreage positions in each area.
The Utica Development Agreements have terms of ten years and are terminable upon 90 days’ notice by either party; provided that, with respect to interests included within a drilling unit, such interests shall remain subject to the applicable joint operating agreement and the Company and Gulfport shall remain operators of drilling units located in the Northern and Southern Contract Areas, respectively, following such termination.
The Company has commitments for gathering and firm transportation under existing contracts with third parties. Future payments under these contracts as of December 31, 2015 totaled $4,797.2 million (2016 - $117.2 million, 2017 - $151.4 million, 2018 - $226.9 million, 2019 - $222.5 million, 2020 - $222.3 million and thereafter - $3,856.9 million).
The Company has three horizontal rigs under contract, of which one expires in 2016 and two expire in 2017. The Company also has two tophole drilling rigs under contract, of which one expires in 2016 and one expires in 2018. Future payments under these contracts as of December 31, 2015 totaled $43.4 million (2016 - $29.3 million, 2017 - $12.1 million and 2018 - $2.0 million). Any other rig performing work for the Company is performed on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the amounts above. The values above represent the gross amounts that the Company is committed to pay without regard to its proportionate share based on its working interest.
The Company is involved in various litigation matters arising in the normal course of business. Management is not aware of any actions that are expected to have a material adverse effect on its financial position or results of operations.

11.	Lease Obligations
The Company leases drilling rights under agreements which expire at various times. The following represents the future minimum lease payments under the agreements as of December 31, 2015:

(in thousands)
2016	$17,288
2017	5,286
2018	566
2019	438
2020 and thereafter	—
Total future minimum lease payments	$23,578
These lease payments are included as leasehold payable in the accompanying consolidated balance sheets.
Additionally, the Company has leased drilling rights under agreements which specify additional payments due in the event that the Company does not meet predetermined criteria within a specified period of time. The Company could be required to pay up to approximately $0.5 million, of which, $0.2 million would be due in 2016 under these agreements.

12.	Asset Retirement Obligations
The Company is subject to certain legal requirements which result in recognition of a liability related to the obligation to incur future plugging and abandonment costs. The Company records a liability for such asset retirement obligations and capitalizes a corresponding amount for asset retirement costs. The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at the Company’s credit adjusted risk-free rate. The current portion of asset retirement obligations are recorded in other accrued liabilities and the long term portion of asset retirement obligations are recorded in other long-term liabilities on the consolidated balance sheets.
A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for the years ended December 31, 2015 and 2014 is as follows:

(in thousands)
Balance at December 31, 2013	$2,114
Liabilities incurred	7,171
Liabilities settled	(256)
Accretion expense	513
Balance at December 31, 2014	$9,542
Liabilities incurred	5,198
Revisions in estimated cash flows	(3,085)
Liabilities settled	(1,131)
Accretion expense	890
Balance at December 31, 2015	$11,414

13.	Stockholders’ Equity
On May 12, 2015, the Company and NGP Holdings entered into an Underwriting Agreement with Goldman, Sachs & Co. and Citigroup Global Markets Inc., relating to the offer and sale by NGP Holdings (the “Secondary Offering”) of 6,000,000 shares of common stock at a price to the public of $24.20 per share ($23.99 per share net of underwriting discounts and commissions). The Secondary Offering closed on May 15, 2015. The Company did not receive any proceeds from the sale of shares of common stock by NGP Holdings.
The Company’s Board of Directors did not declare or pay a dividend to holders of Rice Energy common stock for the year ended December 31, 2015 or 2014.

14.	Incentive Units
In connection with the IPO and the related corporate reorganization, the Rice Appalachia incentive unit holders contributed their Rice Appalachia incentive units to Rice Holdings and NGP Holdings in return for (i) incentive units in such entities that, in the aggregate, were substantially similar to the Rice Appalachia incentive units they previously held and (ii) shares of common stock in the amount of $3.4 million related to the extinguishment of the incentive burden attributable to Mr. Daniel J. Rice III. No payments were made in respect of incentive units prior to the completion of the Company’s IPO. As a result of the IPO, the payment likelihood related to the NGP Holdings and Rice Holdings incentive units was deemed probable, requiring the Company to recognize compensation expense. The compensation expense related to these interests is treated as additional paid in capital from Rice Holdings and NGP Holdings in our financial statements and is not deductible for federal or state income tax purposes. The compensation expense recognized is a non-cash charge, with the settlement obligation resting on NGP Holdings and Rice Holdings, and as such the incentive units are not dilutive to Rice Energy Inc.
NGP Holdings
The NGP Holdings incentive units are considered a liability-based award and are adjusted to fair market value on a quarterly basis until all payments have been made. The recognized and unrecognized compensation expense related to the NGP Holdings incentive units is sensitive to certain assumptions, including the estimated timing of NGP Holdings’ sale of the Company’s common stock. Based on negative industry and market trends, including the performance of the Company’s stock price, the estimated timing of NGP Holdings’ sale of the Company’s common stock was adjusted as of December 31, 2015. The change in the estimated requisite service period will be recognized prospectively. Non-cash compensation (income) expense relative to the NGP Holdings incentive units was $(24.3) million and $44.5 million for the year ended December 31, 2015 or

2014, respectively. As of December 31, 2015, the estimated unrecognized compensation expense related to the NGP Holdings interests is approximately $12.0 million.
In the first quarter of 2014, NGP Holding’s distribution thresholds with regard to certain classes (tiers) of incentive units were satisfied as a result of NGP Holdings’ distribution of net proceeds from its sale of the Company’s common stock in the IPO, and NGP Holdings made cash distributions to its members, including holders of incentive units, in an aggregate amount of $4.4 million. As a result of the Company’s August 2014 Equity Offering, NGP Holdings paid approximately $12.0 million in the third quarter of 2014 to holders of certain classes of incentive units. The sale of the Company’s stock by NGP Holdings in the Secondary Offering triggered a payment to holders of certain classes of incentive units in May 2015, which resulted in approximately $26.7 million expense for the year ended December 31, 2015.
Rice Holdings
The Rice Holdings incentive units are considered an equity-based award with the fair value of the award determined at the grant date and amortized over the service period of the award using the straight-line method. Compensation expense relative to the Rice Holdings incentive units was $33.7 million and $41.7 million for the year ended December 31, 2015 and 2014 respectively. The Company will recognize approximately $39.2 million of additional compensation expense over the remaining expected service period related to the Rice Holdings incentive units.
In August 2014, the triggering event for the Rice Holdings incentive units was achieved. As a result, in September 2014 and September 2015, Rice Holdings distributed one quarter and one third, respectively, of its then-remaining assets (consisting solely of shares of the Company’s common stock) to its members pursuant to the terms of its limited liability company agreement. In addition, in September 2016 and 2017, Rice Holdings will distribute one half and all, respectively, of its then-remaining assets (consisting solely of shares of the Company’s common stock) to its members pursuant to the terms of its limited liability company agreement.  As a result, over time, the shares of the Company’s common stock held by Rice Holdings will be transferred in their entirety to Rice Energy Irrevocable Trust and the incentive unitholders.
Total compensation expense relative to the NGP Holdings and Rice Holdings incentive units was $36.1 million and $106.0 million for the year ended December 31, 2015 or 2014, respectively. Of the total compensation expense recognized for the year ended December 31, 2015, approximately $12.8 million related to changes in certain service condition assumptions.
Three tranches of the incentive units have a time vesting feature. A rollforward of those units from our IPO to December 31, 2015 is included below.

Vested Units Balance, January 29, 2014	133,333
Vested During Period	1,667,578
Forfeited During Period	(37,140)
Granted During Period	37,140
Canceled During Period	—
Vested Units Balance, December 31, 2014	1,800,911
Vested During Period	1,027,288
Forfeited During Period	—
Granted During Period	—
Canceled During Period	—
Vested Units Balance, December 31, 2015	2,828,199
Four tranches of the incentive units do not have a time vesting feature, and their payouts are triggered upon a future payment condition. As such, none of these awards have legally vested as of December 31, 2015. The fair value of the incentive units was estimated using a Monte Carlo simulation valuation model with the following assumptions:

Rice Holdings
Valuation Date	1/29/2014
Dividend Yield	0.00%
Expected Volatility	47.00%
Risk-Free Rate	1.11%
Expected Life (Years)	4.0

Rice Holdings
Valuation Date	4/14/2014
Dividend Yield	0.00%
Expected Volatility	45.19%
Risk-Free Rate	1.13%
Expected Life (Years)	3.8

Rice Holdings
Valuation Date	4/16/2014
Dividend Yield	0.00%
Expected Volatility	44.32%
Risk-Free Rate	1.18%
Expected Life (Years)	3.8

NGP Holdings
Valuation Date	12/31/2015
Dividend Yield	0.00%
Expected Volatility	54.57%
Risk-Free Rate	0.96%
Expected Life (Years)	1.75

15.	Stock-Based Compensation
During the years ended December 31, 2015 and 2014, the Company granted stock-based compensation awards to certain non-employee directors and employees under our long-term incentive plan (the “LTIP”). Pursuant to the LTIP, the Company expects the aggregate maximum number of shares of our common stock issued under the LTIP will not exceed 17,500,000. The awards consisted of restricted stock units, which vest upon the passage of time, and performance units, which vest based upon attainment of specified company performance criteria.
Restricted Stock Unit Awards
Restricted stock unit awards are valued based upon the price of the Company’s common stock on the grant date and vest over periods from one to three years, with compensation expense being recognized on a straight-line basis over the requisite service period. Compensation expense related to the restricted stock unit awards was $5.7 million and $2.6 million for the years ended December 31, 2015 and 2014, respectively, and is recorded in general and administrative expenses on the consolidated statements of operations. The following table summarizes the restricted stock unit award activity during the year ended December 31, 2015 and 2014.

	Number of shares	Weighted average grant date fair value
Total unvested, January 1, 2014	—	$—
Granted	328,907	28.79
Vested	(1,647)	30.33
Forfeited	(4,601)	32.59
Total unvested, December 31, 2014	322,659	28.38
Granted	535,175	19.25
Vested	(121,138)	27.98
Forfeited	(34,027)	24.13
Total unvested - December 31, 2015	702,669	$21.70

The following table details the scheduled vesting of the outstanding unvested restricted stock unit awards at December 31, 2015.

Vesting Date	Number of shares
2016	254,406
2017	266,452
2018	181,811
702,669
Total unrecognized compensation expense expected to be recognized in the future related to the restricted stock unit awards as of December 31, 2015 is $10.0 million.
Performance Stock Unit Awards
We use a Monte Carlo simulation valuation model to determine the fair value of the performance stock unit awards on the grant date. The compensation expense related to these awards is being recognized on a straight-line basis and the awards will cliff vest over the requisite service period of approximately three years. Compensation expense related to the performance unit stock awards was $6.7 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively, and is recorded in general and administrative expenses on the consolidated statements of operations. The following table presents information regarding the assumptions used in determining the fair value of the performance stock unit awards granted in 2015 and 2014.

	2015	2014
Dividend Yield	0.00%	0.00%
Expected Volatility	49.69%	43.73%
Risk-Free Rate	1.00%	0.70%
Expected Life (Years)	2.89	2.65
Weighted average fair value of performance stock unit awards	$21.61	$38.77
Total unrecognized compensation expense expected to be recognized in the future related to the performance stock unit awards as of December 31, 2015 is $10.8 million.
RMP Phantom Unit Awards
During the years ended December 31, 2015 and 2014, the Partnership’s general partner granted phantom unit awards under the Rice Midstream Partners LP 2014 Long Term Incentive Plan (the “RMP LTIP”) to certain non-employee directors of the Partnership and executive officers and employees of Rice Energy. Pursuant to the RMP LTIP, the maximum aggregate number of common units that may be issued pursuant to any and all awards under the RMP LTIP shall not exceed 5,000,000 common units subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of Awards, as provided under the RMP LTIP. The equity-based awards are valued based upon the price of the Partnership’s common units on the grant date and will cliff vest over the requisite service period from one and a half to two years. The Partnership recorded $4.1 million and $0.1 million of stock compensation expense related to these awards for the years ended December 31, 2015 and 2014, respectively, and is recorded in general and administrative expenses on the consolidated statements of operations. Total unrecognized compensation expense expected to be recognized over the remaining vesting period as of December 31, 2015 is $3.0 million for these awards.

The following table summarizes the activity for the equity-based awards during the year ended December 31, 2015 and 2014.

	Number of units	Weighted average grant date fair value
Total unvested, January 1, 2014	—	$—
Granted	434,094	16.50
Vested	—	—
Forfeited	—	—
Total unvested, December 31, 2014	434,094	16.50
Granted	18,196	16.87
Vested	(242)	16.50
Forfeited	(19,420)	16.50
Total unvested - December 31, 2015	432,628	$16.52
The following table details the scheduled vesting of the unvested equity-based awards at December 31, 2015.

Vesting Date	Number of units
2016	432,628
432,628

16.	Earnings Per Share
Basic EPS is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share takes into account the dilutive effect of potential common stock that could be issued by the Company in conjunction with stock awards that have been granted to directors and employees. The following is a calculation of the basic and diluted weighted-average number of shares of common stock outstanding and EPS for the years ended December 31, 2015, 2014 and 2013. As indicated in Note 1, our corporate reorganization was considered a transaction amongst entities under common control. Therefore, the weighted average shares used in our EPS calculation assume that the Rice Energy Inc. corporate structure was in place for all periods presented.

	Year Ended December 31,
	2015	2014	2013
Income (loss) (numerator):
Net (loss) income attributable to Rice Energy (in thousands)	$(291,336)	$218,454	$(35,776)

Weighted-average shares (denominator):
Weighted-average number of shares of common stock - basic	136,344,076	128,151,171	80,441,905
Weighted-average number of shares of common stock - diluted	136,344,076	128,225,155	80,441,905

(Loss) earnings per share:
Basic	$(2.14)	$1.70	$(0.44)
Diluted	$(2.14)	$1.70	$(0.44)
For the year ended December 31, 2015, 133,611 shares attributable to equity awards were not included in the diluted earnings per share calculations as the Company incurred a net loss for the period presented. For the year ended December 31, 2013, 1,671,800 shares attributable to equity awards were not included in the diluted earnings per share calculation as the Company incurred a net loss for the period presented.
The impact of the Partnership’s dilutive units did not have a material impact on the Company’s earnings per share calculation at December 31, 2014.

17.	Income Taxes

We are a corporation under the Internal Revenue Code subject to federal income tax at a statutory rate of 35% of pretax earnings. We did not report any income tax benefit or expense for periods prior to the consummation of our IPO in January 2014 because Rice Drilling B, our accounting predecessor, is a limited liability company that was not subject to federal income tax. The reorganization of our business in connection with the closing of our IPO, such that it is now held by a corporation subject to federal income tax, required the recognition of a deferred tax asset or liability for the initial temporary differences at the time of our IPO. The resulting deferred tax liability of approximately $162.3 million was recorded in equity at the date of the completion of our IPO as it represents a transaction among shareholders. Additionally, the pro forma EPS for the year ended December 31, 2014 disclosed in the accompanying consolidated statements of operations assumes a statutory tax rate. The components of the income tax provision are as follows:

	Year Ended December 31,
(in thousands)	2015	2014
Current tax expense:
Federal	$4,039	$3,961
State	—	—
Total	4,039	3,961
Deferred tax expense:
Federal	19,878	68,846
State	(11,799)	18,793
Total	8,079	87,639
Total income tax expense	$12,118	$91,600
The effective tax rate for the year ended December 31, 2015 differs from the statutory rate due principally to non-deductible incentive unit expense, impairment losses and noncontrolling interest and, for the year ended December 31, 2014, pre-tax income prior to our IPO.
Income tax expense differs from amounts computed at the federal statutory rate of 35% on pre-tax income as follows:

	Year Ended December 31,
(in thousands)	2015	2014
Tax at statutory rate	$(89,560)	$108,722
Permanent tax differences	74	18
State income taxes	(7,668)	12,216
Partnership earnings (1/1/14 - 1/28/14)	—	(66,239)
Noncontrolling partners’ share of RMP earnings	(8,168)	(203)
Goodwill impairment	103,218	—
Incentive unit expense	12,634	37,086
Other, net	1,588	—
Income tax expense	$12,118	$91,600
Effective tax rate	(4.74)%	29.49%

The Company recognizes deferred tax liabilities for temporary differences between the financial statement and tax basis of assets and liabilities.  The deferred tax liabilities primarily relate to intangible drilling costs, depletion and depreciation.  The effect of changes in the tax laws or tax rates is recognized in income in the period such changes are enacted. The following table summarizes the source and tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2015 and December 31, 2014.

	Year Ended December 31,
(in thousands)	2015	2014
Deferred income taxes:
Total deferred tax assets	$—	$—
Total deferred tax liabilities	(271,988)	(263,906)
Total net deferred tax liabilities	(271,988)	(263,906)

Principal components of deferred tax assets and liabilities:
Drilling and development costs expensed for tax	(294,972)	(189,475)
Tax depreciation in excess of book depreciation	(92,710)	(24,252)
Investment in partnerships	57,227	38,077
Incentive compensation	5,576	2,263
Net operating loss carryforwards	153,558	—
Hedging loss	(109,352)	(80,663)
AMT tax credit	7,999	3,961
Other	686	(13,817)
Total	$(271,988)	$(263,906)
As of December 31, 2015, the Company had a federal income tax net operating loss (“NOL”) carryforward of approximately $398.5 million and State NOL carryforwards of approximately $293.8 million. The associated deferred tax assets related to these NOL carryforwards was $153.6 million. The NOL carryforwards expire in 2035. The value of these carryforwards depends on the Company’s ability to generate taxable income.
The Company is subject to the alternative minimum tax (“AMT”) if the computed AMT liability exceeds the regular tax liability for the year. As a result of certain AMT preference items related to intangible drilling costs, the Company has generated AMT carryforwards. Because AMT taxes paid can be credited against regular tax and have an indefinite carryforward, this item is reflected as a deferred tax asset in the amount of $8.0 million at December 31, 2015.
During the year ended December 31, 2015, the Company incurred $0.1 million and $0.1 million of interest and penalties, respectively, related to income tax filings recorded in interest expense and general and administrative expenses, respectively, on the consolidated statement of operations. At December 31, 2015, there is no accrual for interest recorded on the consolidated balance sheet.
Based on management’s analysis, the Company did not have any uncertain tax positions as of December 31, 2015.

18.	Related Party Transactions
Prior to the completion of the Marcellus JV Buy-In, the Company was reimbursed for costs incurred on behalf of the Company’s Marcellus joint venture. General and administrative expenses incurred by the Company and reimbursed by the Company’s Marcellus joint venture were $0.3 million and $1.6 million for the years ended December 31, 2014 and 2013, respectively.
Prior to our IPO, the Company reimbursed Rice Partners for expenses incurred on behalf of the Company. General and administrative expenses incurred by Rice Partners and reimbursed by the Company were $1.8 million and $9.3 million for the years ended December 31, 2014 and 2013, respectively. Prior to the closing of our IPO, the Company terminated its agreement to reimburse Rice Partners for expenses incurred on its behalf.
Upon completion of the RMP IPO, the Company entered into a 15 year, fixed fee gas gathering and compression agreement (the “Gas Gathering and Compression Agreement”) with RMP, under which RMP will gather natural gas on RMP’s gathering systems located in Washington County and Greene County, Pennsylvania and provide compression services. Pursuant to the Gas Gathering and Compression Agreement, RMP will charge the Company a gathering fee of $0.30 per Dth and a compression fee of $0.07 per Dth per stage of compression, each subject to annual adjustment for inflation based on the

Consumer Price Index. The Gas Gathering and Compression Agreement covers approximately 93,000 gross acres of the Company’s acreage position in the dry gas core of the Marcellus Shale in southwestern Pennsylvania as of December 31, 2015 and any future acreage it acquires within these counties, excluding the first 40.0 MDth/d of Rice Energy’s production from approximately 19,000 gross acres subject to a pre-existing third-party dedication.  The revenues and related receivables RMP records pursuant to the Gas Gathering and Compression Agreement are eliminated in consolidation in the accompanying consolidated financial statements.
In connection with the closing of the acquisition of the Water Assets on November 4, 2015, the Partnership entered into Amended and Restated Water Services Agreements (the “Water Services Agreements”) with the Company, whereby the Partnership has agreed to provide certain fluid handling services to the Company, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water for the Company within areas of dedication in defined service areas in Pennsylvania and Ohio. The initial term of the Water Services Agreements is until December 22, 2029 and from month to month thereafter. Under the agreements, the Company will pay the Partnership (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by us, plus a 2% margin.

19.	New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”), No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” or ASU 2014-09. The FASB created Topic 606 which supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance throughout the Industry Topics of the Codification. The FASB and International Accounting Standards Board initiated this joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for both U.S. GAAP and International Financial Reporting Standards. ASU 2014-09 will enhance comparability of revenue recognition practices across entities, industries and capital markets compared to existing guidance. ASU 2014-09 explains that the core principle of the standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and defines a five step process to achieve this core principle. The five step process is to (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as the entity satisfies a performance obligation. More judgement and estimates may be required within the new revenue recognition process than are required under existing U.S. GAAP. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year. ASU 2014-09 will now be effective for annual reporting periods beginning after December 15, 2017 and should be applied retrospectively using either a full retrospective approach reflecting the application of the standard in each prior reporting period or a retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption. Early application is permitted only for annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Company has not yet selected a transition method and is currently evaluating the standard and the impact on its consolidated financial statements and footnote disclosures.
In February 2015, the FASB issued ASU, 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for periods beginning after December 15, 2015 with early adoption permitted. The Company will adopt ASU 2015-02 in the first quarter of 2016. The Company does not anticipate adoption of the standard to impact prior conclusions as to whether or not its subsidiaries are consolidated in the consolidated financial statements
In April 2015, the FASB issued ASU, 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplification of Debt Issuance Costs.” ASU 2015-03 was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. ASU 2015-03 is effective for periods beginning after December 15, 2015 with early adoption permitted. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.” ASU 2015-15 clarifies the guidance in ASU 2015-03 regarding presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The SEC staff announced they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company will adopt ASU 2015-03 in the first quarter of 2016. The adoption of ASU 2015-03 will be applied retrospectively and will result in debt issuance costs being presented as a direct deduction from the carrying amount of the related debt liability in the consolidated balance sheets. The

Company will also adopt ASU 2015-15 and present debt issuance costs associated with the Company’s revolving credit facilities as assets named deferred financing costs, net in the consolidated balance sheets.
In September 2015, the FASB issued ASU, 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments.” ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 is effective for periods beginning after December 15, 2015 with prospective application and early adoption permitted. The Company will adopt ASU 2015-16 in the first quarter of 2016 and will apply the provisions of the standard on an as-needed basis to the extent that a business combination occurs.
In November 2015, the FASB issued ASU, 2015-17, “Income Taxes (Topic 740): Balance Sheet Classifications of Deferred Taxes,” to simplify the presentation of deferred income taxes and aligns the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS). Under the new standard, both deferred tax liabilities and assets are required to be classified as noncurrent in a classified balance sheet. ASU 2015-17 is effective for fiscal years, and the interim periods within those years, beginning after December 15, 2016. This update may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company has prospectively adopted ASU 2015-017 in the fourth quarter of 2015.

20.	Subsequent Events
On January 13, 2016, the Company entered into the Seventh Amendment to the Amended Credit Agreement, which increased the aggregate notional volume limitations for our hedging arrangements contained in the Amended Credit Agreement for the first 18 months after any commodity swap agreement or secured firm transportation reimbursement agreement is entered into.
On February 1, 2016, Strike Force Holdings, a wholly-owned subsidiary of the Company and Gulfport Midstream Holdings, LLC (“Gulfport Midstream”) a wholly-owned subsidiary of Gulfport, entered into an Amended and Restated Limited Liability Company Agreement (the “Strike Force LLC Agreement”) of Strike Force Midstream LLC (“Strike Force Midstream”) to engage in the natural gas midstream business in approximately 319,000 acres in Belmont and Monroe Counties, Ohio. Under the terms of the Strike Force LLC Agreement, Strike Force Holdings made an initial contribution to Strike Force Midstream of certain pipelines, facilities and rights of way and cash in the amount of $41.0 million in exchange for a 75% membership interest in Strike Force Midstream. Gulfport Midstream made an initial contribution of a gathering system and related assets in exchange for a 25% membership interest in Strike Force Midstream.
On February 17, 2016, Midstream Holdings and Rice Midstream GP Holdings LP, a newly-formed Delaware limited partnership (“GP Holdings”) and subsidiary of Midstream Holdings, entered into a securities purchase agreement (the “Securities Purchase Agreement”) with EIG Energy Fund XVI, L.P., a Delaware limited partnership, EIG Energy Fund XV-E, L.P., a Delaware limited partnership, and EIG Holdings (RICE) Partners, LP, a Delaware limited partnership (collectively, the “Purchasers”), pursuant to which (i) Midstream Holdings agreed to sell 375,000 Series B Units (“Series B Units”) in Midstream Holdings with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to sell common units (“GP Common Units”) representing an 8.25% limited partner interest in GP Holdings for aggregate consideration of $375.0 million in a private placement (the “Midstream Holdings Investment”) exempt from the registration requirements under the Securities Act. The Midstream Holdings Investment closed on February 22, 2016 (the “Closing Date”).
After September 30, 2016 and prior to the eighteen-month anniversary of the Closing Date, upon the satisfaction of certain financial and operational metrics, Midstream Holdings has the right to require the Purchasers to purchase additional Series B Units and GP Common Units on the terms set forth above. Midstream Holdings may require the Purchasers to purchase at least $25.0 million of additional units on up to three occasions, up to a total aggregate amount of $125.0 million. Pursuant to the Securities Purchase Agreement, Midstream Holdings is required to pay the Purchasers a quarterly cash commitment fee of 2.0% per annum on any undrawn amounts of the additional $125.0 million commitment. Midstream Holdings will use $75.0 million of the proceeds to reduce outstanding borrowings under its credit facility and to pay transaction fees and expenses, and the remaining $300.0 million will be distributed to the Company.
On February 19, 2016, Midstream Holdings entered into the Second Amendment (the “Second Amendment”) to the Midstream Holdings Revolving Credit Facility. Among other changes, the Second Amendment: (i) permits cash distributions by GP Holdings to the Purchasers, subject to certain limitations; (ii) permits a one-time contribution of common units of RMP from Midstream Holdings to GP Holdings; (iii) amends the definition of “Disqualified Capital Stock” to permit a put right feature in connection with the Midstream Holdings Investment; (iv) amends the definition of “Change in Control” to include any change of control under the documents entered into in connection with the Midstream Holdings Investment; (v) expands cross-default to the documents entered into in connection with the Midstream Holdings Investment; and (vi) excludes proceeds from a scheduled sale of equity interests in GP Holdings to an investor from the mandatory prepayment provision.
On April 12, 2016, the Company announced that it has entered into a stalking horse asset purchase agreement (“asset purchase agreement”) to acquire Marcellus and Utica Assets in central Greene County, Pennsylvania from Alpha Natural Resources Inc. (“Alpha”) for $200.0 million (the “Alpha Acquisition”). Pursuant to the terms of the asset purchase agreement, the Company will acquire leasehold interest in approximately 27,400 net undeveloped Marcellus acres, plus an additional 3,200 gross acres owned in fee that are currently leased to the Company and generating royalty cash flow. In addition, the aforementioned acreage includes the rights to the deep Utica on 23,500 net acres. Alpha is conducting the sale of the assets pursuant to Section 363 of the United States Bankruptcy Code. The proposed asset purchase agreement constitutes a “stalking horse bid” in accordance with the bidding procedures approved by the bankruptcy court. Although the Company’s stalking horse bid was approved by the bankruptcy court, Alpha may still be required to hold an auction for these assets before the Company can consummate the acquisition. Consummation of the acquisition would be subject to the Company being selected as the successful bidder in any such auction and bankruptcy court approval.
On April 15, 2016, the Company issued and completed a public offering (the “April 2016 Equity Offering”) of an aggregate of 29,858,891 shares of common stock at $16.35 per share, which included 20,000,000 shares sold by the Company and 9,858,891 shares sold by NGP Holdings. On April 21, 2016, NGP Holdings sold an additional 4,478,834 shares of common stock pursuant to the exercise of the underwriters option to purchase additional shares. After deducting underwriting discounts and commissions of $15.0 million and transaction costs, the Company received net proceeds of $311.7 million. The Company received no proceeds from the sale of shares by NGP Holdings. The Company intends to use a portion of the net proceeds from this offering to finance the Alpha Acquisition and the remainder for general corporate purposes. If the Alpha Acquisition is not consummated, the Company intends to use the net proceeds for general corporate purposes, which may include funding a portion of its 2017 capital budget.

21.	Guarantor Financial Information
On April 25, 2014, the Company issued $900.0 million in aggregate principal amount of the 2022 Notes and on March 26, 2015, the Company issued $400.0 million in aggregate principal amount of the 2023 Notes. The obligations under the Notes are fully and unconditionally guaranteed by the Guarantors, subject to release provisions described in Note 3. The Company’s subsidiaries that constitute its RMP segment and RMH segment are unrestricted subsidiaries under the indentures governing the Notes and consequently are not Guarantors. In accordance with positions established by the SEC, the following shows separate financial information with respect to the Company, the Guarantors and the non-guarantor subsidiaries. The principal elimination entries eliminate investment in subsidiaries and certain intercompany balances and transactions.

Balance Sheet as of December 31, 2015
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash	$78,474	$57,800	$15,627	$—	$151,901
Accounts receivable	147	140,493	14,174	—	154,814
Receivable from affiliate	27,670	—	4,501	(32,171)	—
Prepaid expenses, deposits and other	4,377	817	294	—	5,488
Derivative instruments	47,262	139,698	—	—	186,960
Deferred tax assets	—	—	—	—	—
Total current assets	157,930	338,808	34,596	(32,171)	499,163

Gas collateral account	—	3,995	82	—	4,077
Investments in subsidiaries	2,378,293	113,268	—	(2,491,561)	—
Property, plant and equipment, net	21,442	2,382,878	865,043	(26,232)	3,243,131
Deferred financing costs, net	25,329	—	4,915	—	30,244
Goodwill	—	—	39,142	—	39,142
Intangible assets, net	—	—	46,159	—	46,159
Other non-current assets	32,590	76,025	—	—	108,615
Total assets	$2,615,584	$2,914,974	$989,937	$(2,549,964)	$3,970,531

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,178	$48,191	$31,184	$—	$83,553
Royalties payables	—	40,572	—	—	40,572
Accrued capital expenditures	—	45,240	34,507	—	79,747
Leasehold payables	—	17,338	—	—	17,338
Other accrued liabilities	36,287	71,649	3,367	(32,171)	79,132
Total current liabilities	40,465	222,990	69,058	(32,171)	300,342

Long-term liabilities:
Long-term debt	1,297,222	—	160,000	—	1,457,222
Leasehold payable	—	6,289	—	—	6,289
Deferred tax liabilities	47,667	299,741	19,911	(95,331)	271,988
Other long-term liabilities	19,432	7,661	3,129	—	30,222
Total liabilities	1,404,786	536,681	252,098	(127,502)	2,066,063
Stockholders’ equity before noncontrolling interest	1,210,798	2,378,293	113,268	(2,422,462)	1,279,897
Noncontrolling interests in consolidated subsidiaries	—	—	624,571	—	624,571
Total liabilities and stockholders’ equity	$2,615,584	$2,914,974	$989,937	$(2,549,964)	$3,970,531

Balance Sheet as of December 31, 2014
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash	$181,835	$41,934	$32,361	$—	$256,130
Accounts receivable	1,773	196,974	1,153	—	199,900
Receivable from affiliates	634	55	2,198	(2,799)	88
Prepaid expenses deposits and other	1,296	1,702	341	—	3,339
Derivative instruments	47,291	85,743	—	—	133,034
Total current assets	232,829	326,408	36,053	(2,799)	592,491

Gas collateral account	—	3,995	—	—	3,995
Investments in subsidiaries	2,177,895	86,148	—	(2,264,043)	—
Property, plant and equipment, net	10,348	1,986,856	464,127	—	2,461,331
Deferred financing costs, net	20,081	—	5,022	—	25,103
Goodwill	—	294,908	39,142	—	334,050
Intangible assets, net	—	—	47,791	—	47,791
Derivative instruments	8,290	54,898	—	—	63,188
Total assets	$2,449,443	$2,753,213	$592,135	$(2,266,842)	$3,527,949

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$680	$—	$—	$680
Accounts payable	19,231	101,132	31,966	—	152,329
Royalties payables	—	37,172	—	—	37,172
Accrued capital expenditures	1,515	89,858	16,917	—	108,290
Leasehold payables	—	30,702	—	—	30,702
Deferred tax liabilities	54,688	39,197	—	(39,197)	54,688
Other accrued liabilities	26,027	27,502	2,086	(2,801)	52,814
Total current liabilities	101,461	326,243	50,969	(41,998)	436,675

Long-term liabilities:
Long-term debt	900,000	—	—	—	900,000
Leasehold payable	—	4,279	—	—	4,279
Deferred tax liabilities	12,497	237,155	10,660	(51,094)	209,218
Other long-term liabilities	3,068	7,641	1,900	—	12,609
Total liabilities	1,017,026	575,318	63,529	(93,092)	1,562,781
Stockholders’ equity before noncontrolling interest	1,432,417	2,177,895	86,148	(2,173,750)	1,522,710
Noncontrolling interest in consolidated subsidiaries	—	—	442,458	—	442,458
Total liabilities and stockholders’ equity	$2,449,443	$2,753,213	$592,135	$(2,266,842)	$3,527,949

Statement of Operations for the Year Ended December 31, 2015
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$—	$446,515	$—	$—	$446,515
Firm transportation sales, net	—	3,450	—	—	3,450
Gathering, compression and water services	—	—	141,823	(92,644)	49,179
Other revenue	—	2,997	—	—	2,997
Total operating revenues	—	452,962	141,823	(92,644)	502,141

Operating expenses:
Lease operating	—	44,356	—	—	44,356
Gathering, compression and transportation	—	150,015	—	(65,308)	84,707
Production taxes and impact fees	—	7,609	—	—	7,609
Exploration	—	3,137	—	—	3,137
Midstream operation and maintenance	—	—	16,988	—	16,988
Incentive unit expense	—	33,873	2,224	—	36,097
Impairment of gas properties	—	18,250	—	—	18,250
Impairment of goodwill	—	294,908	—	—	294,908
General and administrative	—	78,592	24,446	—	103,038
Depreciation, depletion and amortization	—	304,703	19,185	(1,104)	322,784
Acquisition expense	4	103	1,128	—	1,235
Amortization of intangible assets	—	—	1,632	—	1,632
Gain from sale of interest in gas properties	—	(953)	—	—	(953)
Other expense	—	6,028	492	—	6,520
Total operating expenses	4	940,621	66,095	(66,412)	940,308

Operating income (loss)	(4)	(487,659)	75,728	(26,232)	(438,167)
Interest expense	(82,664)	(166)	(4,616)	—	(87,446)
Other income	617	439	52	—	1,108
Gain on derivative instruments	68,247	205,501	—	—	273,748
Amortization of deferred financing costs	(4,072)	—	(1,052)	—	(5,124)
Equity in income (loss) of joint ventures and subsidiaries	(296,335)	10,145	—	286,190	—
Income (loss) before income taxes	(314,211)	(271,740)	70,112	259,958	(255,881)
Income tax expense	(12,118)	(25,699)	(9,295)	34,994	(12,118)
Net income (loss)	(326,329)	(297,439)	60,817	294,952	(267,999)
Less: net income attributable to noncontrolling interests	—	—	(23,337)	—	(23,337)
Net income (loss) attributable to Rice Energy	$(326,329)	$(297,439)	$37,480	$294,952	$(291,336)

Statement of Operations for the Year Ended December 31, 2014
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Natural gas, oil and natural gas liquids (NGL) sales	$—	$359,201	$—	$—	$359,201
Firm transportation sales, net	—	26,237	—	—	26,237
Gathering, compression and water services	—	—	7,300	(1,796)	5,504
Total operating revenues	—	385,438	7,300	(1,796)	390,942

Operating expenses:
Lease operating	—	24,971	—	—	24,971
Gathering, compression and transportation	—	37,180	—	(1,562)	35,618
Production taxes and impact fees	—	4,647	—	—	4,647
Exploration	—	4,018	—	—	4,018
Midstream operation and maintenance	—	—	4,607	—	4,607
Incentive unit expense	—	86,020	19,941	—	105,961
General and administrative	—	45,268	16,302	—	61,570
Depreciation, depletion and amortization	—	153,282	2,988	—	156,270
Acquisition expense	—	820	1,519	—	2,339
Amortization of intangible assets	—	—	1,156	—	1,156
Other expenses	—	—	207	—	207
Total operating expenses	—	356,206	46,720	(1,562)	401,364

Operating income (loss)	—	29,232	(39,420)	(234)	(10,422)
Interest expense	(27,177)	(10,130)	(12,884)	—	(50,191)
Gain on purchase of Marcellus joint venture	—	203,579	—	—	203,579
Other income (loss)	247	755	(109)	—	893
Gain on derivative instruments	55,580	130,897	—	—	186,477
Amortization of deferred financing costs	(2,006)	(489)	—	—	(2,495)
Loss on extinguishment of debt	—	(7,654)	—	—	(7,654)
Write-off of deferred financing costs	—	(6,896)	—	—	(6,896)
Equity in income (loss) of joint ventures and subsidiaries	193,119	(47,208)	—	(148,567)	(2,656)
Income (loss) before income taxes	219,763	292,086	(52,413)	(148,801)	310,635
Income tax expense	(91,600)	(98,731)	8,440	90,291	(91,600)

Net income (loss)	128,163	193,355	(43,973)	(58,510)	219,035
Less: net income attributable to noncontrolling interests	—	—	(581)	—	(581)
Net income (loss) attributable to Rice Energy	$128,163	$193,355	$(44,554)	$(58,510)	$218,454

Statement of Operations for the Year Ended December 31, 2013
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating revenues:
Natural gas sales	$—	$87,847	$—	$—	$87,847
Gathering, compression and water services	—	—	83	—	83
Other revenue	—	763	(6)	—	757
Total operating revenues	—	88,610	77	—	88,687

Operating expenses:
Lease operating	—	8,309	—	—	8,309
Gathering, compression and transportation	—	8,362	—	—	8,362
Production taxes and impact fees	—	1,629	—	—	1,629
Exploration	—	9,951	—	—	9,951
Midstream operation and maintenance	—	—	1,412	—	1,412
Restricted unit expense	—	32,906	—	—	32,906
General and administrative	—	16,636	317	—	16,953
Depreciation, depletion and amortization	—	32,421	394	—	32,815
(Gain) loss from sale of interest in gas properties	—	4,230	—	—	4,230
Total operating expenses	—	114,444	2,123	—	116,567

Operating (loss)	—	(25,834)	(2,046)	—	(27,880)
Interest expense	—	(17,915)	—	—	(17,915)
Other (loss)	—	(357)	(83)	—	(440)
Gain on derivative instruments	—	6,891	—	—	6,891
Amortization of deferred financing costs	—	(5,230)	—	—	(5,230)
Loss on extinguishment of debt	—	(10,622)	—	—	(10,622)
Equity in income of joint ventures and subsidiaries	—	17,848	—	1,572	19,420
Net income (loss)	$—	$(35,219)	$(2,129)	$1,572	$(35,776)

Condensed Statement of Cash Flows for the Year Ended December 31, 2015
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(59,213)	$413,989	$85,547	$(27,336)	$412,987

Capital expenditures for property and equipment	(9,775)	(859,359)	(404,476)	27,336	(1,246,274)
Investment in subsidiaries	(421,063)	11,614	—	409,449	—
Acquisition of Greene County assets	—	19,054	—	—	19,054
Proceeds from sale of interest in gas properties	—	10,201	—	—	10,201
Net cash used in investing activities	(430,838)	(818,490)	(404,476)	436,785	(1,217,019)

Proceeds from borrowings	411,932	—	502,000	—	913,932
Repayments of debt obligations	(15,922)	(697)	(342,000)	—	(358,619)
Distributions to the Partnership’s public unitholders	—	—	(17,017)	—	(17,017)
Debt issuance costs	(9,320)	—	(946)	—	(10,266)
Proceeds from issuance of common stock sold in our IPO, net of offering costs	—	—	(129)	—	(129)
Proceeds from issuance of common units sold by RMP, net of offering costs	—	—	171,902	—	171,902
Contributions from parent, net	—	421,064	(11,615)	(409,449)	—
Net cash provided by financing activities	386,690	420,367	302,195	(409,449)	699,803

Increase (decrease) in cash	(103,361)	15,866	(16,734)	—	(104,229)
Cash, beginning of year	181,835	41,934	32,361	—	256,130
Cash, end of year	$78,474	$57,800	$15,627	$—	$151,901

Condensed Statement of Cash Flows for the Year Ended December 31, 2014
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$16,139	$96,147	$(27,211)	$—	$85,075

Capital expenditures for property and equipment	(8,588)	(684,541)	(277,145)	—	(970,274)
Acquisition of Marcellus joint venture, net of cash acquired	—	(27,766)	(55,000)	—	(82,766)
Acquisition of Momentum assets	—	(400)	(111,447)	—	(111,847)
Acquisition of Greene County assets	—	(329,469)	—	—	(329,469)
Proceeds from sale of interest in gas properties	—	12,891	—	—	12,891
Net cash used in investing activities	(8,588)	(1,029,285)	(443,592)	—	(1,481,465)

Proceeds from borrowings	900,000	190,000	—	—	1,090,000
Repayments of debt obligations	—	(689,873)	—	—	(689,873)
Restricted cash for convertible debt	—	8,268	—	—	8,268
Debt issuance costs	(19,522)	—	(5,021)	—	(24,543)
Proceeds from conversion of warrants	1,975	—	—	—	1,975
Proceeds from issuance of common stock sold in our IPO, net of offering costs	597,088	—	—	—	597,088
Proceeds from issuance of common stock sold in August 2014 Equity Offering, net of offering costs	196,254	—	—	—	196,254
Proceeds from issuance of common units sold in RMP IPO, net of offering costs	—	—	441,739	—	441,739
Contributions from parent, net	(1,501,511)	1,435,269	66,242	—	—
Net cash provided by financing activities	174,284	943,664	502,960	—	1,620,908
Increase (decrease) in cash	181,835	10,526	32,157	—	224,518
Cash, beginning of year	—	31,408	204	—	31,612
Cash, end of year	$181,835	$41,934	$32,361	$—	$256,130

Condensed Statement of Cash Flows for the Year Ended December 31, 2013
(in thousands)	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$34,428	$(756)	$—	$33,672

Capital expenditures for property and equipment	—	(406,179)	(59,208)	—	(465,387)
Proceeds from sale of interest in gas properties	—	6,792	—	—	6,792
Net cash used in investing activities	—	(399,387)	(59,208)	—	(458,595)

Proceeds from borrowings	—	435,500	—	—	435,500
Repayments of debt obligations	—	(160,760)	—	—	(160,760)
Restricted cash for convertible debt	—	(8,268)	—	—	(8,268)
Debt issuance costs	—	(12,194)	—	—	(12,194)
Common stock issuance	—	135,815	60,162	—	195,977
Repurchase of common stock	—	(2,267)	—	—	(2,267)
Net cash provided by financing activities	—	387,826	60,162	—	447,988
Increase (decrease) in cash	—	22,867	198	—	23,065
Cash, beginning of year	—	8,541	6	—	8,547
Cash, end of year	$—	$31,408	$204	$—	$31,612

22.	Quarterly Financial Information (Unaudited)
The Company’s quarterly financial information for the years ended December 31, 2015 and 2014 is as follows (in thousands):

Year ended December 31, 2015: (1)	First quarter	Second quarter	Third quarter	Fourth quarter
Total operating revenues	$109,539	$112,894	$143,621	$136,088
Total operating expenses	140,619	159,065	160,295	480,329
Operating loss	(31,080)	(46,171)	(16,674)	(344,241)
Net income (loss)	$4,687	$(63,519)	$65,084	$(274,251)
Net income (loss) attributable to Rice Energy	$152	$(69,683)	$58,950	$(280,755)
Earnings (loss) per share attributable to Rice Energy - basic	$—	$(0.51)	$0.43	$(2.06)
Earnings (loss) per share attributable to Rice Energy - diluted	$—	$(0.51)	$0.43	$(2.06)

Year ended December 31, 2014: (1)	First quarter	Second quarter	Third quarter	Fourth quarter
Total operating revenues	$90,477	$91,940	$79,128	$129,398
Total operating expenses	124,272	67,522	91,453	118,118
Operating income (loss)	(33,795)	24,418	(12,325)	11,280
Net income (loss)	$129,454	$(7,917)	$(6,861)	$104,360
Net income (loss) attributable to Rice Energy	$129,454	$(7,917)	$(6,861)	$103,779
Earnings (loss) per share attributable to Rice Energy - basic	$1.04	$(0.06)	$(0.05)	$0.76
Earnings (loss) per share attributable to Rice Energy - diluted	$1.03	$(0.06)	$(0.05)	$0.76

(1)	The sum of quarterly data in some cases may not equal the yearly total due to rounding.

23.	Supplemental Information on Gas-Producing Activities (Unaudited)
Capitalized costs relating to gas-producing activities are as follows:

	As of December 31,
(in thousands)	2015	2014
Proved properties	$1,811,279	$1,195,274
Unproved properties	1,071,523	1,003,449
	2,882,802	2,198,723
Accumulated depreciation and depletion	(501,958)	(215,905)
Net capitalized costs	$2,380,844	$1,982,818
Costs incurred for property acquisitions, exploration and development are as follows:

	For the Years Ended December 31,
(in thousands)	2015	2014	2013
Acquisitions:
Proved leaseholds	$—	$439,284	$—
Unproved leaseholds	100,172	233,185	305,000
Development costs	616,836	734,106	184,217
Exploration costs:
Geological and geophysical	1,276	4,018	9,951
Results of operations related to natural gas production are as follows:

	For the Years Ended December 31,
(in thousands)	2015	2014	2013
Revenues	$452,962	$385,438	$88,106
Production costs	201,980	67,032	18,300
Exploration costs	3,137	4,018	9,951
Depreciation, depletion and amortization	308,194	151,900	31,467
Incentive unit expense	33,873	86,020	—
Restricted unit expense	—	—	32,906
Impairment of gas properties	18,250	—	—
Impairment of goodwill	294,908	—	—
Acquisition costs	108	820	—
(Gain) loss from sale of interest in gas properties	(953)	—	4,230
Other expense	6,028	—	—
General and administrative expenses	78,592	46,229	13,778
Income tax expense	6,039	38,871	—
Results of operations from producing activities	$(497,194)	$(9,452)	$(22,526)

Reserve quantity information is as follows:

	For the Years Ended December 31,
(in MMcfe)	2015	2014	2013 (1)
Proved developed and undeveloped reserves:
Beginning of year	1,306,571	382,660	304,272
Acquisitions	—	282,391	—
Extensions and discoveries	869,038	692,239	100,626
Revision of previous estimates	(274,249)	47,018	757
Production	(201,328)	(97,737)	(22,995)
End of year	1,700,032	1,306,571	382,660

Proved developed reserves:
End of year	1,014,873	644,149	144,309
Proved undeveloped reserves:
End of year	685,159	662,422	238,351

(1)	Reflects the balances for Rice Drilling B. Amounts presented in the table exclude amounts attributable to our Marcellus joint venture for periods prior to the completion of our IPO in January 2014.
Acquisitions
For the year ended December 31, 2014, the Company added 282,391 MMcfe through its purchase of the remaining 50% interest in the Marcellus joint venture in January 2014 and the Greene County acreage acquisition in August 2014. Amounts presented for the year ended December 31, 2013 exclude amounts attributable to our Marcellus joint venture.
Extensions, Discoveries and Other Additions
The Company added 869,038 MMcfe through its drilling program in the Marcellus Shale and Utica Shale and also as a result of changes in the Company’s operational plans. The Company added 692,239 MMcfe and 100,626 MMcfe through its drilling program in the Marcellus Shale and Utica Shale in 2015 and in the Marcellus Shale in 2014 and 2013, respectively.

Revision of Previous Estimates
In 2015, the Company had net negative revisions of 274,249 MMcfe. Such revisions resulted from approximately 40 proved undeveloped locations that were removed from the Company’s estimate of reserves at December 31, 2014 and reclassified to the probable category due to changes in the Company’s operational plans, partially offset by 56,000 MMcfe of positive revisions to the Company’s proved developed locations from the Company’s estimate of reserves at December 31, 2014.
The reserve quantity information is limited to reserves which had been evaluated as of December 31, 2015. Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves are expected to be recovered from new wells after substantial development costs are incurred. Netherland, Sewell & Associates, Inc. reviewed 100% of the total net gas proved reserves attributable to the Company’s interests and the Company’s Marcellus joint venture as of December 31, 2015, 2014 and 2013.
The information presented represents estimates of proved natural gas reserves based on evaluations prepared by the independent petroleum engineering firms of Netherland, Sewell & Associates, Inc. in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. The Company’s independent reserve engineers were selected for their historical experience and geographic expertise in engineering unconventional resources. Since 1961, Netherland, Sewell & Associates, Inc. has evaluated oil and gas properties and independently certified petroleum reserves quantities in the United States and internationally.
Certain information concerning the assumptions used in computing the standardized measure of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented. Future cash inflows are computed by applying the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through, respectively, to the period-end quantities of those reserves. Natural gas prices are held constant throughout the lives of the properties.
The assumptions used to compute estimated future net revenues do not necessarily reflect the Company’s expectations of actual revenues or costs, or their present worth. In addition, variations from the expected production rates also could result directly or indirectly from factors outside of the Company’s control, such as unintentional delays in development, changes in prices or regulatory controls. The standardized measure calculation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, this could affect the amount of cash eventually realized.
Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved natural gas reserves at the end of the year, based on period-end costs and assuming continuation of existing economic conditions.
An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved natural gas reserves.

Information with respect to the Company’s estimated discounted future net cash flows related to its proved natural gas and oil reserves is as follows:

	As of December 31,
(in thousands)	2015	2014	2013 (1)
Future cash inflows	$4,497,738	$5,904,380	$1,496,294
Future production costs	(2,378,541)	(2,161,926)	(517,101)
Future development costs	(545,988)	(610,179)	(219,879)
Future income tax expense	—	(745,022)	—
Future net cash flows	1,573,209	2,387,253	759,314
10% annual discount for estimated timing of cash flows	(686,936)	(1,079,499)	(342,150)
Standardized measure of discounted future net cash flows (2)	$886,273	$1,307,754	$417,164

(1)	Reflects the balances for Rice Drilling B. Amounts presented in the table exclude amounts attributable to our Marcellus joint venture for periods prior to the completion of our IPO in January 2014.

(2)
Does not include the effects of income taxes on future revenues at December 31, 2013 because that period reflects the result of Rice Drilling B, our accounting predecessor, which was and currently is a limited liability company not subject to entity-level taxation. Accordingly, no provision for federal or state corporate income taxes has been provided because taxable income was passed through to Rice Drilling B’s equity holders. However, in connection with the closing of our IPO, as a result of the corporate reorganization, the Company became the sole member of Rice Drilling B. The Company is a corporation subject to federal income tax and, as such, its future income taxes will be dependent upon its future taxable income. Therefore, the cumulative effect of future income tax expense for the periods presented was included at December 31, 2015 and 2014.

For 2015, the reserves for the Company were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2015, adjusted for energy content and a regional price differential. For 2015, this adjusted natural gas price was $2.65, the adjusted oil price was $41.72 and the adjusted NGL price was $9.91.
For 2014, the reserves for the Company were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2014, adjusted for energy content and a regional price differential. For 2014, this adjusted natural gas price was $4.52 and the adjusted oil price was $85.70.
For 2013, the reserves for the Company were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2013, adjusted for energy content and a regional price differential. For 2013, this adjusted natural gas price was $3.91 per Mcf. We did not have proved reserves for oil in 2013.

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

	For the Years Ended December 31,
(in thousands)	2015	2014		2013 (1)
Balance at beginning of period	$1,307,754	$417,164		$102,218
Net change in prices and production costs	(949,774)	81,558		101,345
Net change in future development costs	4,251	(181,813)		29,336
Natural gas and oil net revenues	(312,269)	(291,023)		(68,135)
Extensions	370,636	930,534		114,489
Acquisitions	—	375,865	(2)	—
Revisions of previous quantity estimates	(274,503)	37,435		1,133
Previously estimated development costs incurred	122,532	62,653		66,894
Net change in taxes	436,319	(436,319)		—
Accretion of discount	174,407	70,937		10,230
Changes in timing and other	6,920	240,763		59,654
Balance at end of period	$886,273	$1,307,754		$417,164

(1)	Reflects the balances for Rice Drilling B. Amounts presented in the table exclude amounts attributable to our Marcellus joint venture for periods prior to the completion of our IPO in January 2014.

(2)	Reflects the purchase of the remaining 50% interest in the Marcellus joint venture in January 2014 and the Greene County acreage acquisition in August 2014.

(3)
Does not include the effects of income taxes on future revenues at December 31, 2013 because that period reflects the result of Rice Drilling B, our accounting predecessor, which was and currently is a limited liability company not subject to entity-level taxation. Accordingly, no provision for federal or state corporate income taxes has been provided because taxable income was passed through to Rice Drilling B’s equity holders. However, in connection with the closing of our IPO, as a result of the corporate reorganization, the Company became the sole member of Rice Drilling B. The Company is a corporation subject to federal income tax and, as such, its future income taxes will be dependent upon its future taxable income. Therefore, the cumulative effect of future income tax expense for the periods presented was included at December 31, 2015 and 2014.

The information below presents the supplemental information on gas-producing activities for our 50% investment in our Marcellus joint venture for the year ended December 31, 2013.
Costs incurred for property acquisitions, exploration and development related to the Company’s Marcellus joint venture are as follows (represents Rice Drilling B’s proportionate share):

(in thousands)	For the Year Ended December 31, 2013
Acquisitions:
Unproved leaseholds	$—
Development costs	46,571
Exploration costs:
Geological and geophysical	—
Total costs incurred	$46,571
The following table presents the Company’s share of the results of operations related to natural gas production of the Marcellus joint venture (represents Rice Drilling B’s proportionate share):

(in thousands)	For the Year Ended December 31, 2013
Revenues	$45,339
Production costs	12,557
Impairment of oil and gas properties	—
Depreciation, depletion and accretion	12,500
General and administrative expenses	1,557
Results of operations from producing activities	$18,725
Reserve quantity information is as follows for the Marcellus joint venture (represents Rice Drilling B’s proportionate share):

Natural Gas (MMcf)
(in thousands)	For the Year Ended December 31, 2013
Proved developed and undeveloped reserves:
Beginning of year	128,118
Extensions and discoveries	19,812
Revision of previous estimates	(26,803)
Production	(11,443)
End of year	109,684
Proved developed reserves:
End of year	52,370
Proved undeveloped reserves:
End of year	57,314
Rice Drilling B’s 50% equity interest in the Marcellus joint venture added 19,812 MMcf through its drilling program in the Marcellus Shale in 2013. In 2013, Rice Drilling B’s 50% equity interest in the Marcellus joint venture had net negative revisions of 26,803 MMcf due primarily to performance revisions.

Information with respect to the Company’s share of the Marcellus joint venture’s estimated discounted future net cash flows related to its proved natural gas reserves is as follows:

(in thousands)	As of December 31, 2013
Future cash inflows	$427,167
Future production costs	(132,427)
Future development costs	(46,344)
Future net cash flows	248,396
10% annual discount for estimated timing of cash flows	(102,293)
Standardized measure of discounted future net cash flows (1)	$146,103

(1)
Does not include the effects of income taxes on future revenues at December 31, 2013 because that period reflects the result of Rice Drilling B, our accounting predecessor, which was and currently is a limited liability company not subject to entity-level taxation. Accordingly, no provision for federal or state corporate income taxes has been provided because taxable income was passed through to Rice Drilling B’s equity holders. However, in connection with the closing of our IPO, as a result of the corporate reorganization, the Company became the sole member of Rice Drilling B. The Company is a corporation subject to federal income tax and, as such, its future income taxes will be dependent upon its future taxable income.

For 2013, the reserves for the Marcellus joint venture were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2013, adjusted for energy content and a regional price differential. For 2013, this adjusted gas price was $3.90 per Mcf.

The following is for the Marcellus joint venture (represents Rice Drilling B’s proportionate share), the principal sources of changes in the standardized measure of discounted future net cash flows:

(in thousands)	For the Year Ended December 31, 2013
Balance at beginning of period	$71,077
Net change in prices and production costs	81,974
Net change in future development costs	2,781
Natural gas net revenues	(32,782)
Extensions	18,950
Revisions of previous quantity estimates	(14,752)
Previously estimated development costs incurred	31,253
Accretion of discount	7,111
Changes in timing and other	(19,509)
Balance at end of period	$146,103

Report of Independent Auditors
The Partners of
Alpha Shale Resources, LP

We have audited the accompanying financial statements of Alpha Shale Resources, LP, which comprise the balance sheets as of December 31, 2013, and the related statement of operations, partners’ capital and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpha Shale Resources, LP at December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 21, 2014

ALPHA SHALE RESOURCES, LP
BALANCE SHEET

(in thousands)	December 31, 2013
Assets
Current assets:
Cash	$11,299
Accounts receivable	14,842
Receivable from affiliate	10
Prepaid expenses and other	93
Total current assets	26,244

Gas collateral account	295
Proved natural gas properties, net	182,333
Property and other equipment, net	83
Deferred financing costs, net	851
Other non-current assets	1,010
Total assets	$210,816

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$20,024
Royalties payable	6,831
Accrued interest	16
Accrued capital expenditures	1,775
Other accrued liabilities	2,048
Leasehold payables	69
Derivative liabilities	2,427
Payable to affiliate	2,026
Total current liabilities	35,216

Long-term liabilities:
Long-term debt	75,400
Leasehold payable	69
Other long-term liabilities	712
Total liabilities	111,397
Partners’ capital	99,419
Total liabilities and partners’ capital	$210,816
See accompanying Notes to Financial Statements.

ALPHA SHALE RESOURCES, LP
STATEMENT OF OPERATIONS

(in thousands)	Year Ended December 31, 2013
Revenue:
Natural gas sales	$90,677

Operating expenses:
Depreciation, depletion and amortization	25,008
Gathering, compression and transportation	15,663
Lease operating	8,193
Production taxes and impact fees	1,258
Loss on impairment of natural gas properties	146
General and administrative expenses	3,258
Total operating expenses	53,524
Operating income	37,153

Other income (expense):
Other expense	(796)
Gain on derivative instruments	3,347
Amortization of deferred financing costs	(164)
Interest expense	(880)
Total other income	1,507
Net income	$38,660
See accompanying Notes to Financial Statements.

ALPHA SHALE RESOURCES, LP
STATEMENT OF CASH FLOWS

(in thousands)	Year Ended December 31, 2013
Cash flows from operating activities:
Net income	$38,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	25,008
Amortization of deferred financing costs	164
Loss on impairment of natural gas properties	146
Derivative instruments fair value gain	(3,347)
(Increase) decrease in:
Accounts receivable	(9,126)
Prepaid expenses and other	15
Cash receipts for settled derivatives	4,627
Increase (decrease) in:
Accounts payable	69
Royalties payable	4,749
Other accrued expenses	929
Payable to affiliate	(6,512)
Net cash provided by operating activities	55,381

Cash flows from investing activities:
Capital expenditures for natural gas properties	(94,099)
Net cash used in investing activities	(94,099)

Cash flows from financing activities:
Proceeds from borrowings	46,200
Debt issuance costs	(628)
Net cash provided by financing activities	45,572

Net increase in cash	6,854
Cash at the beginning of the year	4,445
Cash at the end of the year	$11,299

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures for natural gas properties financed by accounts payable	$19,599
Capital expenditures for natural gas properties financed by other accrued liabilities	1,775
Natural gas properties financed through deferred payment obligations	138
See accompanying Notes to Financial Statements.

ALPHA SHALE RESOURCES, LP
STATEMENT OF PARTNERS’ CAPITAL
YEAR ENDED DECEMBER 31, 2013

(in thousands)	Managing General Partner	Limited Partners	Total
Balance as of December 31, 2012	$61	$60,698	$60,759
Net income	39	38,621	38,660
Balance as of December 31, 2013	$100	$99,319	$99,419
See accompanying Notes to Financial Statements.

1.	Summary of Significant Accounting Policies and Related Matters
Organization and Operations
These financial statements present the activities for Alpha Shale Resources, LP (hereinafter referred to as the “Partnership”). The Partnership was organized as a limited partnership in accordance with the laws of the State of Delaware on February 3, 2010 (date of inception) through funding from its limited partners, Rice Drilling C, LLC (“Rice C”); a wholly-owned subsidiary of Rice Drilling B, LLC (“Rice B”) which in turn is a wholly-owned subsidiary of Rice Energy Inc. (“Rice Energy Inc.”); Foundation PA Coal Company, LLC (“PA Coal”), which is a wholly-owned indirect subsidiary of Alpha Natural Resources, Inc. (“ANR Holdings”); and its managing general partner, Alpha Shale Holdings, LLC (“Holdings”).  According to the terms of the limited partnership agreement, revenues, costs and cash distributions of the Partnership are allocated 49.95% each to PA Coal and Rice and 0.10% to Holdings.
The Partnership is engaged primarily in the acquisition, exploration, development, production and sale of natural gas in the Marcellus Shale region of southwestern Pennsylvania.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in these estimates are recorded when known.
Revenue Recognition
Sales of natural gas are recognized when natural gas has been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. Natural gas is sold by the Partnership under contract with the Partnership’s natural gas marketer and only current customer. Pricing provisions are generally tied to the Platts Gas Daily market prices.
Cash
The Partnership maintains cash at financial institutions which may at times exceed federally insured amounts and which may at times significantly exceed balance sheet amounts due to outstanding checks. The Partnership has no other accounts that are considered cash equivalents.
Accounts Receivable
Accounts receivable are primarily from the Partnership’s sole gas marketer. The Partnership extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. A valuation allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for the year ended December 31, 2013 in the financial statements.

(in thousands)	December 31, 2013
Natural gas sales	$14,458
Other	385
Total accounts receivable	$14,843

Natural Gas Properties
The Partnership uses the successful efforts method of accounting for gas-producing activities. Costs to acquire mineral interests in natural gas properties, to drill and equip exploratory wells that result in proved reserves are capitalized. Costs to drill exploratory wells that do not identify proved reserves as well as geological and geophysical costs and cost of carrying and retaining unproved properties are expensed.
Unproved natural gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Management determined that no impairment allowance was necessary as of December 31, 2013. Capitalized costs of producing natural gas properties and support equipment directly related to such properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment not directly related to natural gas properties are depreciated over their estimated useful lives.
The Partnership assesses its proved natural gas properties for possible impairment on an annual basis, as events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Management determined that no impairment allowance was necessary as of December 31, 2013. During 2013, it was decided by the Operating Committee of the Partnership not to complete three vertical wells that had previously commenced drilling, as such an impairment charge of $0.1 million was recorded during the year ended December 31, 2013.
Partnership estimates of proved reserves are based on quantities of natural gas that engineering and geological analysis demonstrates, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic conditions. External engineers prepare the annual reserve and economic evaluation of all properties on a well-by-well basis. Additionally, the Partnership adjusts natural gas reserves for major well rework or abandonment during the year as needed. The process of estimating and evaluating natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates represent the Partnership’s most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates over time. Because estimates of reserves significantly affect the Partnership’s depreciation, depletion and amortization expense, as well as its impairment assessment of proved properties, a change in the Partnership’s estimated reserves could have a material effect on the Partnership’s net income or loss.
On the sale of an entire interest in an unproved property for cash, a gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained unless the proceeds received are in excess of the cost basis which would result in gain on sale.
Interest
The Partnership capitalizes interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. The following table summarizes the components of the Partnership’s interest incurred for the year indicated (in thousands):

Year Ended December 31, 2013
Interest capitalized	$216
Interest expensed	880
Total incurred	$1,096
Property and Other Equipment
Property and other equipment is recorded at cost and is being depreciated over estimated useful lives of five to fifteen years on a straight-line basis. Accumulated depreciation was $18 thousand at December 31, 2013. Depreciation expense was $9 thousand for the year ended December 31, 2013, and is included in depreciation, depletion and amortization expense in the accompanying statement of operations.
Long-Lived Assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amount or fair value less selling costs.
Deferred Financing Costs
Deferred financing costs are amortized on a straight-line basis over the term of the related agreement. Accumulated amortization was $0.2 million at December 31, 2013. Amortization expense was $0.2 million for the year ended December 31, 2013. The annual amortization of deferred financing costs for years subsequent to December 31, 2013 is expected to be $0.3 million in each of the years through 2016 and $0.2 million in 2017.
Asset Retirement Obligations
The Partnership records the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. For gas properties, this is the period in which a gas well is acquired or drilled. The Partnership’s retirement obligations relate to the abandonment of gas-producing facilities and include costs to dismantle and relocate or dispose of the production platforms, gathering systems, wells and related structures. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.
When a new liability is recorded, the Partnership capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the units of production basis.
Lease Obligations
The Partnership leases drilling rights under agreements which expire at various times. As of December 31, 2013, future minimum lease payments under these agreements expected to be paid during 2014 and 2015 are $0.1 million and $0.1 million, respectively, and are included as leasehold payables in the accompanying balance sheets.
Income Taxes
The Partnership is treated as a limited partnership for federal and state income tax purposes. Consequently, the Partnership is not subject to income taxes; instead its partners include the income in their tax returns.

2.	Capitalized Costs Relating to Natural Gas-Producing Activities
Proved and unproved capitalized costs related to the Partnership’s natural gas-producing activities are as follows (in thousands):

December 31, 2013
Capitalized costs:
Proved, producing properties	$173,117
Proved, non-producing properties	45,861
Total	218,978
Accumulated depreciation, depletion and amortization	36,645
Net capitalized costs	$182,333

3.	Long-Term Debt
The Partnership had long-term debt outstanding as follows (in thousands):

Description	December 31, 2013
Long-term Debt
Wells Fargo Credit Facility	$75,400
Total long-term debt	$75,400
Wells Fargo Credit Facility
On September 7, 2012, the Partnership entered into a credit agreement (“Wells Fargo Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”). The maximum credit amount allowed under the promissory note agreement is $200.0 million, payable at maturity with interest only due in monthly installments at the higher of the prime rate, the federal funds rate plus 0.5% or the adjusted LIBOR plus 1%; all unpaid balances are due September 7, 2017; secured by substantially all assets of the Partnership. The weighted average interest rate was 2.42% as of December 31, 2013. As of December 31, 2013, the Partnership issued letters of credit of $10.4 million with Wells Fargo as required by the Partnership’s natural gas marketer. The borrowing base as of December 31, 2013 was $145.0 million with approximately $59.2 million undrawn at that date. This credit facility was repaid using proceeds from the Rice Energy Inc. IPO during the first quarter of 2014.
The Wells Fargo Credit Facility provides for borrowings to be used for the purpose of funding capital expenditures related to the Partnership’s drilling program, providing working capital for lease acquisitions, exploration and production operations, and development (including the drilling and completion of producing wells), and for general business purposes, including fees and expenses. The Wells Fargo Credit Facility is subject to a maximum borrowing base equal to the maximum value, for credit purposes, of the subject properties as determined by Wells Fargo in accordance with its customary lending practices. The borrowing base is determined by the lenders on a quarterly basis and such determination is primarily based upon the value of the Partnership’s proved developed reserves. If the lenders were to decrease the borrowing base below the amounts outstanding under the facility, the Partnership would have to repay these amounts within 30 days, repay these amounts in six monthly installments, or add sufficient collateral value.
The Wells Fargo Credit Facility is subject to certain covenants which are ordinary to such credit facilities and include, among other things, minimum financial ratios, restrictions as to additional debt and changes to the Partnership’s structure. The Partnership was in compliance with such covenants and ratios as of December 31, 2013.
Interest paid in cash was $1.5 million for the year ended December 31, 2013. See Note 1 for information on capitalized interest.

4.	Fair Value of Financial Instruments
The Partnership determines fair value on a recurring basis for its amounts related to its derivative instruments as the amounts are required to be recorded at fair value each reporting period. Fair value is based on quoted market prices, where available. If quoted market prices are not available, fair value is based upon models that use as inputs market-based parameters, including but not limited to forward curves, discount rates, broker quotes, volatilities, and nonperformance risk.
The Partnership has categorized its fair value measurements into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). All of the Partnership’s fair value measurements are included in Level 2. Since the adoption of fair value accounting, the Partnership has not made any changes to its classification of financial instruments in each category.
Items included in Level 2 are valued using management’s best estimate of fair value corroborated by third-party quotes.
The following items were measured at fair value on a recurring basis during the period (refer to Note 7 for details relating to derivative instruments) (in thousands):

	December 31, 2013	Fair Value Measurements at Reporting Date Using
Description		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative Instruments, at fair value	$1,010	$—	$1,010	$—
Total assets	$1,010	$—	$1,010	$—

Liabilities:
Derivative Instruments, at fair value	$2,427	$—	$2,427	$—
Total liabilities	$2,427	$—	$2,427	$—
The carrying amount of cash, receivables and accounts payable approximate their fair value due to the short-term nature of such instruments.

The estimated fair value of long-term debt on the balance sheet at December 31, 2013 is shown in the table below (refer to Note 3 for details relating to the borrowing arrangements (in thousands). The fair value was estimated using Level 3 inputs based on rates reflective of the remaining maturity as well as the Partnership’s financial position.

Description	December 31, 2013
Long-term debt, at fair value:
Wells Fargo Credit Facility	$75,400
Total	$75,400

5.	Asset Retirement Obligations
The Partnership is subject to certain legal requirements which result in recognition of a liability related to the obligation to incur future plugging and abandonment costs. The Partnership records a liability for such asset retirement obligations and capitalizes a corresponding amount for asset retirement costs. The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at the Partnership’s credit adjusted risk-free rate. A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for the year ended December 31, 2013 is as follows (in thousands):

Balance at December 31, 2012	$542
Liabilities incurred	110
Accretion expense	60
Balance at December 31, 2013	$712

6.	Partners’ Capital
The Partnership consists of three partners: Holdings, which is the managing general partner, and PA Coal and Rice C, the limited partners. The Partnership authorized and issued 10,000 units during 2010. In February 2010, Holdings contributed $6 thousand for 10 units, or a 0.10% ownership, and PA Coal and Rice each contributed $3.0 million for 4,995 shares, or 49.95% ownership each. In 2013, the managing partner contributed an additional $39 thousand and the limited partners contributed an additional $38.6 million.
Since inception, the three partners have continued to make additional contributions into the Partnership, in accordance with ownership percentages, and no additional units were issued as depicted on the statements of changes in partners’ capital.

7.	Derivative Instruments
The Partnership uses derivative commodity instruments that are placed with major financial institutions whose creditworthiness is regularly monitored. Our derivative counterparties share in the Credit Agreement collateral. The Partnership’s derivative commodity instruments have not been designated as hedges for accounting purposes; therefore, all gains and losses were recognized in income currently. As of December 31, 2013, the Partnership entered into derivative instruments with Wells Fargo Bank, N.A. and Bank of Montreal fixing the price it receives for natural gas through December 31, 2017, as summarized in the following table:

Swap Contract Expiration	MMbtu/day	Weighted Average Price
2014	83,648	$4.120
2015	33,240	$4.173
2016	30,000	$4.127
2017	30,000	$4.127

Collar Contract Expiration	MMbtu/day	Floor/Ceiling
2015	25,000	$3.750/$5.000

The following is a summary of the Partnership’s derivative instruments, which are recorded in the balance sheet as of December 31, 2013 (in thousands):

December 31, 2013
Current derivative assets	$1,140
Long-term derivative assets	1,577
$2,717
Current derivative liabilities	$3,567
Long-term derivative liabilities	567
$4,134
Net current value of derivative liabilities	$(2,427)
Net long-term value of derivative assets	$1,010
The following tables present the gross amounts of recognized derivative assets and liabilities, the amounts offset under netting arrangements with counterparties, and the resulting net amounts presented in the consolidated balance sheets for the periods presented, all at fair value:

	December 31, 2013
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset on Balance Sheet	Net Amounts of Assets (Liabilities) on Balance Sheet
Derivative assets	$3,719	$(1,002)	$2,717
Derivative liabilities	$736	$(4,870)	$(4,134)
Both realized and unrealized gains and losses are recorded as a gain or loss on derivatives in the consolidated statement of operations under other income/expense. Unrealized losses were $1.3 million for the year ended December 31, 2013. Realized gains related to contract settlements were $4.6 million for the year ended December 31, 2013.

8.	Commitments and Contingencies
The Partnership is involved in various litigation matters arising in the normal course of business. Management is not aware of any actions that are expected to have a material adverse effect on its financial position or results of operations.
The Partnership has drilling commitments which management expects to meet in the ordinary course of business.

9.	Related-Party Transactions
During the years ended December 31, 2013, the Partnership was billed for management services provided in the amount of $2.1 million, which is included with general and administrative expenses on the statement of operations. As of December 31, 2013, $2.0 million of costs were due to related entities and recorded as payable to affiliate on the balance sheets. Included in the 2013 amount are management service fees as described above as well as fees for gathering and transportation incurred by the Partnership that were billed to related parties.
Payments totaling $1.2 million were made during the year ended December 31, 2013 to Geological Engineering Services, Inc. (“GES”) in respect of consultancy services. GES is a drilling and completion engineering consulting company specializing in unconventional reservoirs like the Marcellus Shale. John P. LaVelle, Rice Energy’s Vice President of Drilling, served as president of GES from February 1994 until February 2010. There were no amounts outstanding between the Partnership and GES as of any period presented.

10.	Subsequent Events
Transaction Agreement
On January 29, 2014, pursuant to the Transaction Agreement between Rice Energy Inc., Rice C and Alpha Holdings dated as of December 6, 2013 (the “Transaction Agreement”), Rice Energy Inc. completed their acquisition of Alpha Holdings’ 50% interest in the Partnership in exchange for total consideration of $300 million, consisting of $100 million of cash and the issuance to Alpha Holdings of 9,523,810 shares of Rice Energy Inc. common stock.

Subsequent events have been considered for disclosure and recognition through March 21, 2014, the same date the financial statements were available to be issued.

11.	Supplemental Information on Gas-Producing Activities (Unaudited)
Costs incurred for property acquisitions, exploration and development for the year ended December 31, 2013 are as follows (in thousands):

For the Years Ended December 31, 2013
Acquisitions:
Unproved leaseholds	$—
Development costs	93,142
Exploration costs:
Geological and geophysical	—
Total costs incurred	$93,142

The following table presents the results of operations related to natural gas production (in thousands):

For the Years Ended December 31, 2013
Revenues	$90,677
Production costs	25,114
Impairment of gas properties	—
Depreciation, depletion and amortization	25,000
General and administrative expenses	3,114
Results of operations from producing activities	$37,449

Reserve quantity information for the year ended December 31, 2013 are as follows (in thousands):

2013
Proved developed and undeveloped reserves:
Beginning of year	256,236
Extensions and discoveries	39,623
Revision of previous estimates	(53,605)
Production	(22,886)
End of year	219,368
Proved developed reserves:
End of year	104,741
Proved developed reserves:
End of year	114,627
The Partnership added 39,623 MMcf through its drilling program in the Marcellus Shale in 2013. In 2013, the Partnership had net negative revisions of 53,605 MMcf due primarily to performance revisions.
Information with respect to estimated discounted future net cash flows related to its proved natural gas reserves as of December 31, 2013 is as follows (in thousands):

2013
Future cash inflows	$854,334
Future production costs	(264,853)
Future development costs	(92,689)
Future net cash flows	496,792
10% annual discount for estimated timing of cash flows	(204,586)
Standardized measure of discounted future net cash flows	$292,206
For 2013, the reserves were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2013, adjusted for energy content and a regional price differential. For 2013, this adjusted gas price was $3.90 per Mcf.
The following is the principal sources of changes in the standardized measure of discounted future net cash flows (in thousands):

2013
Balance at beginning of period	$142,154
Net change in prices and production costs	163,948
Net change in future development costs	5,563
Natural gas net revenues	(65,563)
Extensions	37,901
Revisions of previous quantity estimates	(29,504)
Previously estimated development costs incurred	62,507
Accretion of discount	14,222
Changes in timing and other	(39,022)
Balance at end of period	$292,206